Exhibit 99.2

THIS DISCLOSURE STATEMENT IS BEING SUBMITTED FOR CONDITIONAL APPROVAL BUT HAS NOT YET BEEN APPROVED BY THE BANKRUPTCY COURT. THIS IS NOT A SOLICITATION OF ACCEPTANCE OR REJECTION OF THE PLAN. ACCEPTANCES OR REJECTIONS MAY NOT BE SOLICITED UNTIL A DISCLOSURE STATEMENT HAS BEEN CONDITIONALLY APPROVED BY THE BANKRUPTCY COURT. THE INFORMATION IN THIS DISCLOSURE STATEMENT IS SUBJECT TO CHANGE. THIS DISCLOSURE STATEMENT IS NOT AN OFFER TO SELL ANY SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY ANY SECURITIES.

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE SOUTHERN DISTRICT OF TEXAS

HOUSTON DIVISION

)
In re:	)	Chapter 11
)
WHITING PETROLEUM CORPORATION, et al.,[1]	)	Case No. 20-32021 (DRJ)
)
Debtors.	)	(Jointly Administered)
)

DISCLOSURE STATEMENT RELATING

TO THE JOINT CHAPTER 11 PLAN OF REORGANIZATION OF

WHITING PETROLEUM CORPORATION AND ITS DEBTOR AFFILIATES

JACKSON WALKER L.L.P.	KIRKLAND & ELLIS LLP
Matthew D. Cavenaugh (TX Bar No. 24062656)	KIRKLAND & ELLIS INTERNATIONAL LLP
Jennifer F. Wertz (TX Bar No. 24072822)	Gregory F. Pesce (admitted pro hac vice)
Veronica A. Polnick (TX Bar No. 24079148)	300 North LaSalle Street
1401 McKinney Street, Suite 1900	Chicago, Illinois 60654
Houston, Texas 77010	Telephone: (312) 862-2000
Telephone: (713) 752-4200	Facsimile: (312) 862-2200
Facsimile: (713) 752-4221	Email: gregory.pesce@kirkland.com
Email: mcavenaugh@jw.com jwertz@jw.com	-and-
vpolnick@jw.com
Stephen Hessler, P.C. (admitted pro hac vice)
-and-	601 Lexington Avenue
New York, New York 10022
KIRKLAND & ELLIS LLP	Telephone: (212) 446-4800
KIRKLAND & ELLIS INTERNATIONAL LLP	Facsimile: (212) 446-4900
Brian Schartz, P.C. (TX Bar No. 24099361)	Email: stephen.hessler@kirkland.com
Anna Rotman, P.C. (TX Bar No. 24046761) 609 Main Street
Houston, Texas 77002
Telephone: (713) 836-3600
Facsimile: (713) 836-3601
Email: brian.schartz@kirkland.com
anna.rotman@kirkland.com

Proposed Co-Counsel to the Debtors and Debtors in Possession

Dated: April 23, 2020

[1]

The debtors in these chapter 11 cases, along with the last four digits of each debtor’s federal tax identification number, are: Whiting Canadian Holding Company Unlimited Liability Corporation (3662); Whiting Petroleum Corporation (8515); Whiting US Holding Company (2900); Whiting Oil and Gas Corporation (8829); and Whiting Resources Corporation (1218). The location of the debtors’ service address is: 1700 Lincoln Street, Suite 4700, Denver, Colorado 80203.

IMPORTANT INFORMATION ABOUT THIS DISCLOSURE STATEMENT 2

THE DEBTORS ARE PROVIDING THE INFORMATION IN THIS DISCLOSURE STATEMENT TO HOLDERS OF CLAIMS AND INTERESTS ENTITLED TO VOTE FOR PURPOSES OF SOLICITING VOTES TO ACCEPT OR REJECT THE PLAN. NOTHING IN THIS DISCLOSURE STATEMENT MAY BE RELIED UPON OR USED BY ANY ENTITY FOR ANY OTHER PURPOSE. BEFORE DECIDING WHETHER TO VOTE FOR OR AGAINST THE PLAN, EACH HOLDER ENTITLED TO VOTE SHOULD CAREFULLY CONSIDER ALL OF THE INFORMATION IN THIS DISCLOSURE STATEMENT, INCLUDING THE RISK FACTORS DESCRIBED IN ARTICLE VIII HEREIN.

THE PLAN IS SUPPORTED BY THE DEBTORS AND THE CONSENTING CREDITORS HOLDING APPROXIMATELY [•] PERCENT OF THE SENIOR NOTES CLAIMS THAT HAVE EXECUTED THE RESTRUCTURING SUPPORT AGREEMENT. THE DEBTORS URGE HOLDERS OF CLAIMS AND INTERESTS WHOSE VOTES ARE BEING SOLICITED TO VOTE TO ACCEPT THE PLAN.

THE DEBTORS URGE EACH HOLDER OF A CLAIM OR INTEREST ENTITLED TO VOTE TO CONSULT WITH ITS OWN ADVISORS WITH RESPECT TO ANY LEGAL, FINANCIAL, SECURITIES, TAX, OR BUSINESS ADVICE IN REVIEWING THIS DISCLOSURE STATEMENT, THE PLAN, AND THE TRANSACTIONS CONTEMPLATED THEREBY. FURTHERMORE, THE BANKRUPTCY COURT’S APPROVAL OF THE ADEQUACY OF THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT DOES NOT CONSTITUTE THE BANKRUPTCY COURT’S APPROVAL OF THE PLAN.

THIS DISCLOSURE STATEMENT CONTAINS, AMONG OTHER THINGS, SUMMARIES OF THE PLAN, CERTAIN STATUTORY PROVISIONS, AND CERTAIN ANTICIPATED EVENTS IN THE CHAPTER 11 CASES. ALTHOUGH THE DEBTORS BELIEVE THAT THESE SUMMARIES ARE FAIR AND ACCURATE, THESE SUMMARIES ARE QUALIFIED IN THEIR ENTIRETY TO THE EXTENT THAT THEY DO NOT SET FORTH THE ENTIRE TEXT OF SUCH DOCUMENTS OR STATUTORY PROVISIONS OR EVERY DETAIL OF SUCH ANTICIPATED EVENTS. IN THE EVENT OF ANY INCONSISTENCY OR DISCREPANCY BETWEEN A DESCRIPTION IN THIS DISCLOSURE STATEMENT AND THE TERMS AND PROVISIONS OF THE PLAN OR ANY OTHER DOCUMENTS INCORPORATED HEREIN BY REFERENCE, THE PLAN OR SUCH OTHER DOCUMENTS WILL GOVERN FOR ALL PURPOSES. FACTUAL INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT HAS BEEN PROVIDED BY THE DEBTORS’ MANAGEMENT EXCEPT WHERE OTHERWISE SPECIFICALLY NOTED. THE DEBTORS DO NOT REPRESENT OR WARRANT THAT THE INFORMATION CONTAINED HEREIN OR ATTACHED HERETO IS WITHOUT ANY MATERIAL INACCURACY OR OMISSION.

IN PREPARING THIS DISCLOSURE STATEMENT, THE DEBTORS RELIED ON FINANCIAL DATA DERIVED FROM THE DEBTORS’ BOOKS AND RECORDS AND ON VARIOUS ASSUMPTIONS REGARDING THE DEBTORS’ BUSINESSES. WHILE THE DEBTORS BELIEVE THAT SUCH FINANCIAL INFORMATION FAIRLY REFLECTS THE FINANCIAL CONDITION OF THE DEBTORS AS OF THE DATE HEREOF AND THAT THE ASSUMPTIONS REGARDING FUTURE EVENTS REFLECT REASONABLE BUSINESS JUDGMENTS, NO REPRESENTATIONS OR WARRANTIES ARE MADE AS TO THE ACCURACY OF THE FINANCIAL INFORMATION CONTAINED HEREIN OR ASSUMPTIONS REGARDING THE DEBTORS’ BUSINESSES AND THEIR FUTURE RESULTS AND OPERATIONS. THE DEBTORS EXPRESSLY CAUTION READERS NOT TO PLACE UNDUE RELIANCE ON ANY FORWARD-LOOKING STATEMENTS CONTAINED HEREIN.

THIS DISCLOSURE STATEMENT DOES NOT CONSTITUTE, AND MAY NOT BE CONSTRUED AS, AN ADMISSION OF FACT, LIABILITY, STIPULATION, OR WAIVER. THE DEBTORS OR ANY OTHER AUTHORIZED PARTY MAY SEEK TO INVESTIGATE, FILE, AND PROSECUTE CLAIMS AND MAY OBJECT TO CLAIMS AFTER THE CONFIRMATION OR EFFECTIVE DATE OF THE PLAN IRRESPECTIVE OF WHETHER THIS DISCLOSURE STATEMENT IDENTIFIES ANY SUCH CLAIMS OR OBJECTIONS TO CLAIMS.

THE DEBTORS ARE MAKING THE STATEMENTS AND PROVIDING THE FINANCIAL INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT AS OF THE DATE HEREOF, UNLESS OTHERWISE SPECIFICALLY NOTED. ALTHOUGH THE DEBTORS MAY SUBSEQUENTLY UPDATE THE INFORMATION IN THIS DISCLOSURE STATEMENT, THE DEBTORS HAVE NO AFFIRMATIVE DUTY TO DO SO, AND EXPRESSLY DISCLAIM ANY DUTY TO PUBLICLY UPDATE ANY FORWARD-LOOKING STATEMENTS, WHETHER AS A

[2]

Capitalized terms used but not otherwise defined in this Disclosure Statement shall have the meaning ascribed to such terms in the Joint Chapter 11 Plan of Reorganization of Whiting Petroleum Corporation and Its Debtor Affiliates (the “Plan”). The summary of the Plan provided herein is qualified in its entirety by reference to the Plan. In the case of any inconsistency between this Disclosure Statement and the Plan, the Plan will govern.

RESULT OF NEW INFORMATION, FUTURE EVENTS, OR OTHERWISE. HOLDERS OF CLAIMS AND INTERESTS REVIEWING THIS DISCLOSURE STATEMENT SHOULD NOT INFER THAT, AT THE TIME OF THEIR REVIEW, THE FACTS SET FORTH HEREIN HAVE NOT CHANGED SINCE THIS DISCLOSURE STATEMENT WAS FILED. INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION, MODIFICATION, OR AMENDMENT. THE DEBTORS RESERVE THE RIGHT TO FILE AN AMENDED OR MODIFIED PLAN AND RELATED DISCLOSURE STATEMENT FROM TIME TO TIME, SUBJECT TO THE TERMS OF THE PLAN AND THE RESTRUCTURING SUPPORT AGREEMENT.

THE DEBTORS HAVE NOT AUTHORIZED ANY ENTITY TO GIVE ANY INFORMATION ABOUT OR CONCERNING THE PLAN OTHER THAN THAT WHICH IS CONTAINED IN THIS DISCLOSURE STATEMENT. THE DEBTORS HAVE NOT AUTHORIZED ANY REPRESENTATIONS CONCERNING THE DEBTORS OR THE VALUE OF THEIR PROPERTY OTHER THAN AS SET FORTH IN THIS DISCLOSURE STATEMENT.

IF THE PLAN IS CONFIRMED BY THE BANKRUPTCY COURT AND THE EFFECTIVE DATE OCCURS, ALL HOLDERS OF CLAIMS OR INTERESTS (INCLUDING THOSE HOLDERS OF CLAIMS OR INTERESTS WHO DO NOT SUBMIT BALLOTS TO ACCEPT OR REJECT THE PLAN, WHO VOTE TO REJECT THE PLAN, OR WHO ARE NOT ENTITLED TO VOTE ON THE PLAN) WILL BE BOUND BY THE TERMS OF THE PLAN AND THE RESTRUCTURING TRANSACTION CONTEMPLATED THEREBY.

THE CONFIRMATION AND EFFECTIVENESS OF THE PLAN ARE SUBJECT TO CERTAIN MATERIAL CONDITIONS PRECEDENT DESCRIBED HEREIN AND SET FORTH IN ARTICLE X OF THE PLAN. THERE IS NO ASSURANCE THAT THE PLAN WILL BE CONFIRMED, OR IF CONFIRMED, THAT THE CONDITIONS REQUIRED TO BE SATISFIED FOR THE PLAN TO GO EFFECTIVE WILL BE SATISFIED (OR WAIVED).

YOU ARE ENCOURAGED TO READ THE PLAN AND THIS DISCLOSURE STATEMENT IN ITS ENTIRETY, INCLUDING ARTICLE VIII, ENTITLED “RISK FACTORS,” WHICH BEGINS ON PAGE 32, BEFORE SUBMITTING YOUR BALLOT TO VOTE ON THE PLAN.

THE BANKRUPTCY COURT’S CONDITIONAL APPROVAL OF THIS DISCLOSURE STATEMENT DOES NOT CONSTITUTE A GUARANTEE BY THE BANKRUPTCY COURT OF THE ACCURACY OR COMPLETENESS OF THE INFORMATION CONTAINED HEREIN OR AN ENDORSEMENT BY THE BANKRUPTCY COURT OF THE MERITS OF THE PLAN.

SUMMARIES OF THE PLAN AND STATEMENTS MADE IN THIS DISCLOSURE STATEMENT ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE PLAN. THE SUMMARIES OF THE FINANCIAL INFORMATION AND THE DOCUMENTS ANNEXED TO THIS DISCLOSURE STATEMENT OR OTHERWISE INCORPORATED HEREIN BY REFERENCE ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THOSE DOCUMENTS. THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE ONLY AS OF THE DATE OF THIS DISCLOSURE STATEMENT, AND THERE IS NO ASSURANCE THAT THE STATEMENTS CONTAINED HEREIN WILL BE CORRECT AT ANY TIME AFTER SUCH DATE. EXCEPT AS OTHERWISE PROVIDED IN THE PLAN OR IN ACCORDANCE WITH APPLICABLE LAW, THE DEBTORS ARE UNDER NO DUTY TO UPDATE OR SUPPLEMENT THIS DISCLOSURE STATEMENT.

THIS DISCLOSURE STATEMENT HAS BEEN PREPARED IN ACCORDANCE WITH SECTION 1125 OF THE BANKRUPTCY CODE AND BANKRUPTCY RULE 3016(B) AND IS NOT NECESSARILY PREPARED IN ACCORDANCE WITH FEDERAL OR STATE SECURITIES LAWS OR OTHER SIMILAR LAWS. THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SEC OR ANY SIMILAR FEDERAL, STATE, LOCAL, OR FOREIGN REGULATORY AGENCY, NOR HAS THE SEC OR ANY OTHER AGENCY PASSED UPON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE DEBTORS HAVE SOUGHT TO ENSURE THE ACCURACY OF THE FINANCIAL INFORMATION PROVIDED IN THIS DISCLOSURE STATEMENT; HOWEVER, THE FINANCIAL INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT OR INCORPORATED HEREIN BY REFERENCE HAS NOT BEEN, AND WILL NOT BE, AUDITED OR REVIEWED BY THE DEBTORS’ INDEPENDENT AUDITORS UNLESS EXPLICITLY PROVIDED OTHERWISE.

UPON CONFIRMATION OF THE PLAN, CERTAIN (BUT NOT ALL) OF THE SECURITIES DESCRIBED IN THIS DISCLOSURE STATEMENT WILL BE ISSUED WITHOUT REGISTRATION UNDER THE SECURITIES ACT, OR SIMILAR FEDERAL, STATE, LOCAL, OR FOREIGN LAWS, IN RELIANCE ON THE EXEMPTION SET FORTH IN SECTION 1145 OF THE BANKRUPTCY CODE. OTHER SECURITIES MAY BE ISSUED PURSUANT TO OTHER APPLICABLE EXEMPTIONS UNDER THE FEDERAL SECURITIES LAWS. TO THE EXTENT

EXEMPTIONS FROM REGISTRATION UNDER SECTION 1145 OF THE BANKRUPTCY CODE OR APPLICABLE FEDERAL SECURITIES LAW DO NOT APPLY, THE SECURITIES MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO A VALID EXEMPTION OR UPON REGISTRATION UNDER THE SECURITIES ACT.

THE DEBTORS MAKE STATEMENTS IN THIS DISCLOSURE STATEMENT THAT ARE CONSIDERED FORWARD-LOOKING STATEMENTS UNDER FEDERAL SECURITIES LAWS. THE DEBTORS CONSIDER ALL STATEMENTS REGARDING ANTICIPATED OR FUTURE MATTERS TO BE FORWARD-LOOKING STATEMENTS. FORWARD-LOOKING STATEMENTS MAY INCLUDE STATEMENTS ABOUT:

•	THE DEBTORS’ PLANS, OBJECTIVES, AND EXPECTATIONS;

•	THE DEBTORS’ BUSINESS STRATEGY;

•	THE DEBTORS’ FINANCIAL STRATEGY, BUDGET, PROJECTIONS, AND OPERATING RESULTS;

•	THE DEBTORS’ FINANCIAL CONDITION, REVENUES, CASH FLOWS, AND EXPENSES;

•	THE SUCCESS OF THE DEBTORS’ OPERATIONS;

•	THE COSTS OF CONDUCTING THE DEBTORS’ OPERATIONS;

•	THE DEBTORS’ LEVELS OF INDEBTEDNESS, LIQUIDITY, AND COMPLIANCE WITH DEBT COVENANTS;

•	THE LEVEL OF UNCERTAINTY REGARDING THE DEBTORS’ FUTURE OPERATING RESULTS;

•	THE AMOUNT, NATURE, AND TIMING OF THE DEBTORS’ CAPITAL EXPENDITURES;

•	THE TERMS OF CAPITAL AVAILABLE TO THE DEBTORS;

•	THE DEBTORS’ ABILITY TO SATISFY FUTURE CASH OBLIGATIONS;

•	THE INTEGRATION AND BENEFITS OF ASSET AND PROPERTY ACQUISITIONS AND/OR THE EFFECTS OF ASSET AND PROPERTY ACQUISITIONS OR DISPOSITIONS ON THE DEBTORS’ CASH POSITION AND LEVELS OF INDEBTEDNESS;

•	THE RISKS ASSOCIATED WITH CERTAIN OF THE DEBTORS’ ACQUISITIONS;

•	THE EFFECTIVENESS OF THE DEBTORS’ RISK MANAGEMENT ACTIVITIES;

•	THE DEBTORS’ ENVIRONMENTAL LIABILITIES;

•	THE DEBTORS’ COUNTERPARTY CREDIT RISK;

•	THE OUTCOME OF PENDING AND FUTURE LITIGATION CLAIMS;

•	GENERAL ECONOMIC AND BUSINESS CONDITIONS;

•	OIL, NATURAL GAS, AND NATURAL GAS LIQUID PRICES AND THE OVERALL HEALTH OF THE EXPLORATION AND PRODUCTION INDUSTRY;

•	DEVELOPMENTS IN OIL-PRODUCING AND NATURAL GAS-PRODUCING COUNTRIES;

•	GOVERNMENTAL REGULATIONS AND TAXATION OF THE OIL AND NATURAL GAS INDUSTRY; AND

•	THE POTENTIAL ADOPTION OF NEW GOVERNMENTAL REGULATIONS.

STATEMENTS CONCERNING THESE AND OTHER MATTERS ARE NOT GUARANTEES OF THE REORGANIZED DEBTORS’ FUTURE PERFORMANCE. THERE ARE RISKS, UNCERTAINTIES, AND OTHER IMPORTANT FACTORS THAT COULD CAUSE THE REORGANIZED DEBTORS’ ACTUAL PERFORMANCE OR ACHIEVEMENTS TO BE DIFFERENT FROM THOSE THEY MAY PROJECT, AND THE DEBTORS UNDERTAKE NO OBLIGATION TO UPDATE THE PROJECTIONS MADE HEREIN. THESE RISKS, UNCERTAINTIES, AND FACTORS MAY INCLUDE THE FOLLOWING: THE DEBTORS’ ABILITY TO CONFIRM AND CONSUMMATE THE PLAN; THE POTENTIAL THAT THE DEBTORS MAY NEED TO PURSUE AN ALTERNATIVE TRANSACTION IF THE PLAN IS NOT CONFIRMED; THE DEBTORS’ ABILITY TO REDUCE THEIR OVERALL FINANCIAL LEVERAGE; THE POTENTIAL ADVERSE IMPACT OF THE CHAPTER 11 CASES ON THE DEBTORS’ OPERATIONS, MANAGEMENT, AND EMPLOYEES; THE RISKS ASSOCIATED WITH OPERATING THE DEBTORS’ BUSINESSES DURING THE CHAPTER 11 CASES; CUSTOMER RESPONSES TO THE CHAPTER 11 CASES; THE DEBTORS’ INABILITY TO DISCHARGE OR SETTLE CLAIMS DURING THE CHAPTER 11 CASES; GENERAL ECONOMIC, BUSINESS, AND MARKET CONDITIONS; CURRENCY FLUCTUATIONS; INTEREST RATE FLUCTUATIONS; PRICE INCREASES; EXPOSURE TO LITIGATION; A DECLINE IN THE DEBTORS’ MARKET SHARE DUE TO COMPETITION OR PRICE PRESSURE BY CUSTOMERS; THE DEBTORS’ ABILITY TO IMPLEMENT COST REDUCTION INITIATIVES IN A TIMELY MANNER; THE DEBTORS’ ABILITY TO DIVEST EXISTING BUSINESSES; FINANCIAL CONDITIONS OF THE DEBTORS’ CUSTOMERS; ADVERSE TAX CHANGES; LIMITED ACCESS TO CAPITAL RESOURCES; CHANGES IN DOMESTIC AND FOREIGN LAWS AND REGULATIONS; TRADE BALANCE; NATURAL DISASTERS; GEOPOLITICAL INSTABILITY; AND THE EFFECTS OF GOVERNMENTAL REGULATION ON THE DEBTORS’ BUSINESSES.

TABLE OF CONTENTS

			Page

I.	INTRODUCTION		1

II.	PRELIMINARY STATEMENT		1

III.	QUESTIONS AND ANSWERS REGARDING THIS DISCLOSURE STATEMENT AND PLAN		3

	A.	What is chapter 11?	3
	B.	Why are the Debtors sending me this Disclosure Statement?	4
	C.	Am I entitled to vote on the Plan?	4
	D.	What will I receive from the Debtors if the Plan is consummated?	4
	E.	Are any regulatory approvals required to consummate the Plan?	7
	F.	What happens to my recovery if the Plan is not confirmed or does not go effective?	7
	G.	If the Plan provides that I get a distribution, do I get it upon Confirmation or when the Plan goes effective, and what is meant by “Confirmation,” “Effective Date,” and “Consummation?”	7
	H.	Is there potential litigation related to the Plan?	7
	I.	Will Royalty and Working Interests be affected by the Plan?	8
	J.	How do I know if my Claim is a Trade Claim or a General Unsecured Claim?	8
	K.	What are the Terms of the New Warrants?	8
	L.	Will the final amount of Allowed General Unsecured Claims affect the recovery of holders of Allowed General Unsecured Claims under the Plan?	9
	M.	How will Intercompany Claims and Intercompany Interests be treated under the Plan and will they affect my recovery under the Plan?	9
	N.	Will there be releases and exculpation granted to parties in interest as part of the Plan?	10
	O.	How will the preservation of the Causes of Action impact my recovery under the Plan?	16

IV.	OVERVIEW OF THE VOTING PROCESS		17

	A.	What is the deadline to vote on the Plan?	17
	B.	How do I vote for or against the Plan?	18
	C.	Why is the Bankruptcy Court holding a Confirmation Hearing?	18
	D.	When is the Confirmation Hearing set to occur?	18
	E.	What is the purpose of the Confirmation Hearing?	18
	F.	What is the effect of the Plan on the Debtors’ ongoing business?	18
	G.	Who do I contact if I have additional questions with respect to this Disclosure Statement or the Plan?	19
	H.	Do the Debtors recommend voting in favor of the Plan?	19
	I.	Who supports the Plan?	19

V.	THE DEBTORS’ PLAN		19

	A.	The Plan.	19
	B.	Whiting’s Corporate History.	21
	C.	The Debtors’ Assets and Operations.	21
	D.	Prepetition Capital Structure.	24

VI.	EVENTS LEADING TO THE CHAPTER 11 CASES		27

	A.	Early 2020: Evaluation of Liability Management Transactions.	27
	B.	Recent Market Volatility and March 2020 Oil Market Crash.	27
	C.	Negotiations with Key Creditors; Proposed Timeline of These Chapter 11 Cases.	28

VII.	MATERIAL DEVELOPMENTS AND ANTICIPATED EVENTS OF THE CHAPTER 11 CASES		28

	A.	Corporate Structure upon Emergence.	28
	B.	Expected Timetable of the Chapter 11 Cases.	29
	C.	First Day Relief.	29
	D.	Consensual Use of Cash Collateral.	29
	E.	Other Procedural and Administrative Motions.	30
	F.	Bar Date.	31
	G.	Schedules and Statements.	31
	H.	Appointment of Creditors’ Committee.	31
	I.	Litigation Matters.	31

VIII.	RISK FACTORS		32

	A.	Bankruptcy Law Considerations.	32
	B.	Risks Related to Recoveries under the Plan.	37
	C.	Risks Related to the Debtors’ Businesses.	39

IX.	SOLICITATION AND VOTING PROCEDURES		46

	A.	Holders of Claims and Interests Entitled to Vote on the Plan.	46
	B.	Voting Record Date.	47
	C.	Voting on the Plan.	47
	D.	Ballots Not Counted.	48

X.	CONFIRMATION OF THE PLAN		48

	A.	Requirements for Confirmation of the Plan.	48
	B.	Best Interests of Creditors/Liquidation Analysis.	49
	C.	Feasibility.	49
	D.	Acceptance by Impaired Classes.	50
	E.	Confirmation Without Acceptance by All Impaired Classes.	50
	F.	Valuation of the Debtors.	51

XI.	CERTAIN SECURITIES LAW MATTERS		51

	A.	Issuance of Securities under the Plan.	51
	B.	Subsequent Transfers of Securities Issued under the Plan.	52

XII.	CERTAIN U.S. FEDERAL TAX CONSEQUENCES OF THE PLAN		53

	A.	Introduction.	53
	B.	Certain U.S. Federal Tax Consequences to the Debtors and the Reorganized Debtors.	54
	C.	Certain U.S. Federal Income Tax Consequences to Certain U.S. Holders of Claims and Interests.	57
	D.	Certain U.S. Federal Income Tax Consequences to Certain Non-U.S. Holders of Claims and Interests.	61
	E.	Information Reporting and Back-Up Withholding.	64

XIII.	RECOMMENDATION		66

EXHIBITS

EXHIBIT A	Plan of Reorganization

EXHIBIT B	Restructuring Support Agreement

EXHIBIT C	Corporate Organization Chart

EXHIBIT D	Liquidation Analysis

EXHIBIT E	Financial Projections

EXHIBIT F	Valuation Analysis

I.	INTRODUCTION.

The Debtors submit this disclosure statement (this “Disclosure Statement”), pursuant to section 1125 of the Bankruptcy Code, to holders of Claims against and Interests in the Debtors in connection with the solicitation of votes for acceptance of the Plan. A copy of the Plan is attached hereto as Exhibit A and is incorporated herein by reference. The Plan constitutes a separate chapter 11 plan for each of the Debtors.

THE DEBTORS AND CERTAIN CONSENTING CREDITORS THAT HAVE EXECUTED THE RESTRUCTURING SUPPORT AGREEMENT, INCLUDING THE HOLDERS OF APPROXIMATELY [•] PERCENT OF THE SENIOR NOTES CLAIMS, SUPPORT CONFIRMATION OF THE PLAN AND THE DEBTORS BELIEVE THAT THE COMPROMISES CONTEMPLATED UNDER THE PLAN ARE FAIR AND EQUITABLE, MAXIMIZE THE VALUE OF THE DEBTORS’ ESTATES, AND PROVIDE THE BEST RECOVERY TO STAKEHOLDERS. AT THIS TIME, THE DEBTORS BELIEVE THE PLAN REPRESENTS THE BEST AVAILABLE OPTION FOR COMPLETING THE CHAPTER 11 CASES. THE DEBTORS STRONGLY RECOMMEND THAT YOU VOTE TO ACCEPT THE PLAN.

II.	PRELIMINARY STATEMENT.

The Debtors operate an independent exploration and production (“E&P”) company with an oil focused asset base. The Debtors’ primary production and development activities are located in North Dakota and the Rocky Mountain region, with additional oil and gas properties located in Texas. The Debtors’ assets are predominately mature properties with stable, high-quality, oil-weighted production. Headquartered in Denver, Colorado, the Debtors have approximately 500 employees. The Debtors’ operating revenue for the twelve-month period that ended December 31, 2019 was approximately $1.6 billion, and, as of the Petition Date, the Debtors had approximately $3.4 billion in total funded debt obligations.

The Debtors, like many of their industry peers, experienced significant challenges over the past several years due to sustained downturns and volatility in commodities markets. In March 2020, such challenges were exacerbated by an unprecedented drop in global energy prices and market uncertainty due to the combined effects of the COVID-19 pandemic and tensions between OPEC and Russia.

Although the Debtors ended 2019 standing on solid ground, with significant financial flexibility to restructure their capital structure on an out-of-court basis, the extreme and sudden economic downturn in March 2020 fundamentally changed the economic landscape surrounding the Debtors’ deleveraging options. Whiting and its Board of Directors immediately snapped into action to address the unprecedented situation. On March 19, 2020, the Board of Directors conferred with the Debtors’ management team and advisors regarding their options. Thereafter, the Board of Directors directed the Debtors to draw down an amount under the RBL Facility sufficient to ensure that the Debtors had more than adequate liquidity to operate through 2020.

On March 23, 2020, the Debtors drew down $650 million under the RBL Facility. Immediately thereafter, the Debtors commenced discussions with the RBL Lenders regarding the Debtors’ anticipated path forward. The Debtors also engaged with the Ad Hoc Committee of Noteholders. The Debtors’ discussions with the RBL Lenders and the Ad Hoc Committee of Noteholders included whether to pay off the 2020 convertible notes (which were trading between 50 and 70 cents on the dollar following the March 9 oil price collapse) at maturity on April 1, 2020, which the Ad Hoc Committee of Noteholders informed the Debtors in writing its members opposed in favor of a comprehensive restructuring premised on a debt-for-equity swap that would leave the holders of the Debtors’ convertible notes and senior unsecured notes with substantially all of Whiting’s equity.

The Debtors and the Ad Hoc Committee of Noteholders also began to engage in discussions regarding a potential comprehensive restructuring transaction. To facilitate these discussions, several members of the Ad Hoc Committee of Noteholders became restricted under confidentiality agreements and the Debtors provided certain requested diligence to the Ad Hoc Committee of Noteholders and its advisors. The Debtors and the Ad Hoc Committee of Noteholders ultimately exchanged numerous term sheets regarding a consensual debt-for-equity exchange to be implemented pursuant to a prearranged chapter 11 plan of reorganization.

In response, Whiting’s Board of Directors focused on whether to pay off the 2020 convertible notes at maturity on April 1, 2020. The Board of Directors evaluated, among other things, the Debtors’ ability to satisfy in full roughly $2.2 billion in unsecured note maturities between late 2020 and 2026, including nearly $775 million in December 2020 to avoid a springing maturity on the RBL Facility. The Board of Directors also considered the possibility that the RBL Lenders might reduce the Debtors’ borrowing base (which is set for redetermination each May 1 and November 1). The Board of Directors believed that such a reduction might limit the Debtors’ flexibility to use any remaining availability under the RBL Facility to satisfy their operating liquidity needs and funded debt obligations. Also relevant was the fact that the RBL Facility would mature at the end of 2020 absent the payment in full or refinancing of the 2021 notes. Finally, the Board of Directors weighed the views of the Ad Hoc Committee of Noteholders, which, as noted above, opposed paying off the convertible notes and instead favored a comprehensive restructuring. Ultimately, the Board of Directors, in a sound exercise of its fiduciary duties and upon the advice of the Debtors’ advisors, elected to forgo the nearly $190 million maturity payment on the convertible notes on April 1, 2020.

In connection therewith, the Debtors reached an agreement in principle with the restricted members of the Ad Hoc Committee of Noteholders regarding a term sheet (the “Restructuring Term Sheet”) detailing the terms of a consensual restructuring of the Debtors’ funded debt obligations through the Plan.

On April 23, 2020, the Debtors entered into a restructuring support agreement (the “Restructuring Support Agreement”) with certain members of the Ad Hoc Committee of Noteholders holding approximately [•] percent of the Senior Notes Claims (the “Consenting Creditors”). Attached to the Restructuring Support Agreement is a form of the Plan that the Consenting Creditors agreed to support on the terms and conditions set forth in the Restructuring Support Agreement.

The material terms of the Plan and Restructuring Support Agreement are as follows:

•

Holders of Allowed Other Secured Claims shall receive, in full and final satisfaction of such Allowed Other Secured Claim, at the option of the applicable Debtor, (i) payment in full in Cash, (ii) delivery of the applicable Collateral securing such Allowed Other Secured Claim, (iii) reinstatement of such Allowed Other Secured Claim or (iv) such other treatment rendering such Allowed Other Secured Claim unimpaired;

•

Holders of Allowed Other Priority Claims shall receive, in full and final satisfaction of such Allowed Other Priority Claim, payment in full in Cash or shall receive such other treatment rendering such Allowed Other Priority Claim unimpaired;

•

Holders of Allowed RBL Facility Claims shall, in full and final satisfaction of such Allowed RBL Claim, receive payment in full in Cash in the amount outstanding under the RBL Credit Agreement and the Final Cash Collateral Order, including all principal, accrued and unpaid interest, and all accrued and unpaid fees, expenses, and noncontingent or asserted indemnification claims;

•	Allowed Trade Claims shall receive, in full and final satisfaction of such Allowed Trade Claim, payment in full on the Effective Date or otherwise in the ordinary course of business;

•

Holders of Allowed General Unsecured Claims shall receive their pro rata share of 97% of the equity of the Reorganized Debtors (subject to dilution by the New Common Stock to be issued pursuant to the New Warrants-A, the New Warrants-B, and the Management Incentive Plan);

•

Holders of Allowed Existing Interests shall receive (i) their Pro Rata share of 3% of the equity in the Reorganized Debtors (subject to dilution by the New Common Stock to be issued pursuant to the New Warrants-A, the New Warrants-B, and the Management Incentive Plan), (ii) warrants to purchase up to 10% of the New Common Stock (subject to dilution only by the New Common Stock issued pursuant to the Management Incentive Plan) on the terms and conditions set forth in the New Warrants-A Agreement, and (iii) warrants to purchase up to 5% of the New Common Stock (subject to dilution only by the New Common Stock issued pursuant to the Management Incentive Plan) on the terms and conditions set forth in the New Warrants-B Agreement; and

•

Holders of Allowed Section 510(b) Claims shall receive (i) their Pro Rata share of 3% of the equity in the Reorganized Debtors (subject to dilution by the New Common Stock to be issued pursuant to the New Warrants-A, the New Warrants-B, and the Management Incentive Plan), (ii) warrants to purchase up to 10% of the New Common Stock (subject to dilution only by the New Common Stock issued pursuant to the Management Incentive Plan) on the terms and conditions set forth in the New Warrants-A Agreement, and (iii) warrants to purchase up to 5% of the New Common Stock (subject to dilution only by the New Common Stock issued pursuant to the Management Incentive Plan) on the terms and conditions set forth in the New Warrants-B Agreement.

The Debtors strongly believe that the Plan is in the best interests of the Debtors’ estates, and represents the best available alternative at this time. For these reasons, the Debtors strongly recommend that holders of Claims and Interests entitled to vote to accept or reject the Plan vote to accept the Plan.

III.	QUESTIONS AND ANSWERS REGARDING THIS DISCLOSURE STATEMENT AND PLAN.

A.	What is chapter 11?

Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. In addition to permitting debtor rehabilitation, chapter 11 promotes equality of treatment for creditors and similarly situated equity interest holders, subject to the priority of distributions prescribed by the Bankruptcy Code.

The commencement of a chapter 11 case creates an estate that comprises all of the legal and equitable interests of the debtor as of the date the chapter 11 case is commenced. The Bankruptcy Code provides that the debtor may continue to operate its business and remain in possession of its property as a “debtor in possession.”

Consummating a chapter 11 plan is the principal objective of a chapter 11 case. A bankruptcy court’s confirmation of a plan binds the debtor, any person acquiring property under the plan, any creditor or equity interest holder of the debtor (whether or not such creditor or equity interest holder voted to accept the plan), and any other entity as may be ordered by the bankruptcy court. Subject to certain limited exceptions, the order issued by a bankruptcy court confirming a plan provides for the treatment of the debtor’s liabilities in accordance with the terms of the confirmed plan.

B.	Why are the Debtors sending me this Disclosure Statement?

The Debtors are seeking to obtain Bankruptcy Court approval of the Plan. Before soliciting acceptances of the Plan, section 1125 of the Bankruptcy Code requires the Debtors to prepare a disclosure statement containing adequate information of a kind, and in sufficient detail, to enable a hypothetical reasonable investor to make an informed judgment regarding acceptance of the Plan and to share such disclosure statement with all holders of Claims and Interests whose votes on the Plan are being solicited. This Disclosure Statement is being submitted in accordance with these requirements.

C.	Am I entitled to vote on the Plan?

Your ability to vote on, and your distribution under, the Plan, if any, depends on what type of Claim or Interest you hold. Each category of holders of Claims or Interests, as set forth in Article III of the Plan pursuant to section 1122(a) of the Bankruptcy Code, is referred to as a “Class.” Each Class’s respective voting status is set forth below:

Class	Claim or Interest	Status	Voting Rights
1	Other Secured Claims	Unimpaired	Deemed to Accept

2	Other Priority Claims	Unimpaired	Deemed to Accept

3	RBL Claims	Unimpaired	Deemed to Accept

4	Trade Claims	Unimpaired	Deemed to Accept

5	General Unsecured Claims	Impaired	Entitled to Vote

6	Intercompany Claims	Unimpaired, or Impaired	Deemed to Accept, or Presumed to Reject

7	Intercompany Interests	Unimpaired, or Impaired	Deemed to Accept, or Presumed to Reject

8	Existing Interests	Impaired	Entitled to Vote

9	Section 510(b) Claims	Impaired	Entitled to Vote

D.	What will I receive from the Debtors if the Plan is consummated?

The following chart provides a summary of the anticipated recovery to holders of Allowed Claims or Allowed Interests under the Plan. Any estimates of Claims or Interests in this Disclosure Statement may vary from the final amounts Allowed by the Bankruptcy Court. Your ability to receive distributions under the Plan depends upon the ability of the Debtors to obtain Confirmation and meet the conditions necessary to consummate the Plan.

THE PROJECTED RECOVERIES SET FORTH IN THE TABLE BELOW ARE ESTIMATES ONLY AND THEREFORE ARE SUBJECT TO CHANGE. FOR A COMPLETE DESCRIPTION OF THE DEBTORS’ CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS, REFERENCE SHOULD BE MADE TO THE ENTIRE PLAN.3

Each holder of an Allowed Claim or Allowed Interest, as applicable, shall receive under the Plan the treatment described below in full and final satisfaction, settlement, release, and discharge of and in exchange for such holder’s Allowed Claim or Allowed Interest, except to the extent different treatment is agreed to by the Debtors and the holder of such Allowed Claim or Allowed Interest, as applicable (subject to the consent of the Requisite Creditors, such consent not to be unreasonably withheld). Unless otherwise indicated, the holder of an Allowed Claim or Allowed Interest, as applicable, shall receive such treatment on the Effective Date (or, if payment is not then due, in accordance with its terms in the ordinary course of business) or as soon as reasonably practicable thereafter.

SUMMARY OF EXPECTED RECOVERIES
Class	Claim/Equity Interest	Treatment of Claim/Equity Interest	Projected Amount of Allowed Claims	Projected Recovery Under the Plan
Class 1	Other Secured Claims	Each holder of an Allowed Class 1 Claim shall receive, in full and final satisfaction of such Allowed Other Secured Claim, at the option of the applicable Debtor, either: (i) payment in full in Cash; (ii) delivery of the Collateral securing any such Allowed Other Secured Claim; (iii) Reinstatement of such Allowed Other Secured Claim, notwithstanding any contractual provision or applicable non-bankruptcy law that entitles the holder of such claim to demand or to receive payment prior to the stated maturity of such Allowed Other Secured Claim from and after the occurrence of default; or (iv) such other treatment rendering such Allowed Other Secured Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code.	$[•]	100%

Class 2	Other Priority Claims	Each holder of an Allowed Class 2 Claim shall receive, in full and final satisfaction of such Allowed Other Priority Claim, at the option of the applicable Debtors, either: (i) Cash in an amount equal to such Allowed Other Priority Claim; or (ii) such other treatment rendering such Allowed Other Priority Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code.	$[•]	100%

[3]

The recoveries set forth below may change based upon changes in the amount of Claims that are Allowed as well as other factors related to the Debtors’ business operations and general economic conditions.

SUMMARY OF EXPECTED RECOVERIES
Class	Claim/Equity Interest	Treatment of Claim/Equity Interest	Projected Amount of Allowed Claims	Projected Recovery Under the Plan
Class 3	RBL Claims	Class 3 Claims shall be Allowed and deemed to be Allowed Claims in the full amount outstanding under the RBL Credit Agreement and the Cash Collateral Orders, including all principal, accrued and unpaid interest, and all accrued and unpaid fees, expenses, and non-contingent indemnity payable under the RBL Credit Agreement and the Cash Collateral Orders. In full and final satisfaction of such Allowed RBL Claim, each Holder of an Allowed RBL Claim shall receive payment in full in Cash. For the avoidance of doubt, contingent or unasserted indemnification obligations under the RBL Credit Agreement shall remain in full force and effect to the maximum extent permitted by applicable law and shall not be discharged, impaired, or otherwise affected by the Plan.	[$934.4 million][4]	100%

Class 4	Trade Claims	Each Holder of an Allowed Class 4 Claim shall receive, in full and final satisfaction of such Allowed Trade Claim, payment in full of such Allowed Trade Claim on the Effective Date or otherwise in the ordinary course of the Debtors’ business.	$[•]	100%

Class 5	General Unsecured Claims	Each Holder of an Allowed Class 5 Claim shall receive, in full and final satisfaction of such Allowed General Unsecured Claim, its Pro Rata share of the Claims Equity Pool.	At least $[2.368 billion]	[•]%

Class 6	Intercompany Claims	Unless otherwise provided for under the Plan, Class 6 Claims shall be reinstated or modified as agreed by the Debtors and the Requisite Creditors.	$[•]	100% or 0%

Class 7	Intercompany Interests	Unless otherwise provided for under the Plan, Class 7 Interests shall be reinstated or modified as agreed by the Debtors and the Requisite Creditors.	N/A	100% or 0%

[4]

This figure accounts for certain setoffs taken relating to terminated Hedging Arrangements (as defined below). Certain disputes remain outstanding, however, and this figure will be updated as such disputes are resolved.

SUMMARY OF EXPECTED RECOVERIES
Class	Claim/Equity Interest	Treatment of Claim/Equity Interest	Projected Amount of Allowed Claims	Projected Recovery Under the Plan
Class 8	Existing Interests	Each Class 8 Interest shall be canceled, released, and expunged and shall be of no further force and effect. Each Holder of an Existing Interest shall receive its Pro Rata share of (i) the Existing Equity Pool, (ii) the New Warrants-A, and (iii) the New Warrants-B.	N/A	N/A

Class 9	Section 510(b) Claims	Class 9 Claims shall be canceled, released, and expunged and shall be of no further force and effect. Each Holder of an Allowed Section 510(b) Claim shall receive its Pro Rata share of (i) the Existing Interests Equity Pool, (ii) the New Warrants-A, and (iii) the New Warrants-B.	$[•]	[•]%

E.	Are any regulatory approvals required to consummate the Plan?

There are no known U.S. regulatory approvals that are required to consummate the Plan. However, to the extent any such regulatory approvals or other authorizations, consents, rulings, or documents are necessary to implement and effectuate the Plan, it is a condition precedent to the Effective Date that they be obtained.

F.	What happens to my recovery if the Plan is not confirmed or does not go effective?

In the event that the Plan is not confirmed or does not go effective, there is no assurance that the Debtors will be able to reorganize their businesses. It is possible that any alternative may provide holders of Claims and Interests with less than they would have received pursuant to the Plan. For a more detailed description of the consequences of an extended chapter 11 case, or of a liquidation scenario, see Article X.B of this Disclosure Statement, entitled “Best Interests of Creditors/Liquidation Analysis,” which begins on page 50, and the liquidation analysis attached hereto as Exhibit D.

G.	If the Plan provides that I get a distribution, do I get it upon Confirmation or when the Plan goes effective, and what is meant by “Confirmation,” “Effective Date,” and “Consummation?”

“Confirmation” of the Plan refers to approval of the Plan by the Bankruptcy Court. Confirmation of the Plan does not guarantee that you will receive the distribution indicated under the Plan. After Confirmation of the Plan by the Bankruptcy Court, there are conditions that need to be satisfied or waived so that the Plan can go effective. Initial distributions to holders of Allowed Claims and Interests will only be made on the date the Plan becomes effective—the “Effective Date”—or as soon as reasonably practicable thereafter, as specified in the Plan. See Article X of this Disclosure Statement, entitled “Confirmation of the Plan,” which begins on page 49, for a discussion of the conditions precedent to Consummation of the Plan.

H.	Is there potential litigation related to the Plan?

Parties in interest may object to the approval of this Disclosure Statement and may object to Confirmation of the Plan as well, which objections potentially could give rise to litigation. See Article VIII.C.12 of this Disclosure Statement, entitled “The Debtors May Be Adversely Affected by Potential Litigation, Including Litigation Arising Out of the Chapter 11 Cases,” which begins on page 47.

In the event that it becomes necessary to confirm the Plan over the rejection of certain Classes, the Debtors may seek Confirmation of the Plan notwithstanding the dissent of such rejecting Classes. The Bankruptcy Court may confirm the Plan pursuant to the “cramdown” provisions of the Bankruptcy Code, which allow the Bankruptcy Court to confirm a plan that has been rejected by an impaired class if it determines that the Plan satisfies section 1129(b) of the Bankruptcy Code. See Article VIII.A.5 of this Disclosure Statement, entitled “The Debtors May Not Be Able to Secure Confirmation of the Plan,” which begins on page 34.

I.	Will Royalty and Working Interests be affected by the Plan?

All royalty and working interests shall be preserved and remain in full force and effect in accordance with the terms of the granting instruments or other governing documents applicable to such royalty and working Interest, and no royalty and working interests shall be compromised or discharged by the Plan. The Plan shall not impair the related legal and equitable rights, interests, defenses, or obligations of the Debtors or the Reorganized Debtors. To the extent applicable, such Claims or Interests shall be Reinstated pursuant to the Plan; provided that nothing in the Plan shall limit the Debtors’ rights to reject any executory contract or unexpired lease in accordance with the Bankruptcy Code or pursuant to Article V of the Plan.

J.	How do I know if my Claim is a Trade Claim or a General Unsecured Claim?

Trade Claim means any Claim held by an ordinary course trade vendor of the Debtors against any of the Debtors on account of ordinary course goods and/or services provided to any of the Debtors. For the avoidance of doubt, Trade Claims shall not include any Claim arising from or based upon rejection of any Executory Contract or Unexpired Lease, nor any Claim that is not Secured resulting from litigation against one or more of the Debtors.

General Unsecured Claim means any Claim against any of the Debtors that is not Secured and is not: (a) an Administrative Claim; (b) a Professional Fee Claim; (c) a Priority Tax Claim; (d) an Other Priority Claim; (e) a Trade Claim; (f) an Intercompany Claim; or (g) a Section 510(b) Claim. For the avoidance of doubt, all (i) Senior Notes Claims, (ii) Claims resulting from the rejection of Executory Contracts and Unexpired Leases, and (iii) Claims that are not Secured resulting from litigation against one or more of the Debtors are General Unsecured Claims.

K.	What are the Terms of the New Warrants?

On the Effective, Date Reorganized Whiting Parent shall issue the New Common Stock, the New Warrants-A, and the New Warrants-B to Holders of Claims and Interests entitled to receive the New Common Stock, the New Warrants-A, and the New Warrants-B, as applicable, pursuant to the Plan in the proportions set forth in the Plan.

New Warrants-A means warrants to purchase up to 10% of the New Common Stock (subject to dilution only by the New Common Stock issued pursuant to the Management Incentive Plan), exercisable on a non-cash basis for a 4-year period after the Effective Date, in an amount equal to an implied 110% recovery to Holders of Senior Notes Claims, inclusive of non-default interest under the Senior Notes through the Effective Date, calculated as though the Senior Notes remained outstanding through the Effective Date and all accrued and unpaid interest had been added to the outstanding principal amount of the Senior Notes daily, and otherwise on the terms and conditions set forth in the New Warrants-A Agreement; provided, however, that to the extent DTC requirements are applicable, if DTC is not able to provide for daily accretion, the Consenting Creditors agree to negotiate in good faith with the Debtors on alternative accretion schedules to address any such impediment.

New Warrants-B means warrants to purchase up to 5% of the New Common Stock (subject to dilution only by the New Common Stock issued pursuant to the Management Incentive Plan), exercisable on a non-cash basis for a 5-year period after the Effective Date, in an amount equal to an implied 125% recovery to Holders of Senior Notes Claims, inclusive of non-default interest under the Senior Notes through the Effective Date, calculated as though the Senior Notes remained outstanding through the Effective Date and all accrued and unpaid interest had been added to the outstanding principal amount of the Senior Notes daily, and otherwise on the terms and conditions set forth in the New Warrants-B Agreement; provided, however, that to the extent DTC requirements are applicable, if DTC is not able to provide for daily accretion, the Consenting Creditors agree to negotiate in good faith with the Debtors on alternative accretion schedules to address any such impediment.

L.	Will the final amount of Allowed General Unsecured Claims affect the recovery of holders of Allowed General Unsecured Claims under the Plan?

Although the Debtors’ estimate of Allowed General Unsecured Claims is generally the result of the Debtors’ and their advisors’ analysis of reasonably available information as of the date hereof, the amount of potential Allowed General Unsecured Claims actually asserted against the Debtors may be higher or lower than the Debtors’ estimate provided herein, which difference could be material and could materially affect Class 5 recoveries. The projected amount of General Unsecured Claims set forth herein is subject to change.

As of the Petition Date, the Debtors were parties to certain litigation matters that arose in the ordinary course of operating their businesses, and could become parties to additional litigation in the future. Although the Debtors have disputed, are disputing, or will dispute in the future the amounts asserted by such litigants, to the extent these parties are ultimately entitled to a higher amount than is reflected in the amounts estimated by the Debtors herein, the total amount of Allowed General Unsecured Claims could change and materially affect Class 5 recoveries.

The Debtors may also reject Executory Contracts and Unexpired Leases, which may result in parties asserting General Unsecured Claims for rejection damages. Finally, the Debtors may object to certain proofs of claim, and any such objections ultimately could cause the total amount of Allowed General Unsecured Claims to change, and could materially affect Class 5 recoveries.

M.	How will Intercompany Claims and Intercompany Interests be treated under the Plan and will they affect my recovery under the Plan?

In the ordinary course of business, each of the Debtors maintains routine business relationships with one or more of the other Debtors that may result in Intercompany Claims owing by one Debtor to another Debtor or Intercompany Interests held by one Debtor in another Debtor. Historically, Intercompany Claims have been made to reimburse certain Debtors for various expenditures including the payment of corporate and franchise taxes, expenses related to payroll and benefits, general administrative expenses, and to facilitate other transfers between Debtors to maintain the seamless operation of the Debtors’ businesses. Indeed, the Intercompany Claims and Intercompany Interests are critical to the Debtors continuing their businesses in an uninterrupted fashion, as funds are routinely transferred between Debtor entities to fund the necessary corporate and operating expenses. No Intercompany Claims or Intercompany Interests are held or will be transferred to non-Debtor entities.

The Plan provides that Intercompany Claims and Intercompany Interests shall be, at the option of the Debtors and the Requisite Creditors, either reinstated, canceled and released without any distribution, or otherwise addressed at such parties’ discretion. Holders of Intercompany Claims in Class 6 and holders of Intercompany Interests in Class 7 are not entitled to vote on the Plan because they will either be Unimpaired (and therefore not entitled to vote under section 1126(f) of the Bankruptcy Code) or will receive no recovery (and will therefore not be entitled to vote under section 1126(g) of the Bankruptcy Code).

Any reinstatement of Intercompany Interests or Intercompany Claims is merely to allow the Debtors to maintain their organizational structure and avoid the unnecessary cost of having to reconstitute that structure, permitting the Reorganized Debtors to address post-restructuring accounting, tax, human resources, regulatory and tax issues in an efficient manner—thereby maximizing the value of the post-emergence enterprise. With respect to the reinstatement of Intercompany Interests in particular, eliminating such Intercompany Interests could also potentially have significant state or federal tax implications.

Based on the mutually offsetting nature of the Intercompany Claims and Intercompany Interests, no value will shift between creditors on account of the treatment of Intercompany Claims or Intercompany Interests—rather, their flexibility of treatment is merely for the convenience of continuing the Debtors’ ordinary business practices.

N.	Will there be releases and exculpation granted to parties in interest as part of the Plan?

Yes, the Plan proposes to release the Released Parties and to exculpate the Exculpated Parties. The Debtors’ releases, third-party releases, and exculpation provisions included in the Plan are an integral part of the Debtors’ overall restructuring efforts and were an essential element of the negotiations among the Debtors and the other parties to the Restructuring Support Agreement in obtaining their support for the Plan pursuant to the terms of the Restructuring Support Agreement.

The Released Parties and the Exculpated Parties have made substantial and valuable contributions to the Debtors’ restructuring through efforts to negotiate and implement the Plan, which will maximize and preserve the going-concern value of the Debtors for the benefit of all parties in interest. Accordingly, each of the Released Parties and the Exculpated Parties warrants the benefit of the release and exculpation provisions.

IMPORTANTLY, ALL HOLDERS OF CLAIMS OR INTERESTS THAT DO NOT VALIDLY OPT OUT OR FILE AN OBJECTION WITH THE BANKRUPTCY COURT IN THE CHAPTER 11 CASES THAT EXPRESSLY OBJECTS TO THE INCLUSION OF SUCH HOLDER AS A RELEASING PARTY UNDER THE PROVISIONS CONTAINED IN ARTICLE VIII OF THE PLAN WILL BE DEEMED TO HAVE EXPRESSLY, UNCONDITIONALLY, GENERALLY, INDIVIDUALLY, AND COLLECTIVELY CONSENTED TO THE RELEASE AND DISCHARGE OF ALL CLAIMS AND CAUSES OF ACTION AGAINST THE DEBTORS AND THE RELEASED PARTIES. THE RELEASES ARE AN INTEGRAL ELEMENT OF THE PLAN.

The Plan embodies a consensual settlement of claims and causes of action between the Debtors and the Consenting Creditors. The Debtors negotiated a comprehensive restructuring with organized groups of their stakeholders, culminating in the execution of the Restructuring Support Agreement that carries the support of the Consenting Creditors.

To effectuate the settlement embodied in the Plan, the Plan includes certain Debtor and third-party releases, an exculpation provision, and an injunction provision. These provisions comply with the Bankruptcy Code and prevailing law because, among other reasons, they are the product of extensive good faith, arm’s-length negotiations, were material inducements for the Consenting Creditors to enter into the Restructuring Support Agreement and the comprehensive settlement embodied in the Plan, and are supported by the Debtors and the Consenting Creditors.

1.	Releases by the Debtors.

The releases by the Debtors are in the best interests of the Debtors’ estates and well within the Debtors’ business judgment. The Debtors would not be where they are today, on the verge of soliciting and preparing for Confirmation of a highly consensual and value-maximizing transaction that resolves complex issues, without the participation of the Released Parties. In particular, the Plan provides for releases by the Debtors and Related Parties of any and all Causes of Action, including any derivative claims, that the Debtors could assert against holders, lenders, agents, arrangers, trustees, issuing banks, treasury management service providers, and servicers of the Debtors’ prepetition funded debt and postpetition exit financing, the Debtors’ current and former directors and officers, the Consenting Creditors, the Hedging Counterparties (as defined below), holders of certain other Claims and Interests, and Related Parties. In addition to being fair and equitable, the releases by the Debtors are in the best interests of their Estates.

The Debtors are not aware of any potentially actionable claims or Causes of Action against the Released Parties. Nothing to date has caused the Debtors to believe that any colorable claims or Causes of Action exist against the Released Parties. Moreover, prosecution of the claims or Causes of Action released under the releases by the Debtors would be complex and time-consuming and could mire the Debtors and parties in interest in wholly speculative and potentially value-destructive litigation, rather than effectuating a consensual restructuring. Simply put, as of this time, the Debtors do not believe that they have material Causes of Action against any of the Released Parties, let alone Causes of Action that would justify the risk, expense, and delay attendant to their pursuit. Importantly, the releases by the Debtors provide finality and avoids significant delay, and therefore the inclusion of the releases by the Debtors are worthwhile and inure to the benefit of all the Debtors’ stakeholders.

Further, the Plan, including the releases by the Debtors, was vigorously negotiated by sophisticated entities that were represented by able counsel and financial advisors, including the Consenting Creditors, and includes the settlement of Claims, Interests, Causes of Action, and controversies released, settled, compromised, discharged, or otherwise resolved pursuant to the Plan. The release provisions were a necessary element of consideration that these parties required before entering into the Restructuring Support Agreement and agreeing to support the Plan.

Notably, the parties to the Restructuring Support Agreement have agreed to equitize and/or take reduced recoveries on account of their Claims and make other material concessions in order to significantly deleverage the Debtors’ prepetition capital structure. In particular, the Consenting Creditors facilitated a consensual restructuring by agreeing to a distribution scheme that provides economic value to the holders of Other Secured Claims, Other Priority Claims, RBL Claims, Trade Claims, General Unsecured Claims, Existing Interests, and Section 510(b) Claims. While honoring the parties’ relative priorities, this distribution is nevertheless not entirely in strict accordance with the waterfall provisions of the Debtors’ debt documents, resulting in material concessions by the Consenting Creditors in furtherance of the Debtors’ restructuring.

The Consenting Creditors have agreed to support the Plan and not pursue litigation claims or other strategies in the Chapter 11 Cases in opposition to the Plan or the consensual restructuring contemplated therein. The Exit Facility Lenders provided valuable exit financing to the Debtors’ Estates on the best available economic terms. Moreover, pursuant to the Exit Facility, the Debtors may agree to indemnify the Exit Facility Agent and/or the Exit Facility Lenders. The consensus embodied in the Plan is thus based on a significant contribution of value by these constituencies and the corresponding release of rights and remedies that could have been pursued.

Further, many of the Related Parties, such as current and former directors, managers, officers, and equity holders (in their capacities as such) may have indemnification rights against the Debtors under applicable agreements for, among other things, all losses, damages, claims, liabilities, or expenses, including defense costs, for claims subject to the release provisions of the Plan against the Debtors’ Estates. As such, those indemnification claims could directly affect the Debtors’ Estates. Including the Related Parties in the releases by the Debtors avoid the risk of alter ego and/or derivative liability beyond specific named parties, and the release is limited to those entities’ capacities with respect to the primary Released Party. Moreover, there is no question that directors, managers, and officers provided (and continue to provide) valuable consideration to the Debtors, as they commit substantial time and effort (in addition to their prepetition responsibilities) to the Debtors’ Estates and restructuring efforts throughout this chapter 11 process.

As such, the Consenting Creditors and the other Released Parties are essential parties to the settlement embodied in the Plan and, on account of the aforementioned contributions to the Plan, should be entitled to the releases contemplated therein. Accordingly, the Plan provides the various Released Parties the global closure that they negotiated for in exchange for, among other things, the various concessions and benefits provided to the Debtors’ Estates under the Plan. The Released Parties that benefit from the releases by the Debtors are providing the consideration discussed above and are consenting to the releases, which were a necessary component of the overall bargain that has put the Debtors on the path to a value maximizing restructuring. Such releases are permissible under applicable law as a compromise under the Bankruptcy Code.

Accordingly, the Debtors submit that the releases by the Debtors are consistent with applicable law, represent a valid settlement and release of claims the Debtors may have against the Released Parties pursuant to section 1123(b)(3)(A) of the Bankruptcy Code, are a valid exercise of the Debtors’ business judgment, and are in the best interests of the Debtors’ Estates.

2.	Third-Party Release.

Similarly, the proposed third-party release is integral to the Plan and is a condition of the settlement embodied therein. The provisions of the Plan were heavily negotiated by sophisticated parties, each of whom are represented by competent counsel. The consensual third-party release (together with the releases by the Debtors) are key components of the Debtors’ restructuring and a key inducement to bring stakeholder groups to the bargaining table. Put simply, the Debtors’ key stakeholders were unwilling to support the Plan without assurances that they and their collateral would not be subject to post-emergence litigation or other disputes related to the restructuring. The third-party release therefore not only benefits the non-Debtor Released Parties, but also the Debtors’ post-emergence enterprise as a whole.

Importantly, the third-party release is consensual because it provides voting holders of Claims and Interests with the option to opt out of the third-party release by checking a box on the ballot (and, in the event of a non-voting Impaired Class, submitting an opt-out form) or filing a formal or informal objection with the Bankruptcy Court. Each of the Disclosure Statement, ballots, notices of non-voting status, and notice of Confirmation Hearing state in bold-faced, conspicuous text that holders of Claims and Interests that do not opt out or object to the release in the Plan will be bound by the third-party release. Accordingly, upon checking the opt-out box or filing an objection with the Bankruptcy Court, such holders of Claims or Interests are not bound by the third-party releases and no longer have a basis to argue their rights are affected by such release.

The third-party release comports with applicable law for consensual third-party releases. First, the third-party release is sufficiently specific to put the Releasing Parties on notice of the released claims. Second, the third-party release is integral to the Plan and is a condition of the settlement embodied therein. The provisions of the Plan were heavily negotiated by sophisticated parties to the Restructuring Support Agreement, each of whom are represented by competent counsel and for which the third-party release was a material inducement to enter into the Restructuring Support Agreement. Third, as described more fully above, each of the Released Parties under the third-party release gave consideration for the third-party release (and are also Releasing Parties themselves, thereby making the release mutual). Fourth, although the third-party release is consensual, the Debtors have nonetheless included a carveout for claims and Causes of Action determined by Final Order of a court of competent jurisdiction related to actual fraud, gross negligence, or willful misconduct.

Ultimately, the restructuring contemplated by the Plan is value-maximizing and would not be possible absent the support of the Released Parties many of which (i.e., the Consenting Creditors) will also be the Debtors’ most significant post-emergence stakeholders. Thus, the third-party release operates to maximize the Debtors’ fresh start by minimizing the possibility of distracting post-emergence litigation or costs associated with the continuation of disputes related to the Debtors’ restructuring.

3.	Exculpation.

In addition to the Debtor and third-party releases, the exculpation clause in the Plan provides that the Debtors and the Reorganized Debtors, holders of RBL Claims, the RBL Agent, the Consenting Creditors, the Indenture Trustee, other parties as set forth in the Plan, and certain of their related parties are exculpated from any Causes of Action arising out of acts or omissions related to these Chapter 11 Cases and certain related transactions as set forth therein—except for acts or omissions that are found to have been the product of actual fraud, willful misconduct, or gross negligence. As such, the exculpation clause is reasonable, appropriate, and vital to these Chapter 11 Cases because it provides protection to parties who acted in good faith for the benefit of the Estates during the restructuring.

First, the Debtors and Reorganized Debtors are entitled to the benefits of the exculpation clause. Upon a “good faith” finding within the meaning of section 1125(e) of the Bankruptcy Code, such parties are entitled to the protections afforded by section 1125(e) of the Bankruptcy Code and the exculpation clause. Further, granting such relief falls squarely within the “fresh start” principles underlying the Bankruptcy Code.

Second, certain Exculpated Parties owe fiduciary duties in favor of the Debtors’ Estates, permitting them to receive the benefits of the exculpation clause. For example, the directors, officers, and professionals that have acted on behalf of the Debtors’ in connection with the Chapter 11 Cases owe the Debtors fiduciary duties similar to those the debtor in possession owes to the Estates. The Debtors and their fiduciaries could not possibly have developed the Plan without the support and contributions of the Exculpated Parties.

Accordingly, the failure to approve the exculpation clause would undermine the purpose of the Plan and the settlements set forth in the Plan, Disclosure Statement, and Restructuring Support Agreement by allowing parties to pursue claims post-bankruptcy that are otherwise fully and finally resolved by the Plan when the Exculpated Parties participated in these chapter 11 cases in reliance upon the protections afforded to those constituents by the exculpation clause.

Based on the foregoing, the Debtors believe that the releases and exculpations in the Plan are necessary and appropriate and meet the requisite legal standard promulgated by the United States Court of Appeals for the Fifth Circuit. Moreover, the Debtors are prepared to present evidence at the Confirmation Hearing to demonstrate the basis for and propriety of the release and exculpation provisions. The release, exculpation, and injunction provisions that are contained in the Plan are copied in pertinent part below.

4.	Releases by the Debtors.

Pursuant to section 1123(b) of the Bankruptcy Code, for good and valuable consideration, the adequacy of which is hereby confirmed, on and after the Effective Date, each Released Party is deemed to be, hereby conclusively, absolutely, unconditionally, irrevocably, and forever released and discharged by the Debtors, the Reorganized Debtors, and their Estates, in each case on behalf of themselves and their respective successors, assigns, and representatives, and any and all other Entities who may purport to assert any Cause of Action, directly or derivatively, by, through, for, or because of the foregoing Entities, from any and all Causes of Action, including any derivative claims, asserted on behalf of the Debtors, whether known or unknown, foreseen or unforeseen, matured or unmatured, existing or hereafter arising, in law, equity, contract, tort or otherwise, that the Debtors, the Reorganized Debtors, or their Estates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim against, or Interest in, a Debtor or other Entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the Debtors’ capital structure, management, ownership, or operation thereof, including any draws under the RBL Credit Agreement), the assertion or enforcement of rights and remedies against the Debtors, the Debtors’ in- or out-of-court restructuring efforts, any avoidance actions, intercompany transactions between or among a Debtor or an affiliate of a Debtor and another Debtor or affiliate of a Debtor, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, or filing of the Restructuring Support Agreement, the Disclosure Statement, the Plan (including, for the avoidance of doubt, the plan supplement), or any aspect of the Restructuring, including any contract, instrument, release, or other agreement or document created or entered into in connection with the Restructuring Support Agreement, the Disclosure Statement, or the Plan, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date related or relating to any of the foregoing.

Notwithstanding anything contained in the Plan to the contrary, the foregoing release does not release any obligations of any party under the Plan or any document, instrument, or agreement executed to implement the Plan. Notwithstanding anything contained in the Plan to the contrary, the foregoing release does not release (i) any obligations of any party under the Plan or any document, instrument, or agreement executed to implement the Plan, (ii) any claims related to any act or omission that is determined in a Final Order to have constituted willful misconduct, gross negligence, or actual fraud, (iii) the rights of any current employee of the Debtors under any employment agreement or plan, (iv) the rights of the Debtors with respect to any confidentiality provisions or covenants restricting competition in favor of the Debtors under any employment agreement with a current or former employee of the Debtors, or (v) the rights of Holders of Allowed Claims or Interests to receive distributions under the Plan.

5.	Releases by Releasing Parties.

Except as otherwise expressly set forth in the Plan or the Confirmation Order, on and after the Effective Date, in exchange for good and valuable consideration, the adequacy of which is hereby confirmed, each Released Party is, and is deemed to be, hereby conclusively, absolutely, unconditionally, irrevocably and forever, released and discharged by each Releasing Party from any and all Causes of Action, whether known or unknown, foreseen or unforeseen, matured or unmatured, existing or hereafter arising, in law, equity, contract, tort, or otherwise, including any derivative claims asserted on behalf of the Debtors, that such Entity would have been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the Debtors’ capital structure, management, ownership, or operation thereof, including any draws under the RBL Credit Agreement), the Debtors’ in or out of court restructuring efforts, intercompany transactions between or among a Debtor or an affiliate of a Debtor and another Debtor or affiliate of a Debtor, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, or filing of the Restructuring Support Agreement, the Disclosure Statement, the Plan (including, for the avoidance of doubt, the plan supplement), or any aspect of the Restructuring, including any contract, instrument, release, or other agreement or document created or entered into in connection with the Restructuring Support Agreement, the Disclosure Statement, or the Plan, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date related or relating to any of the foregoing.

Notwithstanding anything contained in the Plan to the contrary, the foregoing release does not release (i) any obligations of any party under the Plan or any document, instrument, or agreement executed to implement the Plan, (ii) the rights of any current employee of the Debtors under any employment agreement or plan, (iii) the rights of the Debtors with respect to any confidentiality provisions or covenants restricting competition in favor of the Debtors under any employment agreement with a current or former employee of the Debtors, or (iv) the rights of Holders of Allowed Claims or Interests to receive distributions under the Plan.

6.	Exculpation.

Except as otherwise specifically provided in the Plan, no Exculpated Party shall have or incur liability for, and each Exculpated Party is hereby released and exculpated from any Cause of Action for any claim related to any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, or filing of the Restructuring Support Agreement and related prepetition transactions (including any draws under the RBL Credit Agreement), the Disclosure Statement, the Plan, the plan supplement, or any transaction related to the Restructuring, any contract, instrument, release or other agreement or document created or entered into before or during the Chapter 11 Cases, any preference, fraudulent transfer, or other avoidance claim arising pursuant to chapter 5 of the Bankruptcy Code or other applicable law, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance of securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, except for claims related to any act or omission that is determined in a Final Order to have constituted actual fraud, gross negligence or willful misconduct, but in all respects such Exculpated Parties shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan.

7.	Injunction.

Except as otherwise expressly provided in the Plan or for obligations or distributions issued or required to be paid pursuant to the Plan or the Confirmation Order, all Entities that have held, hold, or may hold Claims or Interests that have been released pursuant to the Plan, discharged pursuant to the Plan, or are subject to exculpation pursuant to the Plan, are permanently enjoined, from and after the Effective Date, from taking any of the following actions against, as applicable, the Debtors, the Reorganized Debtors, or the Released Parties or the Exculpated Parties: (i) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests; (ii) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any such Claims or Interests; (iii) creating, perfecting, or enforcing any lien or encumbrance of any kind against such Entities or the property or the estates of such Entities on account of or in connection with or with respect to any such Claims or Interests; (iv) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property of such Entities on account of or in connection with or with respect to any such Claims or Interests unless such Entity has timely asserted such setoff right in a document Filed with the Bankruptcy Court explicitly preserving such setoff, and notwithstanding an indication of a claim or interest or otherwise that such Entity asserts, has, or intends to preserve any right of setoff pursuant to applicable law or otherwise; and (v) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests released or settled pursuant to the Plan.

8.	Release of Liens.

Except as otherwise specifically provided in the Plan, the Exit Facility Credit Agreement, or in any contract, instrument, release, or other agreement or document created pursuant to the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to the Plan and, in the case of a Secured Claim, satisfaction in full of the portion of the Secured Claim that is Allowed as of the Effective Date, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released and discharged, and all of the right, title, and interest of any holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the Reorganized Debtors and their successors and assigns, in each case, without any further approval or order of the Bankruptcy Court and without any action or Filing being required to be made by the Debtors or the Reorganized Debtors, or any other Holder of a Secured Claim. In addition, at the sole expense of the Debtors or the Reorganized Debtors, the Holders of Secured Claims (and the applicable agent for such Holders) shall be authorized and directed to release any collateral or other property of the Debtors (including any cash collateral and possessory collateral) held by such Holders (and the applicable agent for such Holders), and to take such actions as may be reasonably requested by the Reorganized Debtors to evidence the release of such Liens and/or security interests, including the execution and delivery of all documents reasonably requested by the Debtors, Reorganized Debtors, or the Exit Facility Agent to evidence the release of such mortgages, deeds of trust, Liens, pledges, and other security interests. The presentation or filing of the Confirmation Order to or with any federal, state, provincial, or local agency, records office, or department shall constitute good and sufficient evidence of, but shall not be required to effect, the termination of such Liens and/or security interests.

To the extent that any Holder of a Secured Claim that has been satisfied or discharged in full pursuant to the Plan, or any agent for such Holder has filed or recorded publicly any Liens and/or security interests to secure such Holder’s Secured Claim, then as soon as practicable on or after the Effective Date, such Holder (or the agent for such Holder) shall take any and all steps requested by the Debtors, the Reorganized Debtors, or Exit Facility Agent that are necessary or desirable to record or effectuate the cancellation and/or extinguishment of such Liens and/or security interests, including the making of any applicable filings or recordings, and the Reorganized Debtors shall be entitled to make any such filings or recordings on such Holder’s behalf. Notwithstanding the foregoing paragraph, Article VIII.G of the Plan shall not apply to any Secured Claims that are Reinstated pursuant to the terms of the Plan.

O.	How will the preservation of the Causes of Action impact my recovery under the Plan?

The Plan provides for the preservation of all Causes of Action other than those that are expressly waived, relinquished, exculpated, released, compromised, or settled.

In accordance with section 1123(b) of the Bankruptcy Code, but subject to Article VIII of the Plan, the Reorganized Debtors, as applicable, shall retain and may enforce all rights to commence and pursue, as appropriate, any and all Causes of Action of the Debtors, which shall be Retained Causes of Action, whether arising before or after the Petition Date, including any actions specifically enumerated in the Plan Supplement, which, for the avoidance of doubt, shall become property of the Reorganized Debtors, and the Reorganized Debtors’ rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date, other than the Causes of Action released by the Debtors pursuant to the releases and exculpations contained in the Plan, including in Article VIII of the Plan, which shall be deemed released and waived by the Debtors and the Reorganized Debtors as of the Effective Date.

The Reorganized Debtors may pursue such Retained Causes of Action, as appropriate, in accordance with the best interests of the Reorganized Debtors. No Entity may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any Cause of Action against it as any indication that the Debtors or the Reorganized Debtors, as applicable, will not pursue any and all available Causes of Action of the Debtors against it. The Debtors and the Reorganized Debtors expressly reserve all rights to prosecute any and all Causes of Action against any Entity, except as otherwise expressly provided in the Plan, including Article VIII of the Plan. Unless any Causes of Action of the Debtors against an Entity are expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan or a Final Order, the Reorganized Debtors expressly reserve all Causes of Action for later adjudication, and therefore no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise), or laches, shall apply to such Causes of Action upon, after, or as a consequence of the Confirmation or Consummation. For the avoidance of doubt, in no instance will any Cause of Action preserved pursuant to Article IV.R of the Plan include any claim or Cause of Action with respect to, or against, a Released Party that is released under Article VIII of the Plan.

The Reorganized Debtors reserve and shall retain such Causes of Action of the Debtors notwithstanding the rejection or repudiation of any Executory Contract or Unexpired Lease during the Chapter 11 Cases or pursuant to the Plan. In accordance with section 1123(b)(3) of the Bankruptcy Code, any Causes of Action that a Debtor may hold against any Entity shall vest in the Reorganized Debtors, except as otherwise expressly provided in the Plan, including Article VIII of the Plan. The applicable Reorganized Debtors, through their authorized agents or representatives, shall retain and may exclusively enforce any and all such Causes of Action. The Reorganized Debtors shall have the exclusive right, authority, and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw, or litigate to judgment any such Causes of Action and to decline to do any of the foregoing without the consent or approval of any third party or further notice to or action, order, or approval of the Bankruptcy Court.

IV.	OVERVIEW OF THE VOTING PROCESS

A.	What is the deadline to vote on the Plan?

The Voting Deadline is scheduled for [•], at 11:59 p.m., prevailing Central Time.5

[5]

To the extent the holders of Claims and Interests entitled to vote on the Plan file proofs of such Claims after the Debtors have commenced solicitation, the Debtors shall provide ballots and solicitation materials on a rolling basis.

B.	How do I vote for or against the Plan?

Detailed instructions regarding how to vote on the Plan are contained on the ballots distributed to holders of Claims and Interests that are entitled to vote on the Plan. For your vote to be counted, your ballot must be properly completed, executed, and delivered as directed, so that your ballot or a master ballot including your vote is actually received by the Debtors’ solicitation agent, Stretto (the “Solicitation Agent”) on or before the Voting Deadline, i.e. [•], at 11:59 p.m., prevailing Central Time. See Article IX of this Disclosure Statement, entitled “Solicitation and Voting Procedures,” which begins on page 47 for more information.

C.	Why is the Bankruptcy Court holding a Confirmation Hearing?

Section 1128(a) of the Bankruptcy Code requires the Bankruptcy Court to hold a hearing on Confirmation of the Plan and recognizes that any party in interest may object to Confirmation of the Plan.

D.	When is the Confirmation Hearing set to occur?

The Confirmation Hearing is scheduled for [•], at [•], prevailing Central Time, or such other time as may be scheduled by the Bankruptcy Court. The Confirmation Hearing may be adjourned from time to time without further notice.

Objections to Confirmation must be filed with the Bankruptcy Court, by no later than [•], at 5:00 p.m., prevailing Central Time, in accordance with the notice of the Confirmation Hearing that accompanies this Disclosure Statement and the Disclosure Statement Order attached hereto as Exhibit D and incorporated herein by reference.

E.	What is the purpose of the Confirmation Hearing?

The confirmation of a plan of reorganization by a bankruptcy court binds the debtor, any issuer of securities under a plan of reorganization, any person acquiring property under a plan of reorganization, any creditor or equity interest holder of a debtor, and any other person or entity as may be ordered by the bankruptcy court in accordance with the applicable provisions of the Bankruptcy Code. Subject to certain limited exceptions, the order issued by the bankruptcy court confirming a plan of reorganization discharges a debtor from any debt that arose before the confirmation of such plan of reorganization and provides for the treatment of such debt in accordance with the terms of the confirmed plan of reorganization.

F.	What is the effect of the Plan on the Debtors’ ongoing business?

The Debtors are reorganizing under chapter 11 of the Bankruptcy Code. As a result, the occurrence of the Effective Date means that the Debtors will continue to operate their business as a going concern. Following Confirmation, the Plan will be consummated on the Effective Date, which is a date that is the first Business Day after the Confirmation Date on which (1) no stay of the Confirmation Order is in effect, (2) all conditions precedent to the occurrence of the Effective Date set forth in Article X.A of the Plan have been satisfied, and (3) the Plan is deemed effective by the Debtors. On or after the Effective Date, and unless otherwise provided in the Plan, the Reorganized Debtors may operate their businesses and, except as otherwise provided by the Plan, may use, acquire, or dispose of property and compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules. Additionally, upon the Effective Date, all actions contemplated by the Plan will be deemed authorized and approved.

G.	Who do I contact if I have additional questions with respect to this Disclosure Statement or the Plan?

If you have any questions regarding this Disclosure Statement or the Plan, please contact the Solicitation Agent, via one of the following methods:

By regular mail, hand delivery, or overnight mail at:

Whiting Petroleum Corporation

Ballot Processing Center

c/o Stretto

410 Exchange, Suite 100

Irvine, CA 92602

By electronic mail at:

TeamWhiting@stretto.com

By telephone (toll free) at:

800-330-2531

Copies of the Plan, this Disclosure Statement, and any other publicly filed documents in the Chapter 11 Cases are available upon written request to the Solicitation Agent at the address above or by downloading the exhibits and documents from the website of the Solicitation Agent at cases.stretto.com/whitingpetroleum (free of charge) or the Bankruptcy Court’s website at www.txs.uscourts.gov/bankruptcy/ (for a fee).

H.	Do the Debtors recommend voting in favor of the Plan?

Yes. The Debtors believe that the Plan provides for a larger distribution to the Debtors’ creditors than would otherwise result from any other available alternative. The Debtors believe that the Plan, which contemplates a significant deleveraging of the Debtors’ balance sheet and enables them to emerge from chapter 11 expeditiously, is in the best interest of all holders of Claims and Interests, and that any other alternatives (to the extent they exist) fail to realize or recognize the value inherent under the Plan.

I.	Who supports the Plan?

The Plan is supported by the Debtors and the Consenting Creditors, including Holders of approximately [•] % of the Senior Notes Claims.

V.	THE DEBTORS’ PLAN.

A.	The Plan.

The Plan contemplates the following key terms, among others described herein and therein:

1.	Issuance and Distribution of New Common Stock and Warrants.

On the Effective Date, Reorganized Whiting Parent shall issue the New Common Stock, the New Warrants-A, and the New Warrants-B to Holders of Claims and Interests entitled to receive the New Common Stock, the New Warrants-A, and the New Warrants-B, as applicable, pursuant to the Plan in the proportions set forth in the Plan. The issuance of New Common Stock, including any New Common Stock to be issued upon exercise of the New Warrants-A and the New Warrants-B, shall be duly authorized without the need for any further corporate action and without any further action by the Debtors or the Reorganized Debtors or by Holders of any Claims or Interests, as applicable. All New Common Stock, New Warrants-A, and New Warrants-B issued under the Plan shall be duly authorized, validly issued, fully paid, and non-assessable.

The Plan provides that 97% of the New Common Stock shall be issued to holders of General Unsecured Claims, while the remaining 3% of the New Common Stock shall be issued to holders of Allowed Existing Interests and Allowed Section 510(b) Claims (in each case, subject to dilution from the New Common Stock to be issued pursuant to the New Warrants-A, the New Warrants-B, and the Management Incentive Plan). The Plan provides that the New Warrants-A and the New Warrants-B shall be issued to holders of Existing Interests (and the New Common Stock purchasable on account of such warrants is subject to dilution from the New Common Stock to be issued pursuant to the Management Incentive Plan).

2.	The Exit Facility.

To fund the Reorganized Debtors’ operations upon emergence from the Chapter 11 Cases, on the Effective Date the applicable Reorganized Debtors will enter into the Exit Facility, including any documents required in connection with the creation, continuation, or perfection of Liens in connection therewith.

The Confirmation Order shall include approval of the Exit Facility and the Exit Facility Documents, subject to the consent of the Requisite Creditors (such consent not to be unreasonably withheld), all transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred and fees paid by the Reorganized Debtors in connection therewith, and authorization of the Reorganized Debtors to enter into, execute, and perform under the Exit Facility Documents and all related documents and agreements to the extent a party thereto, and authorization for the Reorganized Debtors to create or perfect the Liens in connection therewith.

The Debtors believe the Exit Facility will allow them to operate with stability, and successfully fund a go-forward business plan that fully harnesses the benefits of the Plan.

3.	General Settlement of Claims, Interests, and Causes of Action.

Pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the classification, distributions, releases, and other benefits provided under the Plan, upon the Effective Date, the provisions of the Plan shall constitute a good faith compromise and settlement of all Claims, Interests, Causes of Action, and controversies released, settled, compromised, discharged, satisfied, or otherwise resolved pursuant to the Plan. The Plan shall be deemed a motion, proposed by the Debtors and joined by the Consenting Creditors to approve the good-faith compromise and settlement of all Claims, Interests, Causes of Action, and controversies pursuant to Bankruptcy Rule 9019, and the entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the compromise and settlement of all such Claims, Interests, Causes of Action, and controversies, as well as a finding by the Bankruptcy Court that such compromise and settlement is in the best interests of the Debtors, their Estates, and Holders of Claims and Interests and is fair, equitable, reasonable, and in the best interests of the Debtors and their Estates.

Pursuant to Rule 408 of the Federal Rules of Evidence, the Plan, this Disclosure Statement, the Restructuring Support Agreement (and any exhibits or supplements relating to the foregoing) and all negotiations relating thereto will not be admissible into evidence in any proceeding unless and until the Plan is consummated, and then only in accordance with the Plan. In the event the Plan is not consummated, provisions of the Plan, this Disclosure Statement, the Restructuring Support Agreement (and any exhibits or supplements relating to the foregoing) and all negotiations relating thereto will not be binding or probative.

4.	Releases.

The Plan contains certain releases (as described more fully in Article III.N of this Disclosure Statement, entitled “Will there be releases and exculpation granted to parties in interest as part of the Plan?” which begins on page 9), including mutual releases among the Debtors, Reorganized Debtors, and certain of their key stakeholders, including the parties to the Restructuring Support Agreement and their advisors. Additionally, all holders of Claims or Interests that do not validly opt out of the releases contained in the Plan or file an objection with the Bankruptcy Court in the Chapter 11 Cases that expressly objects to the inclusion of such holder as a Releasing Party under the provisions contained in Article VIII of the Plan will be deemed to have expressly, unconditionally, generally, individually, and collectively consented to the release and discharge of all Claims and Causes of Action against the Debtors and the Released Parties.

5.	Directors and Officers of the Reorganized Debtors.

As of the Effective Date, the term of the current members of the boards of directors of the Debtors shall expire, and the initial boards of directors, including the Reorganized Whiting Parent Board, as well as the officers of each of the Reorganized Debtors, shall be appointed in accordance with the New Organizational Documents and other constituent documents of each Reorganized Debtor. The Reorganized Whiting Parent Board will consist of (i) the Reorganized Debtors’ chief executive officer and (ii) the other directors selected by the Requisite Creditors, whose identities shall be disclosed in the Plan Supplement.

B.	Whiting’s Corporate History.

1.	Formation and Business.

Whiting was founded in January 1980 in Denver, Colorado by Kenneth R. Whiting and Bert Ladd. Mr. Whiting served as President and Chief Executive Officer until 1993 and as a director until 2008. In 1983, Whiting merged with Keba Oil & Gas and Hingeline-Overthrust to become a public company. In 1992, Alliant Energy, a Midwest public utility, acquired Whiting as a wholly-owned subsidiary. In November 2003, Whiting again became a public company as part of its initial public offering on the New York Stock Exchange (“NYSE”).

C.	The Debtors’ Assets and Operations.

1.	The Debtors’ Assets.

The Debtors control one of the largest acreage positions in the Bakken and Three Forks resource play in the Williston Basin of North Dakota and Montana (the “Williston Basin”), with 471,000 net acres in the oil-productive “sweet spots” of the basin. From the Bakken and Three Forks resource play, the Debtors have consistently been a top oil producer in North Dakota. The Debtors also own 86,000 net acres in the eastern Denver-Julesburg Basin of Colorado (the “DJ Basin”). As of December 31, 2019, the Debtors’ estimated proved reserves totaled approximately 485.4 million stock tank barrels of oil equivalent (“BOEs”). The Debtors’ 2019 average daily production was 125,500 BOE per day, resulting in an average reserve life of approximately 10.6 years.

2.	The Debtors’ Business Strategy.

Since their inception, the Debtors have built a strong asset base through a combination of property acquisitions and development of proved reserves and exploration activities. The Debtors’ current operations and capital programs focus on organic drilling opportunities and the development of previously acquired properties. In particular, the Debtors focus on projects they believe will provide the greatest potential for repeatable success and production growth. At the same time, the Debtors selectively pursue acquisitions that complement their existing core properties, including other basins where they can apply their existing knowledge and expertise to build production and add proved reserves.

3.	Acquisitions and Divestitures.

As a result of lower crude oil prices during 2017 and 2018, the Debtors significantly reduced their level of capital spending and focused their drilling activities on projects they determined would provide the highest rate of return. During 2019, the Debtors focused on developing their large resource play in the Williston Basin while continuing to closely align their capital spending with cash flows generated from operations. The Debtors continually evaluate their property portfolio and sell properties when the Debtors believe that the sales price realized will provide an above-average rate of return for the property or when the property no longer matches the profile of properties the Debtors desire to own. The Debtors’ recent acquisitions and divestitures are described below:

•

2018 Acquisitions and Divestitures. In July 2018, the Debtors completed the acquisition of approximately 54,800 net acres in the Williston Basin, including interests in 117 producing oil and gas wells and undeveloped acreage located in Richland County, Montana and McKenzie County, North Dakota, for an aggregate purchase price of $130 million (before closing adjustments). The producing properties had estimated proved reserves of 25.7 million BOE as of the acquisition date, 84 percent of which was crude oil and natural gas liquids. The Debtors did not have any significant divestitures during the year ended December 31, 2018.

•

2019 Acquisitions and Divestitures. In July 2019, the Debtors completed the divestiture of their interests in 137 non-operated, producing oil and gas wells located in McKenzie, Mountrail, and Williams counties of North Dakota for aggregate sales proceeds of $27 million (before closing adjustments). In August 2019, the Debtors completed the divestiture of their interests in 58 non-operated, producing oil and gas wells located in Richland County, Montana and Mountrail and Williams counties of North Dakota for aggregate sales proceeds of $26 million (before closing adjustments). On a combined basis, the divested properties consisted of less than 1 percent of the Debtors’ estimated proved reserves as of December 31, 2018 and the Debtors’ April 2019 average daily production.

•

Recent Acquisitions and Divestitures. Subsequent to December 31, 2019, the Debtors completed the divestiture of their interests in 30 non-operated, producing oil and gas wells and related undeveloped acreage located in McKenzie County, North Dakota for aggregate sales proceeds of $25 million (before closing adjustments). The divested properties consisted of less than 1 percent of the Debtors’ estimated proved reserves as of December 31, 2019 and 1 percent of the Debtors’ average daily production for the year ended December 31, 2019. There were no significant acquisitions during the year ended December 31, 2019.

4.	The Debtors’ Geography.

(a)	Rocky Mountains and North Dakota.

The Debtors’ Northern Rocky Mountains operations include properties in the Williston Basin targeting the Bakken and Three Forks formations and encompassing approximately 471,000 gross developed and undeveloped acres.

The Debtors’ Central Rocky Mountains operations include properties at their Redtail field in the DJ Basin targeting the Niobrara and Codell and Fort Hays formations and encompassing approximately 86,000 gross developed and undeveloped acres.

(b)	Other Regions.

Outside of the Rocky Mountains, the Debtors have assets in several states including in the Permian basin of West Texas and the Gulf Coast.

5.	The Debtors’ Operations.

(a)	The Debtors’ Industry.

The majority of the Debtors’ assets are in the upstream sector of the oil and gas industry, which is comprised of E&P activities that focus on locating and extracting crude oil, raw natural gas, and other hydrocarbons from under the ground. Common upstream assets include wells and simple well pad equipment. The Debtors focus on the acquisition, exploration, development, and production of crude oil, natural gas liquids, and natural gas. Although the Debtors also engage in certain functions such as gathering, processing, and marketing—which are typically characterized as mid-stream or downstream activities—the Debtors consider such functions to be ancillary to their upstream E&P activities.

(b)	Marketing, Major Customers, and Delivery Commitments.

The Debtors principally sell their oil and gas production to end users, marketers, and other purchasers that have access to nearby pipeline or rail takeaway. In areas where there is no practical access to gathering pipelines, oil is trucked or transported to terminals, market hubs, refineries or storage facilities.

The Debtors maintain production sales agreements containing customary terms and conditions for the oil and natural gas industry, and which generally provide for sales based on prevailing market prices in the area. As of December 31, 2019, the Debtors were parties to three physical delivery contracts requiring them to deliver fixed volumes of crude oil. One of these contracts is tied to crude oil production from the Williston Basin and requires delivery of 10,000 barrels per day for a term of seven years. The effective date of this agreement is contingent upon the completion of certain related pipelines, which are currently expected to be brought online in 2021. Under the terms of this agreement, if the Debtors fail to deliver the committed volumes, they will be required to pay a deficiency payment of $5.75 per undelivered barrel, subject to upward adjustment, over the duration of the contract. These production sales agreements generally have terms of one year or less. The Debtors’ two remaining physical delivery contracts are effective as of December 31, 2019. One of these contracts is tied to oil production at the Debtors’ Sanish field in Mountrail County, North Dakota and is effective for a term of seven years ending May 31, 2024. The other contract is tied to oil production at the Debtors’ Redtail field in Weld County, Colorado and terminates in April 2020.

(c)	Hedging Portfolio.

To provide protection against volatility in commodity prices, the Debtors have historically entered into hedging transactions of their oil and natural gas production revenues to reduce their exposure to fluctuations in the price of oil and natural gas. The Debtors’ hedging transactions to date have consisted of financially-settled crude oil and natural gas options contracts—primarily costless collars and swaps—placed with major financial institutions. As of February 20, 2020, the Debtors had contracts covering the sale of 31 million barrels of oil per day for the remainder of 2020 and 6 million barrels of oil per day for all of 2021. As of March 31, 2020, current mark-to-market value of the Company’s hedge contracts is estimated to be approximately $216.7 million. All of the Debtors’ oil hedges will expire by December 2021.

The Debtors have sought authorization to maintain their prepetition hedges and enter into postpetition hedges on a final basis pursuant to, and subject to the Bankruptcy Court’s entry of, the Final Order (I) Authorizing the Debtors to (A) Perform Under and Amend Prepetition Hedging Arrangements, (B) Enter Into, and Perform Under, Postpetition Hedging Arrangements, (C) Grant Liens and Superpriority Administrative Expense Claims, and (II) Granting Related Relief. The Bankruptcy Court will consider the entry of such order at the hearing currently scheduled for May 6, 2020.

D.	Prepetition Capital Structure.

As of the Petition Date, the Debtors had approximately $3.4 billion in total funded debt obligations. The relative priorities of each debt obligation are as follows:

Debt	Approx. Principal Amount Outstanding
RBL Facility	$1.072 billion	[6]
Total Secured Debt	$1.072 billion
1.25% Convertible Notes due 2020	$186.6 million	[7]
5.75% Senior Notes due 2021	$773.6 million
6.25% Senior Notes due 2023	$408.3 million
6.625% Senior Notes due 2026	$1.000 billion
Total Unsecured Notes	$2.368 billion

Total Funded Debt Obligations	$3.440 billion

1.	The RBL Facility.

On April 12, 2018, the Debtors entered into that certain Seventh Amended and Restated Credit Agreement, by and among Whiting Oil and Gas Corporation, as borrower, Whiting, as parent guarantor, the lenders party thereto from time to time (the “RBL Lenders”), and JPMorgan Chase Bank, N.A., as the

[6]	This figure does not account for certain setoffs taken relating to terminated Hedging Arrangements.
[7]	This figure reflects a conversion notice that was received shortly before the Petition Date.

administrative agent (as amended, supplemented, or otherwise modified from time to time in accordance with the terms therein, the “RBL Credit Agreement”), which provides for the Debtors’ reserve-based lending facility (the “RBL Facility”). Pursuant to a certain Second Amended and Restated Guaranty and Collateral Agreement, the RBL Facility is guaranteed by each of the Debtors and is secured on a first-priority basis by substantially all of the assets and stock of the Debtors.

The maturity date of the RBL Facility is April 12, 2023, subject to a springing maturity on December 15, 2020 if the 2021 Senior Notes (as defined below) are not paid in full prior to such date. The RBL Facility accrues interest at a rate per annum equal to: (a) the alternate base rate plus an applicable margin of 0.5%—1.5% based on the borrowing base utilization percentage; or (b) adjusted LIBOR plus an applicable margin of 1.5%—2.5% based on the borrowing base utilization percentage.

The borrowing base under the RBL Facility is subject to redeterminations from time to time. In October 2019, the borrowing base under the RBL Facility was reduced from $2.25 billion to $2.05 billion in connection with the November 1, 2019, regular borrowing base redetermination, with no change to the aggregate commitments of $1.75 billion.

As of the Petition Date, approximately $1.072 billion was outstanding under the RBL Facility. Additionally, as of the Petition Date, there were approximately $2.0 million in letters of credit issued but undrawn under the RBL Facility.

Pursuant to the terms of the RBL Facility, the Debtors enter into and perform under certain hedging arrangements (the “Hedging Arrangements”) to mitigate risks related to commodity price and interest rate fluctuations. As of the Petition Date, the Debtors are party to Hedging Arrangements with nine Hedge Counterparties. While historically the Hedge Counterparties have consisted of both RBL Lenders or their affiliates, as well as non-RBL Lenders or affiliates, as of the Petition Date, each of the Hedge Counterparties was an RBL Lender or an affiliate thereof. To the extent that a Hedge Counterparty is an RBL Lender or an affiliate thereof, all obligations under such Hedging Arrangements are secured by the same collateral that secures the RBL Facility. As of the Petition Date, the Hedging Arrangements have an aggregate mark to market value of approximately $216.7 million (in amounts due to the Debtors).

Shortly after the Petition Date, certain Hedge Counterparties exercised their rights to setoff hedge proceeds pursuant to the Hedging Arrangements and Hedge Orders in an aggregate amount of approximately $137.5 million,8 resulting in an outstanding balance under the RBL Facility of approximately $934.4 million.

On April 22, 2020, the Debtors filed a motion for a second interim hedging order that would authorize the Debtors to enter into new postpetition hedging arrangements [Docket No. 194]. The Bankruptcy Court is expected to rule on such motion during the week of April 20, 2020.

2.	2020 Convertible Notes.

In connection with entry into that certain indenture, dated as of March 27, 2015 (as amended, supplemented, or modified from time to time in accordance with the terms therein, the “Convertible Notes Indenture”), by and among Whiting, as issuer, certain guarantors party thereto, and Bank of New York Mellon Trust Company, N.A., as trustee, the Debtors issued a series of 1.25% convertible senior notes due 2020 (the “Convertible Notes”) in an aggregate principal amount of $688 million.

[8]	This amount does not account for certain setoffs that are subject to dispute.

The Convertible Notes bear interest at a rate of 1.25% per annum, with interest payable on April 1 and October 1 of each year, beginning on October 1, 2016. The Convertible Notes matured on April 1, 2020. As of the Petition Date, approximately $186.6 million is outstanding under the Convertible Notes.

3.	2021 Senior Notes

In connection with entry into that certain second supplemental indenture, dated as of September 12, 2013 (the “2021 Senior Notes Indenture”) to that certain senior indenture dated as of September 12, 2013 (the “Base Indenture”), by and among Whiting, as issuer, each of the remaining Debtor entities, as guarantors, and Bank of New York Mellon Trust Company, N.A., as trustee, Whiting issued a series of 5.75% senior notes due 2021 (the “2021 Senior Notes”) in an aggregate principal amount of $800 million.

The 2021 Senior Notes bear interest at a rate of 5.75% per annum. Interest is payable on the 2021 Senior Notes on March 15 and September 15 of each year, beginning on March 15, 2014. The 2021 Senior Notes mature on March 15, 2021. As of the Petition Date, approximately $773.6 million is outstanding under the 2021 Senior Notes.

4.	2023 Senior Notes

In connection with entry into that certain fourth supplemental indenture, dated as of March 27, 2015 (the “2023 Senior Notes Indenture”) to the Base Indenture, by and among Whiting, as issuer, each of the remaining Debtor entities, as guarantors, and Bank of New York Mellon Trust Company, N.A., as trustee, Whiting issued a series of 6.25% senior notes due 2023 (the “2023 Senior Notes”) in an aggregate principal amount of $750 million.

The 2023 Senior Notes bear interest at a rate of 6.25% per annum. Interest is payable on the 2023 Senior Notes on April 1 and October 1 of each year, beginning on October 1, 2015. The 2023 Senior Notes mature on April 1, 2023. As of the Petition Date, approximately $408.3 million is outstanding under the 2023 Senior Notes.

5.	2026 Senior Notes

In connection with entry into that certain fifth supplemental indenture, dated as of December 27, 2017 (the “2026 Senior Notes Indenture”) to the Base Indenture, by and among Whiting, as issuer, each of the remaining Debtor entities, as guarantors, and Bank of New York Mellon Trust Company, N.A., as trustee, Whiting issued a series of 6.625% senior notes due 2026 (the “2026 Senior Notes”) in an aggregate principal amount of $1.0 billion.

The 2026 Senior Notes bear interest at a rate of 6.625% per annum. Interest is payable on the 2026 Senior Notes on January 15 and July 15 of each year, beginning on July 15, 2018. The 2026 Senior Notes mature on January 15, 2026. As of the Petition Date, approximately $1.0 billion is outstanding under the 2026 Senior Notes.

6.	Equity.

As of December 31, 2019, Whiting had approximately 91,326,469 shares of common stock outstanding. As of February 20, 2020, there were 444 holders of record of WLL common stock.

Since August, 2014, the trading price of WLL common stock has faced downward pressures proportionate with downturns in commodity markets. On November 8, 2017, Whiting’s Board of Directors approved a reverse stock split of the company’s common stock at a ratio of one-for-four and a reduction in the number of authorized shares of the company’s common stock from 600,000,000 shares to 225,000,000. Whiting’s common stock began trading on a split-adjusted basis on November 9, 2017, upon opening of the markets.

VI.	EVENTS LEADING TO THE CHAPTER 11 CASES.

A.	Early 2020: Evaluation of Liability Management Transactions.

Prior to the March 2020 global collapse of oil prices, the Debtors were focused on evaluating various transactions that could right-size their assets and capital structure and set the Debtors on a path for long-term success. As late as February 2020, the Debtors were evaluating potential merger and acquisition, sale, and consensual recapitalization options that would allow them to address their significant funded indebtedness, especially the senior unsecured note maturities in 2021, 2023, and 2026 that totaled $2.2 billion. However, the Debtors were unable to reach an agreement on any potential liability management transaction at that time. Nevertheless, at that time, the Debtors expected to draw down on their availability under the RBL Facility and utilize this cash to pay the nearly $190 million maturity payment of the 2020 convertible notes that was due on April 1, 2020. Thereafter, the Debtors planned to organize their senior unsecured noteholders to negotiate a liability management transaction, ahead of the maturity payment on the 2021 senior unsecured notes, which would right-size the Debtors’ balance sheet and allow them to make their bond maturity payments in 2021, 2023, and 2026.

B.	Recent Market Volatility and March 2020 Oil Market Crash.

The Debtors’ plans to pay the nearly $190 million maturity payment of the convertible notes on April 1, 2020 were completely upended by the sudden crash of oil prices in March 2020. Historically, markets for oil, natural gas, and natural gas liquid have been volatile. This volatility, however, was exacerbated by the sudden, combined impact of the COVID-19 pandemic and the oil price war between the Kingdom of Saudi Arabia and Russia. This volatility not only negatively impacted commodity markets, but financial markets in general.

In early 2020, the initial spread of COVID-19 caused decreased factory output and transportation demand, resulting in a decline in energy prices. To address this, OPEC, led by the Kingdom of Saudi Arabia, called for additional cuts in oil production, subject to agreement by Russia. However, those efforts faltered, and the parties failed to reach an agreement as to production levels. In the aftermath, both the Kingdom of Saudi Arabia and Russia announced that they would increase, rather than decrease production, resulting in surplus supply amidst already decreasing demand for energy. Meanwhile, the COVID-19 pandemic continued (and continues) to spread at alarming rates causing governments across the world to institute drastic measures that have decreased energy demand even further.

The effects on energy markets have been stark. In March 2020, oil prices plummeted to near $20 per barrel, the lowest point in nearly twenty years. The effect on all companies in the oil and gas industry (not just E&P companies) has been undeniable. However, independent oil and gas companies such as Whiting have been especially hard-hit, as their revenues primarily are generated from the sale of unrefined oil, natural gas, and natural gas liquids.

The current volatility in commodity markets has made it especially difficult for some companies to execute on out-of-court restructuring alternatives. In the first three months of 2020, at least nine large E&P companies and related service providers have filed for chapter 11, including Kingfisher Midstream, LLC on January 13, 2020; McDermott International, Inc. on January 21, 2020; Southland Royalty Company, LLC on January 27, 2020; Pioneer Energy Services Corporation on March 1, 2020; and Foresight Energy LP on March 10, 2020.

C.	Negotiations with Key Creditors; Proposed Timeline of These Chapter 11 Cases.

Following the sudden crash of oil prices in March 2020, the Debtors and their advisors immediately revised their prior plans to pursue an out-of-court liability management transaction later in 2020, and instead evaluated whether it was still appropriate to pay the nearly $190 million maturity payment due on the 2020 convertible notes. First, the Debtors, with the input of their advisors, decided to draw down $650 million on the RBL Facility to provide the Debtors with more than enough liquidity to operate throughout the remainder of 2020. Second, following the draw-down, the Debtors engaged in discussions with their lender banks and the Ad Hoc Committee of Noteholders regarding the terms of the consensual use of cash collateral and a potential restructuring premised on a debt-for-equity exchange of the Debtors’ convertible notes and senior unsecured notes. Both the lender banks and the Ad Hoc Committee of Noteholders were supportive of a potential restructuring, and the Ad Hoc Committee of Noteholders indicated their preference that the Debtors preserve their liquidity and not make the maturity payment in respect of the convertible notes due on April 1, 2020.

In late March 2020, Whiting’s Board of Directors determined to forego the nearly $190 million maturity payment in light of, among other things the Debtors’ liquidity and financial condition (in particular, the Debtors’ ability to make the $2.2 billion in maturity payments due in 2021, 2023, and 2026), and the opposition by the Debtors’ key stakeholders to such payment.

At the same time, the Debtors immediately began arm’s-length negotiations with the Ad Hoc Committee of Noteholders regarding the terms of a holistic restructuring sponsored by the Ad Hoc Committee of Noteholders. Certain large holders of the Debtors’ notes executed confidentiality agreements to permit the exchange of diligence. Immediately prior to the filing of these Chapter 11 Cases, the Debtors reached an agreement in principle with the restricted members of the Ad Hoc Committee of Noteholders regarding the Restructuring Term Sheet. On April 23, 2020, the Debtors and the Consenting Creditors entered into the Restructuring Support Agreement which provides that the Consenting Creditors will support the Plan on the terms and conditions set forth in the Restructuring Support Agreement.

VII.	MATERIAL DEVELOPMENTS AND ANTICIPATED EVENTS OF THE CHAPTER 11 CASES.

A.	Corporate Structure upon Emergence.

Except as otherwise provided in the Plan or any agreement, instrument, or other document incorporated in the Plan or the Plan Supplement, on the Effective Date, or as otherwise may be agreed between the Debtors and the Requisite Creditors, each Debtor shall continue to exist on and after the Effective Date as a separate corporation, limited liability company, partnership, or other form of entity, as the case may be, with all the powers of a corporation, limited liability company, partnership, or other form of entity, as the case may be, pursuant to the applicable law in the jurisdiction in which each applicable Debtor is incorporated or formed and pursuant to the respective certificate of incorporation and by-laws (or other analogous formation documents) in effect before the Effective Date, except to the extent such certificate of incorporation or bylaws (or other analogous formation, constituent or governance documents) is amended by the Plan or otherwise, and to the extent any such document is amended, such document is deemed to be amended pursuant to the Plan and requires no further action or approval (other than any requisite filings required under applicable state or federal law).

B.	Expected Timetable of the Chapter 11 Cases.

The Restructuring Support Agreement contains certain milestones in relation to the Chapter 11 Cases that apply unless extended or waived in writing. The Debtors intend to move as quickly as practicable during the Chapter 11 Cases to achieve such milestones on the timeline set forth in the Restructuring Support Agreement, including:

•	entry of an order by the Bankruptcy Court conditionally approving the Disclosure Statement no later than July 20, 2020;

•	entry of the Confirmation Order by the Bankruptcy Court no later than August 19, 2020; and

•	occurrence of the Effective Date no later than September 18, 2020.

Should the Debtors’ projected timelines prove accurate, the Debtors could emerge from chapter 11 within six months of the Petition Date. However, no assurances can be made that the Bankruptcy Court will enter various orders on the timetable anticipated by the Debtors.

C.	First Day Relief.

On the Petition Date, along with their voluntary petitions for relief under chapter 11 of the Bankruptcy Code (the “Petitions”), the Debtors filed several motions (the “First Day Motions”) designed to facilitate the administration of the Chapter 11 Cases and minimize disruption to the Debtors’ operations, by, among other things, easing the strain on the Debtors’ relationships with employees, vendors, customers, and owners of mineral interests, following the commencement of the Chapter 11 Cases. A brief description of each of the First Day Motions and the evidence in support thereof is set forth in the Declaration of Correne S. Loeffler, Chief Financial Officer of Whiting Petroleum Corporation and Whiting Oil and Gas Corporation, In Support of the Debtors’ Cash Collateral Motion and Other First Day Motions [Docket No. 33]. Significantly, pursuant to the First Day Motions, the Debtors sought and were granted the authority to pay the Claims of a number of their vendors in full, in the regular course of business, including trade claimants who supply goods or services utilized by the Debtors on account of their working interests in oil and gas leases. The Debtors also sought and were granted the authority to pay prepetition amounts owed on account of mineral obligations in the ordinary course of business on a postpetition basis and to continue making payments on account of such mineral obligations in the ordinary course of business on a postpetition basis. Additionally, the Debtors filed an application seeking to retain Stretto as their noticing, claims, and solicitation agent [Docket No. 13], which was approved by the Bankruptcy Court that same day [Docket No. 26].

The First Day Motions, the First Day Declaration, and all orders for relief granted in the Chapter 11 Cases, can be viewed free of charge on the website of the Solicitation Agent at cases.stretto.com/whitingpetroleum.

D.	Consensual Use of Cash Collateral.

One of the First Day Motions was a motion seeking authorization of the Debtors’ consensual postpetition use of the cash collateral under the RBL Facility. On April 2, 2020, the Bankruptcy Court entered a first interim order [Docket No. 61] authorizing the Debtors to use such cash collateral pursuant to the terms and conditions of such order, with a second interim hearing to take place on April 15, 2020. The Debtors reached a further agreement with the RBL Agent for the continued use of cash collateral, on an interim basis until entry of the Final Cash Collateral Order, and on April 15, 2020, the Bankruptcy Court entered a second interim order [Docket No. 144] authorizing the Debtors to use cash collateral pursuant to the terms and conditions of such order.

A final hearing on the use of cash collateral is currently set for May 6, 2020 at 11:00 a.m., prevailing Central Time.

E.	Other Procedural and Administrative Motions.

The Debtors also filed several other motions subsequent to the Petition Date to further facilitate the smooth and efficient administration of the Chapter 11 Cases and reduce the administrative burdens associated therewith, including:

•

Ordinary Course Professionals Motion. On April 15, 2020, the Debtors filed a motion seeking to establish procedures for the retention and compensation of certain professionals utilized by the Debtors in the ordinary course operation of their businesses [Docket No. 147], which was approved by the Bankruptcy Court on [•] [Docket No. [•]].

•

Retention Applications. On April 16, 2020, the Debtors filed a number of applications seeking to retain certain professionals postpetition pursuant to sections 327 and 328 of the Bankruptcy Code, including:

•	Kirkland & Ellis LLP and Kirkland & Ellis International LLP as legal counsel [Docket No. 153];

•	Moelis & Company as financial advisor and investment banker [Docket No. 152]; and

•	Alvarez & Marsal North America LLC as restructuring advisor [Docket No. 150]

•	KPMG LLP (US) as tax consultant [Docket No. 151]; and

On [•], the Bankruptcy Court entered orders approving each of these applications.

Subsequently, the Debtors filed additional retention applications:

•	On April 17, 2020, the Debtors filed an application seeking to retain Jackson Walker LLP as legal co-counsel [Docket No. 173]; and

•	On April [•], 2020, the Debtors filed an application seeking to retain Deloitte Tax LLP as tax services provider [Docket No. [•]].

•

Interim Compensation Motion. On April 15, 2020, the Debtors filed a motion seeking to establish procedures for the interim compensation of professionals retained by the Debtors and the Committee [Docket No. 146], which was approved by the Bankruptcy Court on [•] [Docket No. [•]].

•

Contract Assumption/Rejection Procedures Motion. On April 15, 2020, the Debtors filed a motion seeking to establish procedures by which the Debtors could move to assume or reject Executory Contracts or Unexpired Leases [Docket No. 149], which was approved by the Bankruptcy Court on [•] [Docket No. [•]].

•

De Minimis Asset Transactions Motion. On April 15, 2020, the Debtors filed a motion seeking to establish procedures by which the Debtors could, among other things, enter into transactions with an aggregate sale price equal to or less than $5 million [Docket No. 148], which was approved by the Bankruptcy Court on [•] [Docket No. [•]].

F.	Bar Date.

On April 15, 2020, the Debtors filed a motion to establish a bar date for filing claims [Docket No. 145]. On [•], the Bankruptcy Court entered an order [Docket No. •] (the “Bar Date Order”) establishing procedures and setting deadlines for filing Proofs of Claim against the Debtors and approving the form and manner of the bar date notice (the “Bar Date Notice”). Pursuant to the Bar Date Order and the Bar Date Notice, the last date for certain persons and entities to file Proofs of Claim in the Debtors’ Chapter 11 Cases is [July 1], 2020, at 5:00 p.m., prevailing Central Time (the “Bar Date”); and the last date for governmental units to file Proofs of Claim in the Debtors’ Chapter 11 Cases is September 28, 2020, at 5:00 p.m., prevailing Central Time.

The deadline for all requests for payment of Administrative Claims (other than Professional Fee Claims) shall be 30 days after the Effective Date (the “Administrative Claim Bar Date”). With respect to Professional Fee Claims, the deadline for all requests for payment of such claims is 45 days after the Effective Date. Holders of Administrative Claims that are required to File and serve a request for payment of such Administrative Claims that do not File and serve such a request by the Administrative Claims Bar Date shall be forever barred, estopped, and enjoined from asserting such Administrative Claims against the Debtors or their Estates, and such Administrative Claims shall be deemed compromised, settled, and released as of the Effective Date.

G.	Schedules and Statements.

On the Petition Date, the Bankruptcy Court entered the Order (I) Extending Time to File Schedules of Assets and Liabilities, Schedules of Current Income and Expenditures, Schedules of Executory Contracts and Unexpired Leases, and Statements of Financial Affairs and (II) Granting Related Relief [Docket No. 24] which extended the deadline by which the Debtors must file their schedules of assets and liabilities, schedules of current income and expenditures, schedules of executory contracts and unexpired leases, and statements of financial affairs through and including May 29, 2020.

H.	Appointment of Creditors’ Committee.

On April 10, 2020, the U.S. Trustee appointed seven members to the Creditors’ Committee [Docket No. 127]. The Creditors’ Committee is currently comprised of: (a) The Bank of New York Mellon Trust Company, N.A.; (b) Polar Midstream, LLC; (c) JMAC Resources, Inc.; (d) Steel Energy Services, Ltd. dba Black Hawk Energy Services, Ltd. and Sun Well Service, Inc.; (e) Atlas Oil Company; (f) BNN Western, LLC; and (g) Jamex Marketing, LLC.

I.	Litigation Matters.

In the ordinary course of business, the Debtors are parties to certain lawsuits, legal proceedings, collection proceedings, and claims arising out of their business operations. The Debtors cannot predict with certainty the outcome of these lawsuits, legal proceedings, and claims.

In particular, one or more of the Debtors are parties to certain litigation, including litigation related to a payment arrangement with a third party which currently asserts damages against the Debtors up to $41 million, as well as court costs and interest, that is scheduled to go to trial in May 2020.

With certain exceptions, the filing of the Chapter 11 Cases operates as a stay with respect to the commencement or continuation of litigation against the Debtors that was or could have been commenced before the commencement of the Chapter 11 Cases. In addition, the Debtors’ liability with respect to litigation stayed by the commencement of the Chapter 11 Cases generally is subject to discharge, settlement, and release upon confirmation of a plan under chapter 11, with certain exceptions. Therefore, certain litigation Claims against the Debtors may be subject to discharge in connection with the Chapter 11 Cases.

VIII.	RISK FACTORS.

Holders of Claims should read and consider carefully the risk factors set forth below before voting to accept or reject the Plan. Although there are many risk factors discussed below, these factors should not be regarded as constituting the only risks present in connection with the Debtors’ businesses or the Plan and its implementation. For additional risk factors that may affect the Debtors’ restructuring, please refer to the Debtors’ publicly available filings with the SEC, including but not limited to the Debtors’ most recent Annual Report on Form 10-K filed on February 27, 2020, and the Debtors’ most recent Quarterly Report on Form 10-Q filed on November 6, 2019.

THE DEBTORS HAVE PROVIDED THE FOLLOWING RISK FACTOR DESCRIPTIONS TO SATISFY THE DISCLOSURE REQUIREMENTS OF SECTION 1125 OF THE BANKRUPTCY CODE. DISCLOSURE AND DISCUSSION OF ADDITIONAL RISK FACTORS RELATED TO THE DEBTORS’ BUSINESS MAY BE FOUND IN PUBLICALLY AVAILABLE SECURITIES FILINGS.

A.	Bankruptcy Law Considerations.

The occurrence or non-occurrence of any or all of the following contingencies, and any others, could affect distributions available to holders of Allowed Claims and Interests under the Plan but will not necessarily affect the validity of the vote of the Impaired Classes to accept or reject the Plan or necessarily require a re-solicitation of the votes of holders of Claims or Interests in such Impaired Classes.

1.	There Is a Risk of Termination of the Restructuring Support Agreement.

To the extent that events giving rise to termination of the Restructuring Support Agreement occur, the Restructuring Support Agreement may terminate prior to the Confirmation or Consummation of the Plan, which could result in the loss of support for the Plan by important creditor constituencies and could result in the loss of use of cash collateral by the Debtors under certain circumstances. Any such loss of support could adversely affect the Debtors’ ability to confirm and consummate the Plan.

2.	Parties in Interest May Object to the Plan’s Classification of Claims and Interests.

Section 1122 of the Bankruptcy Code provides that a plan may place a claim or an equity interest in a particular class only if such claim or equity interest is substantially similar to the other claims or equity interests in such class. The Debtors believe that the classification of the Claims and Interests under the Plan complies with the requirements set forth in the Bankruptcy Code because the Debtors created Classes of Claims and Interests each encompassing Claims or Interests, as applicable, that are substantially similar to the other Claims or Interests, as applicable, in each such Class. Nevertheless, there can be no assurance that the Bankruptcy Court will reach the same conclusion.

3.	The Bankruptcy Court May Find the Solicitation of Acceptances Inadequate.

The Bankruptcy Court has approved the Disclosure Statement on a conditional basis. The Bankruptcy Court will consider approval of the Disclosure Statement on a final basis at the Confirmation Hearing. It is possible that parties may object to approval of the Disclosure Statement on a final basis at the Confirmation Hearing. If the Bankruptcy Court does not approve the Disclosure Statement on a final basis, the Plan may not be confirmed.

4.	The Debtors May Fail to Satisfy Vote Requirements.

If votes are received in number and amount sufficient to enable the Bankruptcy Court to confirm the Plan, the Debtors intend to seek, as promptly as practicable thereafter, Confirmation of the Plan. In the event that sufficient votes are not received, the Debtors may seek to confirm an alternative chapter 11 plan or transaction. There can be no assurance that the terms of any such alternative chapter 11 plan or other transaction would be similar or as favorable to the holders of Allowed Claims as those proposed in the Plan and the Debtors do not believe that any such transaction exists or is likely to exist that would be more beneficial to the Estates than the Plan.

5.	The Debtors May Not Be Able to Secure Confirmation of the Plan.

Section 1129 of the Bankruptcy Code sets forth the requirements for confirmation of a chapter 11 plan, and requires, among other things, a finding by the Bankruptcy Court that: (a) such plan “does not unfairly discriminate” and is “fair and equitable” with respect to any non-accepting classes; (b) confirmation of such plan is not likely to be followed by a liquidation or a need for further financial reorganization unless such liquidation or reorganization is contemplated by the plan; and (c) the value of distributions to non-accepting holders of claims or equity interests within a particular class under such plan will not be less than the value of distributions such holders would receive if the debtors were liquidated under chapter 7 of the Bankruptcy Code.

There can be no assurance that the requisite acceptances to confirm the Plan will be received. Even if the requisite acceptances are received, there can be no assurance that the Bankruptcy Court will confirm the Plan. A non-accepting holder of an Allowed Claim might challenge either the adequacy of this Disclosure Statement or whether the balloting procedures and voting results satisfy the requirements of the Bankruptcy Code or Bankruptcy Rules. Even if the Bankruptcy Court determines that this Disclosure Statement, the balloting procedures, and voting results are appropriate, the Bankruptcy Court could still decline to confirm the Plan if it finds that any of the statutory requirements for Confirmation are not met. If a chapter 11 plan of reorganization is not confirmed by the Bankruptcy Court, it is unclear whether the Debtors will be able to reorganize their business and what, if anything, holders of Allowed Claims would ultimately receive.

The Debtors, subject to the terms and conditions of the Plan and the Restructuring Support Agreement, reserve the right to modify the terms and conditions of the Plan as necessary for Confirmation. Subject to the terms and conditions of the Plan and the Restructuring Support Agreement, any such modifications could result in less favorable treatment of any non-accepting Class of Claims, as well as any Class junior to such non-accepting Class, than the treatment currently provided in the Plan. Such less favorable treatment could include a distribution of property with a lesser value than currently provided in the Plan or no distribution whatsoever under the Plan.

6.	Nonconsensual Confirmation.

In the event that any Impaired Class of Claims or Interests does not accept a chapter 11 plan, a bankruptcy court may nevertheless confirm a plan at the proponents’ request if at least one Impaired Class (as defined under section 1124 of the Bankruptcy Code) has accepted the plan (with such acceptance being determined without including the vote of any “insider” in such Class), and, as to each Impaired Class that has not accepted the plan, the bankruptcy court determines that the plan “does not discriminate unfairly” and is “fair and equitable” with respect to the dissenting Impaired Class or Classes. The Debtors believe that the Plan satisfies these requirements, and the Debtors may request such nonconsensual Confirmation in accordance with subsection 1129(b) of the Bankruptcy Code. Nevertheless, there can be no assurance that the Bankruptcy Court will reach this conclusion. In addition, the pursuit of nonconsensual Confirmation or Consummation of the Plan may result in, among other things, increased expenses relating to professional compensation.

7.	Continued Risk upon Confirmation.

Even if the Plan is consummated, the Debtors will continue to face a number of risks, including certain risks that are beyond their control, such as further deterioration or other changes in economic conditions, changes in the industry, potential revaluing of their assets due to chapter 11 proceedings, changes in demand for oil and natural gas (and thus demand for the commodities the Debtors provide), and increasing expenses. See Article VIII.C of this Disclosure Statement, entitled “Risks Related to the Debtors’ and the Reorganized Debtors’ Businesses,” which begins on page 38. Some of these concerns and effects typically become more acute when a case under the Bankruptcy Code continues for a protracted period without indication of how or when the case may be completed. As a result of these risks and others, there is no guarantee that a chapter 11 plan of reorganization reflecting the Plan will achieve the Debtors’ stated goals.

In addition, at the outset of the Chapter 11 Cases, the Bankruptcy Code provides the Debtors with the exclusive right to propose the Plan and prohibits creditors and others from proposing a plan. The Debtors will have retained the exclusive right to propose the Plan upon filing their Petitions. If the Bankruptcy Court terminates that right, however, or the exclusivity period expires, there could be a material adverse effect on the Debtors’ ability to achieve Confirmation of the Plan in order to achieve the Debtors’ stated goals.

Furthermore, even if the Debtors’ debts are reduced and/or discharged through the Plan, the Debtors may need to raise additional funds through public or private debt or equity financing or other various means to fund the Debtors’ businesses after the completion of the proceedings related to the Chapter 11 Cases. Adequate funds may not be available when needed or may not be available on favorable terms.

8.	The Chapter 11 Cases May Be Converted to Cases under Chapter 7 of the Bankruptcy Code.

If the Bankruptcy Court finds that it would be in the best interest of creditors and/or the debtor in a chapter 11 case, the Bankruptcy Court may convert a chapter 11 bankruptcy case to a case under chapter 7 of the Bankruptcy Code. In such event, a chapter 7 trustee would be appointed or elected to liquidate the debtor’s assets for distribution in accordance with the priorities established by the Bankruptcy Code. The Debtors believe that liquidation under chapter 7 would result in significantly smaller distributions being made to creditors than those provided for in a chapter 11 plan because of: (a) the likelihood that the assets would have to be sold or otherwise disposed of in a disorderly fashion over a short period of time, when commodities prices are at historically low levels, rather than reorganizing or selling the business as a going concern at a later time in a controlled manner; (b) additional administrative expenses involved in the appointment of a chapter 7 trustee; and (c) additional expenses and Claims, some of which would be entitled to priority, that would be generated during the liquidation, including Claims resulting from the rejection of Unexpired Leases and other Executory Contracts in connection with cessation of operations.

9.	The Debtors May Object to the Amount or Classification of a Claim or Interest.

Except as otherwise provided in the Plan, the Debtors reserve the right to object to the amount or classification of any Claim or Interest under the Plan. The estimates set forth in this Disclosure Statement cannot be relied upon by any holder of a Claim or Interest where such Claim or Interest is subject to an objection. Any holder of a Claim or Interest that is subject to an objection thus may not receive its expected share of the estimated distributions described in this Disclosure Statement.

10.	Contingencies Could Affect Votes of Impaired Classes to Accept or Reject the Plan.

The distributions available to holders of Allowed Claims under the Plan can be affected by a variety of contingencies, including, without limitation, whether the Bankruptcy Court orders certain Allowed Claims to be subordinated to other Allowed Claims. The occurrence of any and all such contingencies, which could affect distributions available to holders of Allowed Claims under the Plan, will not affect the validity of the vote taken by the Impaired Classes to accept or reject the Plan or require any sort of revote by the Impaired Classes.

The estimated Claims and creditor recoveries set forth in this Disclosure Statement are based on various assumptions, and the actual Allowed amounts of Claims may significantly differ from the estimates. Should one or more of the underlying assumptions ultimately prove to be incorrect, the actual Allowed amounts of Claims may vary from the estimated Claims contained in this Disclosure Statement. Moreover, the Debtors cannot determine with any certainty at this time, the number or amount of Claims that will ultimately be Allowed. Such differences may materially and adversely affect, among other things, the percentage recoveries to holders of Allowed Claims under the Plan.

11.	Releases, Injunctions, and Exculpations Provisions May Not Be Approved.

Article VIII of the Plan provides for certain releases, injunctions, and exculpations, including a release of liens and third-party releases that may otherwise be asserted against the Debtors, Reorganized Debtors, or Released Parties, as applicable. The releases, injunctions, and exculpations provided in the Plan are subject to objection by parties in interest and may not be approved. If the releases are not approved, certain Released Parties may withdraw their support for the Plan.

The releases provided to the Released Parties and the exculpation provided to the Exculpated Parties is necessary to the success of the Debtors reorganization because the Released Parties and Exculpated Parties have made significant contributions to the Debtors’ reorganizational efforts and have agreed to make further contributions, including, as to certain Released Parties and Exculpated Parties, by agreeing to massive reductions in the amounts of their claims against the Debtors’ estates and facilitating a critical source of post-emergence liquidity by providing the Exit Facility, but only if they receive the full benefit of the Plan’s release and exculpation provisions. The Plan’s releases and exculpation provisions are an inextricable component of the Restructuring Support Agreement and the Plan and the significant deleveraging and financial benefits that they embody.

12.	Risk of Non-Occurrence of the Effective Date.

Although the Debtors believe that the Effective Date may occur quickly after the Confirmation Date, there can be no assurance as to such timing or as to whether the Effective Date will, in fact, occur. As more fully set forth in Article X of the Plan, the Effective Date of the Plan is subject to a number of conditions precedent. If such conditions precedent are waived or not met, the Effective Date will not take place.

13.

The Debtors Cannot Predict the Amount of Time Spent in Bankruptcy for the Purpose of Implementing the Plan, and a Lengthy Bankruptcy Proceeding Could Disrupt the Debtors’ Businesses, as Well as Impair the Prospect for Reorganization on the Terms Contained in the Plan

The Debtors estimate that the process of obtaining Confirmation and Consummation of the Plan by the Bankruptcy Court could last an extended period of time if, for example, Confirmation is contested or the conditions to Confirmation or Consummation are not satisfied or waived.

Although the Plan is designed to minimize the length of the bankruptcy proceedings, it is impossible to predict with certainty the amount of time that the Debtors may spend in bankruptcy, and the Debtors cannot be certain that the Plan will be confirmed. Even if confirmed on a timely basis, a bankruptcy proceeding to confirm the Plan could itself have an adverse effect on the Debtors’ businesses. There is a risk, due to uncertainty about the Debtors’ futures that, among other things:

•	employees could be distracted from performance of their duties or more easily attracted to other career opportunities;

•

suppliers, vendors, or other business partners could terminate their relationship with the Debtors or demand financial assurances or enhanced performance, any of which could impair the Debtors’ prospects; and

•	a lengthy bankruptcy proceeding also would involve additional expenses and divert the attention of management from the operation of the Debtors’ businesses.

The disruption that the bankruptcy process would have on the Debtors’ businesses could increase with the length of time it takes to complete the Chapter 11 Cases. If the Debtors are unable to obtain Confirmation of the Plan on a timely basis, because of a challenge to the Plan or otherwise, the Debtors may be forced to operate in bankruptcy for an extended period of time while they try to develop a different plan of reorganization that can be confirmed. A protracted bankruptcy case could increase both the probability and the magnitude of the adverse effects described above.

The Debtors’ future results will be dependent upon the successful confirmation and implementation of a plan of reorganization. A long period of operations under Bankruptcy Court protection could have a material adverse effect on the Debtors’ businesses, financial condition, results of operations, and liquidity. So long as the proceedings related to the Chapter 11 Cases continue, the Debtors will be required to incur substantial costs for professional fees and other expenses associated with the administration of the Chapter 11 Cases.

Furthermore, the Debtors cannot predict the ultimate amount of all settlement terms for the liabilities that will be subject to a plan of reorganization. Even after a plan of reorganization is approved and implemented, the Debtors’ operating results may be adversely affected by the possible reluctance of prospective lenders and other counterparties to do business with a company that recently emerged from bankruptcy protection.

14.	Continued Risk upon Confirmation

Even if the Plan is consummated, the Reorganized Debtors will continue to face a number of risks, including certain risks that are beyond their control, such as further deterioration or other changes in economic conditions, changes in the industry, potential revaluing of their assets due to chapter 11 proceedings, changes in consumer demand for, and acceptance of, their oil and gas, and increasing expenses. Some of these concerns and effects typically become more acute when a case under the Bankruptcy Code continues for a protracted period without indication of how or when the case may be completed. As a result of these risks and others, there is no guarantee that a chapter 11 plan of reorganization reflecting the Plan will achieve the Debtors’ stated goals.

Further, even if the Debtors’ debts are reduced and/or discharged through the Plan, the Reorganized Debtors may need to raise additional funds through public or private debt or equity financing or other various means to fund the Debtors’ business after the completion of the proceedings related to the Chapter 11 Cases. Adequate funds may not be available when needed or may not be available on favorable terms.

B.	Risks Related to Recoveries under the Plan.

1.	The Reorganized Debtors May Not Be Able to Achieve Their Projected Financial Results.

The financial projections set forth in this Disclosure Statement represent the Debtors’ management team’s best estimate of the Debtors’ future financial performance, which is necessarily based on certain assumptions regarding the anticipated future performance of the Reorganized Debtors’ operations, as well as the United States and world economies in general, and the industry segments in which the Debtors operate in particular. While the Debtors believe that the financial projections contained in this Disclosure Statement are reasonable, there can be no assurance that they will be realized. If the Debtors do not achieve their projected financial results, the value of the New Common Stock, the New Warrants-A, and the New Warrants-B may be negatively affected and the Debtors may lack sufficient liquidity to continue operating as planned after the Effective Date. Moreover, the financial condition and results of operations of the Reorganized Debtors from and after the Effective Date may not be comparable to the financial condition or results of operations reflected in the Debtors’ historical financial statements.

2.	Liquid Trading Markets for New Common Stock May Not Develop.

The Debtors and the Reorganized Debtors may consider applying to list the New Common Stock on a national securities exchange on or as soon as reasonably practicable after the Effective Date. In such event, the Debtors make no assurance that they will be able to obtain these listings or, even if the Debtors do, that liquid trading markets for shares of New Common Stock will develop. The liquidity of any market for shares of New Common Stock will depend upon, among other things, the number of holders of shares of New Common Stock, the Reorganized Debtors’ financial performance, and the market for similar securities, none of which can be determined or predicted. Accordingly, there can be no assurance that active trading markets for New Common Stock will develop, nor can any assurance be given as to the liquidity or prices at which such securities might be traded. In the event active trading markets do not develop, the ability to transfer or sell New Common Stock may be substantially limited.

3.	The Trading Price for the Shares of New Common Stock May Be Depressed Following the Effective Date.

Assuming that the Effective Date occurs, shares of New Common Stock will be issued to Holders of certain Classes of Claims or Interests (as applicable). Following the Effective Date of the Plan, shares of New Common Stock may be sold to satisfy withholding tax requirements. In addition, Holders of Claims or Interests (as applicable) that receive shares of New Common Stock may seek to sell such securities in an effort to obtain liquidity. These sales and the volume of New Common Stock available for trading could cause the trading price for the shares of New Common Stock to be depressed, particularly in the absence of an established trading market for the New Common Stock.

4.	Certain Holders of New Common Stock May Be Restricted in Their Ability to Transfer or Sell Their Securities.

To the extent that the New Common Stock, the New Warrants-A, and the New Warrants-B issued under the Plan are covered by section 1145(a)(1) of the Bankruptcy Code, such securities may be resold by the holders thereof without registration under the Securities Act unless the holder is an “underwriter,” as defined in section 1145(b) of the Bankruptcy Code with respect to such securities. Resales by holders of Claims or Interests who receive New Common Stock pursuant to the Plan that are deemed to be “underwriters” would not be exempted by section 1145 of the Bankruptcy Code from registration under the Securities Act or applicable law. Such holders would only be permitted to sell such securities without registration if they are able to comply with an applicable exemption from registration, including Rule 144 under the Securities Act.

The New Common Stock may not initially be registered under the Securities Act or any state securities laws, and the Debtors make no representation regarding the right of any Holder of New Common Stock to freely resell the New Common Stock. The Debtors may agree to take certain steps to register the New Common Stock after the Effective Date. See Article XIto this Disclosure Statement, entitled “Certain Securities Law Matters,” which begins on page 53.

5.	Certain Tax Implications of the Plan.

Holders of Allowed Claims and Interests should carefully review Article XII of this Disclosure Statement, entitled “Certain United States Federal Income Tax Consequences of the Plan,” which begins on page 55, to determine how the tax implications of the Plan and the Chapter 11 Cases may adversely affect the Reorganized Debtors and Holders of Claims and Interests.

6.	The Debtors May Not Be Able to Accurately Report Their Financial Results.

The Debtors have established internal controls over financial reporting. However, internal controls over financial reporting may not prevent or detect misstatements or omissions in the Debtors’ financial statements because of their inherent limitations, including the possibility of human error, and the circumvention or overriding of controls or fraud. Therefore, even effective internal controls can provide only reasonable assurance with respect to the preparation and fair presentation of financial statements. If the Debtors fail to maintain the adequacy of their internal controls, the Debtors may be unable to provide financial information in a timely and reliable manner within the time periods required for the Debtors’ financial reporting under SEC rules and regulations and the terms of the agreements governing the Debtors’ indebtedness. Any such difficulties or failure could materially adversely affect the Debtors’ business, results of operations, and financial condition. Further, the Debtors may discover other internal control deficiencies in the future and/or fail to adequately correct previously identified control deficiencies, which could materially adversely affect the Debtors’ businesses, results of operations, and financial condition.

7.	Contingencies Could Affect the Final Amount of Allowed General Unsecured Claims and the Recovery to Holders of Allowed General Unsecured Claims Under the Plan.

Although the Debtors’ estimate of Allowed General Unsecured Claims is generally the result of the Debtors’ and their advisors’ analysis of reasonably available information, the amount of potential Allowed General Unsecured Claims actually asserted against the Debtors may be higher or lower than the Debtors’ estimate provided herein, which difference could be material and could materially affect Class 5 recoveries. The projected amount of General Unsecured Claims set forth herein is subject to change.

As of the Petition Date, the Debtors were parties to certain litigation matters that arose in the ordinary course of operating their businesses, and could become parties to additional litigation in the future. Although the Debtors have disputed, are disputing, or will dispute in the future the amounts asserted by such litigants, to the extent these parties are ultimately entitled to a higher amount than is reflected in the amounts estimated by the Debtors herein, the total amount of Allowed General Unsecured Claims could change and materially affect Class 5 recoveries.

The Debtors may also reject Executory Contracts and Unexpired Leases, which may result in parties asserting General Unsecured Claims for rejection damages. Finally, the Debtors may object to certain proofs of claim, and any such objections ultimately could cause the total amount of Allowed General Unsecured Claims to change, and could materially affect Class 5 recoveries.

C.	Risks Related to the Debtors’ Businesses.[7]

1.	The Debtors May Not Be Able to Generate Sufficient Cash to Service All of Their Indebtedness.

The Debtors’ ability to make scheduled payments on, or refinance their debt obligations, depends on the Debtors’ financial condition and operating performance, which are subject to prevailing economic, industry, and competitive conditions and to certain financial, business, legislative, regulatory, and other factors beyond the Debtors’ control. The Debtors may be unable to maintain a level of cash flow from operating activities sufficient to permit the Debtors to pay the principal, premium, if any, and interest on their indebtedness, including, without limitation, potential borrowings under the Exit Facility upon emergence.

2.	The Debtors Will Be Subject to the Risks and Uncertainties Associated with the Chapter 11 Cases.

For the duration of the Chapter 11 Cases, the Debtors’ ability to operate, develop, and execute a business plan, and continue as a going concern, will be subject to the risks and uncertainties associated with bankruptcy. These risks include the following: (a) ability to develop, confirm, and consummate the Restructuring Transactions specified in the Plan; (b) ability to obtain Bankruptcy Court approval with respect to motions filed in the Chapter 11 Cases from time to time; (c) ability to maintain relationships with suppliers, vendors, service providers, customers, employees, and other third parties; (d) ability to maintain contracts that are critical to the Debtors’ operations; (e) ability of third parties to seek and obtain Bankruptcy Court approval to terminate contracts and other agreements with the Debtors; (f) ability of third parties to seek and obtain Bankruptcy Court approval to terminate or shorten the exclusivity period for the Debtors to propose and confirm a chapter 11 plan, to appoint a chapter 11 trustee, or to convert the Chapter 11 Cases to chapter 7 proceedings; and (g) the actions and decisions of the Debtors’ creditors and other third parties who have interests in the Chapter 11 Cases that may be inconsistent with the Debtors’ plans.

[7]	For the avoidance of doubt, as used in this section, the term Debtors shall refer to both the Debtors prior to the Effective Date and the Reorganized Debtors after the Effective Date.

These risks and uncertainties could affect the Debtors’ businesses and operations in various ways. For example, negative events associated with the Chapter 11 Cases could adversely affect the Debtors’ relationships with suppliers, service providers, customers, employees, and other third parties, which in turn could adversely affect the Debtors’ operations and financial condition. Also, the Debtors will need the prior approval of the Bankruptcy Court for transactions outside the ordinary course of business, which may limit the Debtors’ ability to respond timely to certain events or take advantage of certain opportunities. Because of the risks and uncertainties associated with the Chapter 11 Cases, the Debtors cannot accurately predict or quantify the ultimate impact of events that occur during the Chapter 11 Cases that may be inconsistent with the Debtors’ plans.

3.	Financial Results May Be Volatile and May Not Reflect Historical Trends.

During the Chapter 11 Cases, the Debtors expect that their financial results will continue to be volatile as asset impairments, asset dispositions, restructuring activities and expenses, contract terminations and rejections, and/or claims assessments significantly impact the Debtors’ consolidated financial statements. As a result, the Debtors’ historical financial performance likely will not be indicative of their financial performance after the Petition Date.

In addition, if the Debtors emerge from chapter 11, the amounts reported in subsequent consolidated financial statements may materially change relative to historical consolidated financial statements, including as a result of revisions to the Debtors’ operating plans pursuant to a plan of reorganization. The Debtors also may be required to adopt “fresh start” accounting in accordance with Accounting Standards Codification 852 (“Reorganizations”) in which case their assets and liabilities will be recorded at fair value as of the fresh start reporting date, which may differ materially from the recorded values of assets and liabilities on the Debtors’ consolidated balance sheets. The Debtors’ financial results after the application of fresh start accounting also may be different from historical trends. The financial projections contained in Exhibit E hereto do not currently reflect the impact of fresh start accounting, which may have a material impact on such financial projections.

4.	The Debtors’ Substantial Liquidity Needs May Impact Revenue.

The Debtors operate in a capital-intensive industry. The Debtors’ principal sources of liquidity historically have been cash flow from operations, borrowings under various bank-funded facilities, issuances of bonds, and issuances of equity securities. If the Debtors’ cash flow from operations remains depressed or decreases as a result of lower commodity prices, decreased E&P sector capital expenditures, or otherwise, the Debtors may not have the ability to expend the capital necessary to improve or maintain their current operations, resulting in decreased revenues over time.

The Debtors face uncertainty regarding the adequacy of their liquidity and capital resources and have extremely limited, if any, access to additional financing. In addition to the cash necessary to fund ongoing operations, the Debtors have incurred significant professional fees and other costs in connection with preparing for the Chapter 11 Cases and expect to continue to incur significant professional fees and costs throughout the Chapter 11 Cases. The Debtors cannot guarantee that cash on hand and cash flow from operations will be sufficient to continue to fund their operations and allow the Debtors to satisfy obligations related to the Chapter 11 Cases until the Debtors are able to emerge from bankruptcy protection.

The Debtors’ liquidity, including the ability to meet ongoing operational obligations, will be dependent upon, among other things: (a) their ability to comply with the terms and condition of any cash collateral order entered by the Bankruptcy Court in connection with the Chapter 11 Cases; (b) their ability to maintain adequate cash on hand; (c) their ability to generate cash flow from operations; (d) their ability to develop, confirm, and consummate a chapter 11 plan or other alternative restructuring transaction; and (e) the cost, duration, and outcome of the Chapter 11 Cases. The Debtors’ ability to maintain adequate liquidity depends, in part, upon industry conditions and general economic, financial, competitive, regulatory, and other factors beyond the Debtors’ control. In the event that cash on hand and cash flow from operations are not sufficient to meet the Debtors’ liquidity needs, the Debtors may be required to seek additional financing. The Debtors can provide no assurance that additional financing would be available or, if available, offered to the Debtors on acceptable terms. The Debtors’ access to additional financing is, and for the foreseeable future likely will continue to be, extremely limited if it is available at all. The Debtors’ long-term liquidity requirements and the adequacy of their capital resources are difficult to predict at this time.

5.

Oil, Natural Gas, and Natural Gas Liquids Prices Are Volatile, and Continued Low Oil, Natural Gas, or Natural Gas Liquids Prices Could Materially Adversely Affect the Debtors’ Businesses, Results of Operations, and Financial Condition.

The Debtors’ revenues, profitability and the value of the Debtors’ properties substantially depend on the willingness of their operator customer base to make operating and capital expenditures to explore and drill for, develop, produce, and extract oil, natural gas, and NGLs. Operators’ willingness to conduct such activities are in turn dependent on prevailing oil, natural gas, and NGLs prices. Further, since operators are reluctant to increase drilling activities in a high-volatility commodities pricing environment, demand for the Debtors’ services is affected as much by oil, natural gas, and NGLs price expectations as actual pricing. In short, the Debtors face a high level of exposure to oil, natural gas, and NGLs price swings. Oil, natural gas, and NGLs are commodities, and therefore, their prices are subject to wide fluctuations in response to changes in supply and demand and are subject to both short-term and long-term cyclical trends. Oil, natural gas, and NGLs prices historically have been volatile and are likely to continue to be volatile in the future, especially given current economic and geopolitical conditions. The Debtors expect such volatility to continue in the future. The prices for oil, natural gas, and NGLs are volatile due to a variety of factors, including, but not limited to:

•	the domestic and foreign supply of oil and natural gas;

•	the ability of members of the Organization of Petroleum Exporting Countries and other producing countries to agree upon production levels which has an impact on oil prices;

•

social unrest and political instability, particularly in major oil and natural gas producing regions outside the United States, such as the Middle East, and armed conflict or terrorist attacks, whether or not in oil or natural gas producing regions;

•	the level and growth of consumer product demand;

•	labor unrest in oil and natural gas producing regions;

•	weather conditions, including hurricanes and other natural occurrences that affect the supply and/or demand of oil and natural gas;

•	the price and availability of alternative fuels and renewable energy sources;

•	the impact of the U.S. dollar exchange rates on commodity prices;

•	the price of foreign imports;

•	technological advances affecting energy consumption;

•	worldwide economic conditions; and

•	the availability of liquid natural gas imports and exports.

As set forth in Article VI.B of this Disclosure Statement, in early 2020, the continued spread of COVID-19 led to a decline in factory output and transportation demand, causing oil and gas prices to suffer. Subsequently, in March 2020, a breakdown in dialogue between OPEC and Russia over proposed oil production cuts in the midst of the COVID-19 pandemic caused oil and gas prices to fall to their lowest levels in nearly twenty years. It is impossible to tell with certainty whether a deal will be reached regarding production levels and whether such a deal would ultimately correct commodity prices. Further, it is impossible to tell with certainty how, or to what degree, the COVID-19 pandemic will affect the macro-economy and commodity prices in the long term.

Continued volatility or weakness in oil, natural gas, and NGLs prices (or the perception that oil, natural gas, and NGLs prices will remain depressed) generally leads to decreased upstream spending, which in turn negatively affects demand for the Debtors’ services. A sustained decline in oil, natural gas, or NGLs prices may materially and adversely affect the Debtors’ future business, financial condition, results of operations, liquidity or ability to finance planned capital expenditures. As a result, if there is a further decline or sustained depression in commodity prices, the Debtors may, among other things, be unable to maintain or increase their borrowing capacity, meet their debt obligations or other financial commitments, or obtain additional capital, all of which could materially adversely affect the Debtors’ businesses, results of operations, and financial condition.

6.	Drilling for and Producing Natural Gas and Oil Are High Risk Activities with Many Uncertainties that Could Adversely Affect the Debtors’ Business, Financial Condition, and Results of Operations.

The Debtors’ future success will depend on, among other things, the success of their development and production activities. The Debtors must incur significant expenditures to identify and acquire properties and to drill and complete wells. The costs of drilling and completing wells are often uncertain, and drilling operations may be curtailed, delayed, or canceled as a result of a variety of factors, including unexpected drilling conditions, pressure or irregularities in formations, equipment failures or accidents, weather conditions, and shortages or delays in the delivery of equipment. Additionally, seismic and other technology does not allow the Debtors to know conclusively prior to drilling a well that oil and natural gas is present or economically producible. The results of drilling in new or emerging formations, including the Debtors’ properties in shale formations, are more uncertain initially than drilling results in areas that are developed, have established production, or where the Debtors have a longer history of operation. Overruns in budgeted expenditures are common risks that can make a particular project uneconomical.

Further, the Debtors’ future business, financial condition, results of operations, liquidity, or ability to finance planned capital expenditures could be materially and adversely affected by any factor that may curtail, delay, or cancel drilling, including the following:

•	delays imposed by or resulting from compliance with regulatory requirements;

•	unusual or unexpected geological formations;

•	pressure or irregularities in geological formations;

•	shortages of or delays in obtaining equipment, materials, and qualified personnel;

•	equipment malfunctions, failures, or accidents;

•	unexpected operational events and drilling conditions;

•	pipe or cement failures;

•	casing collapses;

•	lost or damaged oilfield drilling and service tools;

•	loss of drilling fluid circulation;

•	uncontrollable flows of oil, natural gas, and fluids;

•	fires and natural disasters;

•	environmental hazards, such as natural gas leaks, oil spills, pipeline ruptures, and discharges of toxic gases;

•	adverse weather conditions;

•	reductions in oil and natural gas prices;

•	natural gas and oil property title problems; and

•	market limitations for natural gas and oil.

If any of these factors were to occur with respect to a particular field, the Debtors could lose all or a part of their investment in the field, or they could fail to realize the expected benefits from the field, either of which could materially and adversely affect their revenue and profitability.

In addition, the Debtors’ operations are subject to the risks inherent in the oil and natural gas industry, including the risks of fires, explosions, and blowouts; pipe failures; abnormally pressured formations; and environmental accidents such as oil spills, natural gas leaks, ruptures or discharges of toxic gases, brine or well fluids into the environment (including groundwater contamination). As is customary in the oil and natural gas industry, the Debtors maintain insurance against some, but not all, of these risks. The Debtors’ insurance may not be adequate to cover these potential losses or liabilities. Further, insurance coverage may not continue to be available at commercially acceptable premium levels or at all. Although the Debtors historically have maintained certain insurance policies, due to cost considerations, from time to time the Debtors may decline to obtain or maintain coverage for certain drilling activities. Losses and liabilities arising from uninsured or under-insured events could require the Debtors to make large unbudgeted Cash expenditures that could adversely impact the results of operations and Cash flow.

Further, the Debtors’ success depends upon their ability to find, develop or acquire additional oil and natural gas reserves that are profitable to produce. Factors that may hinder the Debtors’ ability to acquire or develop additional oil and natural gas reserves include competition, access to capital, prevailing oil and natural gas prices, and the number and attractiveness of properties for sale. The Debtors’ decisions to purchase, explore, develop or otherwise exploit properties or prospects will depend in part on the evaluation of data obtained from production reports and engineering studies, geophysical and geological analyses and seismic and other information, the results of which are often inconclusive and subject to various interpretations. These decisions could significantly reduce the Debtors’ ability to generate Cash needed to service the Debtors’ debt and other working capital requirements.

7.

Contracted Revenues May Not Be Fully Realized and May Reduce Significantly in the Future, Which May Have a Material Adverse Effect on the Debtors’ Financial Position, Results of Operations, or Cash Flows.

The Debtors’ expected revenues under existing contracts may not be fully realized due to a number of factors, including rig or equipment downtime or suspensions of operations. Several factors could cause downtime or a suspension of operations, many of which are beyond the Debtors’ control, including:

•	breakdowns of equipment or the equipment of others necessary for continuation of operations;

•	work stoppages, including labor strikes;

•	shortages of material and skilled labor;

•	severe weather or harsh operating conditions;

•	the occurrence or threat of epidemic or pandemic diseases or any government response to such occurrence or threat (including the COVID-19 pandemic);

•	the early termination of contracts; or

•	force majeure events.

Liquidity issues could lead the Debtors’ customers to file for bankruptcy and/or could encourage the Debtors’ customers to seek to repudiate, cancel, or renegotiate their contracts for various reasons. Some of the Debtors’ contracts permit early termination of the contract by the customer for convenience (without cause), generally exercisable upon advance notice to the Debtors and in some cases without making an early termination payment to the Debtors. There can be no assurance that the Debtors’ customers will be able or willing to fulfill their contractual commitments.

Significant declines in oil prices, the perceived risk of low oil prices for an extended period, and the resulting downward pressure on utilization may cause some customers to consider early termination of select contracts despite having to pay early termination fees in some cases. In addition, customers may request to re-negotiate the terms of existing contracts. Furthermore, as the Debtors’ existing contracts roll off, the Debtors may be unable to secure replacement contracts for the Debtors’ rigs, equipment, or services. The Debtors have been in discussions with some of their customers regarding these issues. Therefore, revenues recorded in future periods could differ materially from current contracted revenues, which could have a material adverse effect on the Debtors’ financial position, results of operations, or cash flows.

8.	The Debtors’ Operations or Ability to Emerge from Bankruptcy May Be Impacted By the Continuing COVID-19 Pandemic.

The continued spread of COVID-19 could have a significant impact on the Debtors’ business, both in the context of consumer demand and production capacity. On a macro level, this pandemic could dampen global growth and ultimately lead to an economic recession. If this occurs, demand for oil, natural gas, or NGLs would likely decline, as would commodity prices generally (including oil and natural gas). Such a scenario would negatively impact the Debtors’ financial performance. In addition, government lockdowns and employee infections could both inhibit the Debtors’ ability to extract and transport their hydrocarbon production. This diminished production capacity would negatively affect the Debtors’ financial performance.

9.	The Debtors’ Business Is Subject to Complex Laws and Regulations that Can Adversely Affect the Cost, Manner, or Feasibility of Doing Business.

The Debtors’ operations are subject to extensive laws and regulations in a number of different countries across the globe, including complex environmental laws and occupational health and safety laws. The Debtors may be required to make large expenditures to comply with such regulations. Failure to comply with these laws and regulations may result in the suspension or termination of operations and subject the Debtors to administrative, civil, or criminal penalties. The Debtors’ operations create the risk of environmental liabilities to governments or third parties for any unlawful discharge of oil, gas or other pollutants into the air or water. In the event of environmental violations, the Debtors may be charged with remedial costs and land owners may file claims for alternative water supplies, property damage, or bodily injury. Laws and regulations protecting the environment have become more stringent in recent years, and may, in some circumstances, result in liability for environmental damage regardless of negligence or fault. In addition, pollution and similar environmental risks generally are not fully insurable. These liabilities and costs could have a material adverse effect on the business, financial condition, results of operations, and cash flows of the Debtors.

10.	The Debtors’ Operations Are Subject to Hazards Inherent in the E&P Sector.

Risks inherent in the E&P sector, such as equipment defects, accidents, and explosions, can cause personal injury, loss of life, suspension of operations, damage to formations, damage to facilities, business interruption and damage to, or destruction of property, equipment and the environment. These risks could expose the Debtors to substantial liability for personal injury, wrongful death, property damage, loss of oil and natural gas production, pollution and other environmental damages and could result in a variety of claims, losses, and remedial obligations that could have an adverse effect on the Debtors’ business and results of operations. The existence, frequency, and severity of such incidents will affect operating costs, insurability and relationships with customers, employees, and regulators.

11.	The Debtors Operate in a Highly-Competitive Industry with Significant Potential for Excess Capacity.

The E&P sector is highly competitive and fragmented and includes several large companies that compete in many of the markets in which the Debtors operate, as well as numerous small companies that compete with the Debtors on a local basis. The Debtors’ operations may be adversely affected if their current competitors or new market entrants expand into service areas where the Debtors operate. Competitive pressures and other factors may result in significant price competition, particularly during industry downturns, which could have a material adverse effect on the results of operations and the Debtors’ financial condition.

12.	The Debtors May Be Adversely Affected by Potential Litigation, Including Litigation Arising Out of the Chapter 11 Cases.

In the future, the Debtors may become parties to litigation. In general, litigation can be expensive and time consuming to bring or defend against. Such litigation could result in settlements or damages that could significantly affect the Debtors’ financial results. It is also possible that certain parties will commence litigation with respect to the treatment of their Claims under the Plan. It is not possible to predict the potential litigation that the Debtors may become party to, nor the final resolution of such litigation. The impact of any such litigation on the Debtors’ businesses and financial stability, however, could be material.

13.	The Loss of Key Personnel Could Adversely Affect the Debtors’ Operations.

The Debtors’ operations are dependent on a relatively small group of key management personnel and a highly-skilled employee base. The Debtors’ recent liquidity issues and the Chapter 11 Cases have created distractions and uncertainty for key management personnel and employees. Because competition for experienced personnel in the oil and gas industry can be significant, the Debtors may be unable to find acceptable replacements with comparable skills and experience and the loss of such key management personnel could adversely affect the Debtors’ ability to operate their businesses. In addition, a loss of key personnel or material erosion of employee morale at the corporate and/or field levels could have a material adverse effect on the Debtors’ ability to meet customer and counterparty expectations, thereby adversely affecting the Debtors’ businesses and the results of operations.

14.	Certain Claims May Not Be Discharged and Could Have a Material Adverse Effect on the Debtors’ Financial Condition and Results of Operations.

The Bankruptcy Code provides that the confirmation of a plan of reorganization discharges a debtor from substantially all debts arising prior to confirmation. With few exceptions, all Claims that arise prior to the Debtors’ filing of their Petitions or before Confirmation of the Plan (a) would be subject to compromise and/or treatment under the Plan and/or (b) would be discharged in accordance with the terms of the plan of reorganization. Any Claims not ultimately discharged through a Plan could be asserted against the reorganized entity and may have an adverse effect on the Debtors’ financial condition and results of operations.

IX.	SOLICITATION AND VOTING PROCEDURES.

This Disclosure Statement, which is accompanied by a ballot or ballots to be used for voting on the Plan, is being distributed to the Holders of Claims and Interests in those Classes that are entitled to vote to accept or reject the Plan. The procedures and instructions for voting and related deadlines are set forth in the exhibits annexed to the Disclosure Statement Order, which is attached hereto as Exhibit D.

The Disclosure Statement Order is incorporated herein by reference and should be read in conjunction with this Disclosure Statement in formulating a decision to vote to accept or reject the Plan.

THE DISCUSSION OF THE SOLICITATION AND VOTING PROCESS SET FORTH IN THIS DISCLOSURE STATEMENT IS ONLY A SUMMARY.

PLEASE REFER TO THE DISCLOSURE STATEMENT ORDER

ATTACHED HERETO AS EXHIBIT D FOR A MORE COMPREHENSIVE DESCRIPTION OF THE SOLICITATION AND VOTING PROCESS.

A.	Holders of Claims and Interests Entitled to Vote on the Plan.

Under the provisions of the Bankruptcy Code, not all holders of claims against or interests in a debtor are entitled to vote on a chapter 11 plan. The table in Article III.C of this Disclosure Statement, entitled “Am I entitled to vote on the Plan?” which begins on page 4, provides a summary of the status and voting rights of each Class (and, therefore, of each Holder within such Class absent an objection to the Holder’s Claim) under the Plan.

As shown in the table, the Debtors are soliciting votes to accept or reject the Plan only from Holders of Claims and Interests in Classes 5, 8, and 9 (collectively, the “Voting Classes”). The Holders of Claims and Interests in the Voting Classes are Impaired under the Plan and may, in certain circumstances, receive a distribution under the Plan. Accordingly, Holders of Claims and Interests in the Voting Classes have the right to vote to accept or reject the Plan.

The Debtors are not soliciting votes from Holders of Claims or Interests in Classes 1, 2, 3, 4, 6, and 7. Additionally, the Disclosure Statement Order provides that certain Holders of Claims or Interests in the Voting Classes, such as those Holders whose Claims have been disallowed or are subject to a pending objection, are not entitled to vote to accept or reject the Plan.

B.	Voting Record Date.

The Voting Record Date is [•]. The Voting Record Date is the date on which it will be determined which Holders of Claims and Interests in the Voting Classes are entitled to vote to accept or reject the Plan and whether Claims have been properly assigned or transferred under Bankruptcy Rule 3001(e) such that an assignee or transferee, as applicable, can vote to accept or reject the Plan as the Holder of a Claim or Interest.

C.	Voting on the Plan.

The Voting Deadline is [•], at 11:59 p.m., prevailing Central Time. In order to be counted as votes to accept or reject the Plan, all ballots must be: (a) electronically submitted utilizing the online balloting portal maintained by the Solicitation Agent on or before the Voting Deadline; or (b) properly executed, completed, and delivered (either by using the envelope provided, by first class mail, overnight courier, or personal delivery) so that the ballots are actually received by the Notice and Claims Agent on or before the Voting Deadline at the following address:

DELIVERY OF BALLOTS

FOR CLASS 5 (non-Senior Notes), CLASS 8 (registered holders), and CLASS 9

WHITING PETROLEUM CORPORATION

BALLOT PROCESSING C/O Stretto

410 Exchange, Suite 100

Irvine, CA 92602

OR

ONLINE PORTAL AT cases.stretto.com/whitingpetroleum

FOR CLASS 5 (Senior Notes) and CLASS 8 (street holders)

MASTER AND PRE-VALIDATED BENEFICIAL BALLOTS

Via E-mail: WhitingSecurityVote@Stretto.com

If you received an envelope addressed to your nominee, please return your ballot to your nominee, allowing enough time for your nominee to cast your vote on a master ballot before the Voting Deadline.

PLEASE SELECT JUST ONE OPTION TO SUBMIT YOUR VOTE:

FOR CLASS 5 (non-Senior Notes), CLASS 8 (registered holders), and CLASS 9

EITHER RETURN A PROPERLY EXECUTED PAPER BALLOT WITH YOUR VOTE

OR

VOTE ELECTRONICALLY THROUGH THE CUSTOMIZED,

ONLINE BALLOTING PORTAL ON THE DEBTORS’ CASE WEBSITE

MAINTAINED BY STRETTO (“E-BALLOT”)

FOR CLASS 5 (Senior Notes) and CLASS 8 (street holders)

RETURN A PROPERLY EXECUTED MASTER OR PRE-VALIDATED BALLOT WITH YOUR VOTE VIA E-MAIL AT WHITINGSECURITYVOTE@STRETTO.COM

Holders of Claims or Interests who cast a ballot via E-Ballot should NOT also submit a paper ballot.

E-BALLOT SHALL BE THE EXCLUSIVE MEANS OF VOTING ELECTRONICALLY. STRETTO SHALL NOT ACCEPT VOTES SUBMITTED VIA E-MAIL, FACSIMILE, OR ANY ELECTRONIC METHODS OTHER THAN E-BALLOT; PROVIDED THAT STRETTO SHALL ACCEPT MASTER BALLOTS FROM NOMINEES SUBMITTED VIA E-MAIL TO STRETTO.

IF YOU HAVE ANY QUESTIONS ABOUT THE SOLICITATION OR VOTING PROCESS, PLEASE CONTACT THE SOLICITATION AGENT TOLL FREE AT 800-330-2531. ANY BALLOT RECEIVED AFTER THE VOTING DEADLINE OR OTHERWISE NOT IN COMPLIANCE WITH THE DISCLOSURE STATEMENT ORDER WILL NOT BE COUNTED EXCEPT AS OTHERWISE PROVIDED FOR IN THE SOLICITATION PROCEDURES OR IN THE SOLE AND ABSOLUTE DISCRETION OF THE DEBTORS.

D.	Ballots Not Counted.

No ballot will be counted toward Confirmation if, among other things: (1) it is illegible or contains insufficient information to permit the identification of the Holder of the Claim; (2) it was transmitted by means other than as specifically set forth in the ballots; (3) it was cast by an Entity that is not entitled to vote on the Plan; (4) it was cast for a Claim listed in the Debtors’ schedules as contingent, unliquidated, or disputed for which the applicable Bar Date has passed and no proof of claim was timely filed; (5) it was cast for a Claim that is subject to an objection pending as of the Voting Record Date (unless temporarily allowed in accordance with the Disclosure Statement Order); (6) it was sent to the Debtors, the Debtors’ agents/representatives (other than the Solicitation Agent), the administrative agents under the Debtors’ credit facilities, or the Debtors’ financial or legal advisors instead of the Solicitation Agent; (7) it lacks an original signature, with the understanding that the voting party’s electronic signature through E-Ballot will be deemed an original signature; or (8) it is not clearly marked to either accept or reject the Plan or it is marked both to accept and reject the Plan. Please refer to the Disclosure Statement Order for additional requirements with respect to voting to accept or reject the Plan.

X.	CONFIRMATION OF THE PLAN.

A.	Requirements for Confirmation of the Plan.

Among the requirements for Confirmation of the Plan pursuant to section 1129 of the Bankruptcy Code are: (1) the Plan is accepted by all Impaired Classes of Claims or Interests, or if rejected by an Impaired Class, the Plan “does not discriminate unfairly” and is “fair and equitable” as to the rejecting Impaired Class; (2) the Plan is feasible; and (3) the Plan is in the “best interests” of holders of Claims or Interests.

At the Confirmation Hearing, the Bankruptcy Court will determine whether the Plan satisfies all of the requirements of section 1129 of the Bankruptcy Code. The Debtors believe that: (1) the Plan satisfies, or will satisfy, all of the necessary statutory requirements of chapter 11 for plan confirmation; (2) the Debtors have complied, or will have complied, with all of the necessary requirements of chapter 11 for plan confirmation; and (3) the Plan has been proposed in good faith.

B.	Best Interests of Creditors/Liquidation Analysis.

Often called the “best interests” test, section 1129(a)(7) of the Bankruptcy Code requires that a bankruptcy court find, as a condition to confirmation, that a chapter 11 plan provides, with respect to each impaired class, that each holder of a claim or an equity interest in such impaired class either: (1) has accepted the plan; or (2) will receive or retain under the plan property of a value that is not less than the amount that the non-accepting holder would receive or retain if the debtors liquidated under chapter 7.

Attached hereto as Exhibit D and incorporated herein by reference is a liquidation analysis (the “Liquidation Analysis”) prepared by the Debtors with the assistance of the Debtors’ advisors. As reflected in the Liquidation Analysis, the Debtors believe that liquidation of the Debtors’ businesses under chapter 7 of the Bankruptcy Code would result in substantial diminution in the value to be realized by Holders of Claims and Interests as compared to distributions contemplated under the Plan. Consequently, the Debtors and their management believe that Confirmation of the Plan will provide a substantially greater return to Holders of Claims and Interests than would a liquidation under chapter 7 of the Bankruptcy Code.

If the Plan is not confirmed, and the Debtors fail to propose and confirm an alternative plan of reorganization, the Debtors’ businesses may be liquidated pursuant to the provisions of a chapter 11 liquidating plan. In liquidations under chapter 11, the Debtors’ assets could be sold in an orderly fashion over a more extended period of time than in a liquidation under chapter 7. Thus, a chapter 11 liquidation may result in larger recoveries than a chapter 7 liquidation, but the delay in distributions could result in lower present values received and higher administrative costs. Any distribution to Holders of Claims and Interests under a chapter 11 liquidation plan would most likely be substantially delayed. Most importantly, the Debtors believe that any distributions to creditors in a chapter 11 liquidation scenario would fail to capture the significant going concern value of their businesses, which is reflected in the New Preferred Stock and the New Common Stock to be distributed under the Plan. Accordingly, the Debtors believe that a chapter 11 liquidation would not result in distributions as favorable as those under the Plan.

C.	Feasibility.

Section 1129(a)(11) of the Bankruptcy Code requires that confirmation of a plan of reorganization is not likely to be followed by the liquidation, or the need for further financial reorganization of the debtor, or any successor to the debtor (unless such liquidation or reorganization is proposed in such plan of reorganization).

To determine whether the Plan meets this feasibility requirement, the Debtors, with the assistance of their advisors, have analyzed their ability to meet their respective obligations under the Plan. As part of this analysis, the Debtors have prepared their projected consolidated balance sheet, income statement, and statement of cash flows (the “Financial Projections”). Creditors and other interested parties should review Article VIII of this Disclosure Statement, entitled “Risk Factors,” which begins on page 32, for a discussion of certain factors that may affect the future financial performance of the Reorganized Debtors.

The Financial Projections are attached hereto as Exhibit E and incorporated herein by reference. Based upon the Financial Projections, the Debtors believe the Plan will meet the feasibility requirements of the Bankruptcy Code.

D.	Acceptance by Impaired Classes.

The Bankruptcy Code requires, as a condition to confirmation, except as described in the following section, that each class of claims or equity interests impaired under a plan, accept the plan. A class of claims or interests that is not “impaired” under a plan is deemed to have accepted the plan and, therefore, solicitation of acceptances with respect to such a class is not required.10

Section 1126(c) of the Bankruptcy Code defines acceptance of a plan by a class of impaired claims as acceptance by holders of at least two-thirds in dollar amount and more than one-half in a number of allowed claims in that class, counting only those claims that have actually voted to accept or to reject the plan. Thus, a Class of Claims will have voted to accept the Plan only if two-thirds in amount and a majority in number of the Allowed Claims in such Class that vote on the Plan actually cast their ballots in favor of acceptance.

Section 1126(d) of the Bankruptcy Code provides that a class of impaired interests has accepted a plan if the holders of at least two-thirds in amount of the allowed interests of such class have voted to accept the plan.

Pursuant to Article III.E of the Plan, if a Class contains Claims or Interests eligible to vote and no holders of Claims or Interests eligible to vote in such Class vote to accept or reject the Plan, the holders of such Claims or Interests in such Class shall be deemed to have accepted the Plan.

E.	Confirmation Without Acceptance by All Impaired Classes.

Section 1129(b) of the Bankruptcy Code allows a bankruptcy court to confirm a plan even if all impaired classes have not accepted it; provided that the plan has been accepted by at least one impaired class. Pursuant to section 1129(b) of the Bankruptcy Code, notwithstanding an impaired class’s rejection or deemed rejection of the plan, the plan will be confirmed, at the plan proponent’s request, in a procedure commonly known as a “cramdown” so long as the plan does not “discriminate unfairly” and is “fair and equitable” with respect to each class of claims or equity interests that is impaired under, and has not accepted, the plan.

If any Impaired Class rejects the Plan, the Debtors reserve the right to seek to confirm the Plan utilizing the “cramdown” provision of section 1129(b) of the Bankruptcy Code. To the extent that any Impaired Class rejects the Plan or is deemed to have rejected the Plan, the Debtors may request Confirmation of the Plan, as it may be modified from time to time, under section 1129(b) of the Bankruptcy Code. The Debtors reserve the right to alter, amend, modify, revoke, or withdraw the Plan or any Plan Supplement document, including the right to amend or modify the Plan or any Plan Supplement document to satisfy the requirements of section 1129(b) of the Bankruptcy Code.

1.	No Unfair Discrimination.

The “unfair discrimination” test applies to classes of claims or interests that are of equal priority and are receiving different treatment under a plan. The test does not require that the treatment be the same or equivalent, but that treatment be “fair.” In general, bankruptcy courts consider whether a plan discriminates unfairly in its treatment of classes of claims or interests of equal rank (e.g., classes of the same legal character). Bankruptcy courts will take into account a number of factors in determining whether a plan discriminates unfairly. A plan could treat two classes of unsecured creditors differently without unfairly discriminating against either class.

[10]

A class of claims is “impaired” within the meaning of section 1124 of the Bankruptcy Code unless the plan: (a) leaves unaltered the legal, equitable and contractual rights to which the claim or equity interest entitles the holder of such claim or equity interest; or (b) cures any default, reinstates the original terms of such obligation, compensates the holder for certain damages or losses, as applicable, and does not otherwise alter the legal, equitable, or contractual rights to which such claim or equity interest entitles the holder of such claim or equity interest.

2.	Fair and Equitable Test.

The “fair and equitable” test applies to classes of different priority and status (e.g., secured versus unsecured) and includes the general requirement that no class of claims receive more than 100 percent of the amount of the allowed claims in the class. As to the dissenting class, the test sets different standards depending upon the type of claims or equity interests in the class.

The Debtors submit that if the Debtors were to “cramdown” the Plan pursuant to section 1129(b) of the Bankruptcy Code, the Plan is structured so that it would not “discriminate unfairly” and would satisfy the “fair and equitable” requirement. With respect to the unfair discrimination requirement, all Classes under the Plan are provided treatment that is substantially equivalent to the treatment that is provided to other Classes that have equal rank. With respect to the fair and equitable requirement, no Class under the Plan will receive more than 100 percent of the amount of Allowed Claims in that Class. The Debtors believe that the Plan and the treatment of all Classes of Claims or Interests under the Plan satisfy the foregoing requirements for nonconsensual Confirmation of the Plan.

F.	Valuation of the Debtors.

In conjunction with formulating the Plan and satisfying their obligations under section 1129 of the Bankruptcy Code, the Debtors determined that it was necessary to estimate the post-Confirmation going concern value of the Debtors. Accordingly, the Debtors, with the assistance of their advisors, produced the valuation analysis that is set forth in Exhibit F attached hereto and incorporated herein by reference (the “Valuation Analysis”). As set forth in the Valuation Analysis, the Debtors’ going-concern value recoveries to creditors under the Plan are substantially higher than the recoveries such creditors would receive in a hypothetical liquidation of the Debtors’ enterprise under chapter 7 of the Bankruptcy Code, as illustrated in the Liquidation Analysis. Accordingly, the Valuation Analysis further supports the Debtors’ conclusion that the treatment of Classes under the Plan is fair and equitable and otherwise satisfies the Bankruptcy Code’s requirements for confirmation.

XI.	CERTAIN SECURITIES LAW MATTERS.

The Debtors believe the New Common Stock, the New Warrants-A, and the New Warrants-B to be issued pursuant to the Plan (collectively, the “1145 Securities”) to be “securities,” as defined in section 2(a)(1) of the Securities Act, section 101 of the Bankruptcy Code, and any applicable state securities laws.

A.	Issuance of Securities under the Plan.

Section 1145(a)(1) of the Bankruptcy Code exempts the offer and sale of securities under a plan of reorganization from registration under section 5 of the Securities Act and state laws if three principal requirements are satisfied: (i) the securities must be offered and sold under a plan of reorganization and must be securities issued by the debtor, an affiliate participating in a joint plan with the debtor, or a successor to the debtor under the plan; (ii) the recipients of the securities must hold prepetition or administrative expense claims against the debtor or interests in the debtor; and (iii) the securities must be issued entirely in exchange for the recipient’s claim against or interest in the debtor, or “principally” in exchange for such claim or interest and “partly” for cash or property. In general, securities issued under section 1145 of the Bankruptcy Code may be resold without registration unless the recipient is an “underwriter” with respect to those securities. In reliance upon this exemption, the Debtors believe that the offer and sale under the Plan of 1145 Securities will be exempt from registration under the Securities Act and state securities laws with respect to any such holder who is not deemed to be an “underwriter” as defined in section 1145(b) of the Bankruptcy Code. Accordingly, no registration statement will be filed under the securities Act or any similar federal, state, or local law.

B.	Subsequent Transfers of Securities Issued under the Plan.

Section 1145(b)(1) of the Bankruptcy Code defines an “underwriter” as any entity who, except with respect to ordinary trading transactions of an entity that is not an issuer:

•

purchases a claim against, interest in, or claim for an administrative expense in the case concerning, the debtor, if such purchase is with a view to distribution of any security received or to be received in exchange for such a claim or interest;

•	offers to sell securities offered or sold under the plan of reorganization for the holders of such securities;

•

offers to buy securities offered or sold under the plan of reorganization from the holders of such securities, if the offer to buy is (i) with a view to distribution of such securities; and (ii) under an agreement made in connection with the plan of reorganization, with the consummation of the plan of reorganization, or with the offer or sale of securities under the plan of reorganization; or

•	is an issuer with respect to the securities, as the term “issuer” is defined in section 2(a)(11) of the Securities Act.

In addition, a person who receives a fee in exchange for purchasing an issuer’s securities could also be considered an underwriter within the meaning of section 2(a)(11) of the Securities Act.

You should confer with your own legal advisors to help determine whether or not you are an “underwriter.”

To the extent that persons who receive the securities issued under the Plan that are exempt from registration under the Securities Act or other applicable law by section 1145 of the Bankruptcy Code are deemed to be “underwriters,” resales by those persons would not be exempted from registration under the Securities Act or other applicable law by section 1145 of the Bankruptcy Code. Persons deemed to be “underwriters” may, however, be permitted to sell such securities without registration pursuant to the provisions of Rule 144 under the Securities Act. These rules generally permit the public sale of securities received by “underwriters” subject to certain holding periods if current information regarding the issuer is publicly available and if volume limitations and certain other conditions are met.

Whether or not any particular person would be deemed to be an “underwriter” with respect to any securities issued pursuant to the Plan would depend upon various facts and circumstances applicable to that person. Accordingly, the Debtors express no view as to whether any particular person receiving securities under the Plan would be an “underwriter” with respect to such securities.

PERSONS WHO RECEIVE SECURITIES UNDER THE PLAN ARE URGED TO CONSULT THEIR OWN LEGAL ADVISOR WITH RESPECT TO THE RESTRICTIONS APPLICABLE UNDER THE FEDERAL OR STATE SECURITIES LAWS AND THE CIRCUMSTANCES UNDER WHICH SECURITIES MAY BE SOLD IN RELIANCE ON SUCH LAWS.

THE FOREGOING SUMMARY DISCUSSION IS GENERAL IN NATURE AND HAS BEEN INCLUDED IN THIS DISCLOSURE STATEMENT SOLELY FOR INFORMATIONAL PURPOSES. WE MAKE NO REPRESENTATIONS CONCERNING, AND DO NOT PROVIDE, ANY OPINIONS OR ADVICE WITH RESPECT TO THE SECURITIES OR THE BANKRUPTCY MATTERS DESCRIBED IN THIS DISCLOSURE STATEMENT. IN LIGHT OF THE UNCERTAINTY CONCERNING THE AVAILABILITY OF EXEMPTIONS FROM THE RELEVANT PROVISIONS OF FEDERAL AND STATE SECURITIES LAWS, WE ENCOURAGE EACH HOLDER AND PARTY-IN-INTEREST TO CONSIDER CAREFULLY AND CONSULT WITH ITS OWN LEGAL ADVISORS WITH RESPECT TO ALL SUCH MATTERS. BECAUSE OF THE COMPLEX, SUBJECTIVE NATURE OF THE QUESTION OF WHETHER A SECURITY IS EXEMPT FROM THE REGISTRATION REQUIREMENTS UNDER THE FEDERAL OR STATE SECURITIES LAWS OR WHETHER A PARTICULAR HOLDER MAY BE AN UNDERWRITER, WE MAKE NO REPRESENTATION CONCERNING THE ABILITY OF A PERSON TO DISPOSE OF THE SECURITIES ISSUED UNDER THE PLAN.

XII.	CERTAIN U.S. FEDERAL TAX CONSEQUENCES OF THE PLAN[9].

A.	Introduction.

The following discussion summarizes certain U.S. federal income tax consequences of the implementation of the Plan to the Debtors, the Reorganized Debtors, and certain Holders of Claims and Interests. This summary is based on the Internal Revenue Code of 1986, as amended (the “Tax Code”), the U.S. Treasury regulations promulgated thereunder (the “Treasury Regulations”), judicial decisions and published administrative rules, and pronouncements of the Internal Revenue Service (the “IRS”), all as in effect on the date hereof (collectively, “Applicable Tax Law”). Changes in the rules or new interpretations of the rules may have retroactive effect and could significantly affect the U.S. federal income tax consequences described below. The Debtors have not requested, and will not request, any ruling or determination from the IRS or any other taxing authority with respect to the tax consequences discussed herein, and the discussion below is not binding upon the IRS or the courts. No assurance can be given that the IRS would not assert, or that a court would not sustain, a different position than any position discussed herein.

This summary does not address non-U.S., state, or local tax consequences of the Plan, nor does it purport to address all aspects of U.S. federal income taxation that may be relevant to a Holder in light of such Holder’s individual circumstances or to a Holder that may be subject to special tax rules (such as Persons who are related to the Debtors within the meaning of the Tax Code, persons subject to the alternative minimum tax or the “Medicare” tax on net investment income, non-U.S. taxpayers, broker-dealers, banks, mutual funds, insurance companies, financial institutions, small business investment companies, regulated investment companies, tax exempt organizations, pass-through entities, beneficial owners of pass-through entities, subchapter S corporations, persons who hold Claims or Interests or who will hold the New Common Stock and, if applicable, the New Warrants-A and the New Warrants-B (together, the “New Warrants”, and together with the New Common Stock, the “New Securities”) as part of a straddle, hedge, conversion transaction, or other integrated investment, persons using a mark-to-market method of accounting, and Holders of Claims or Interests who are themselves in bankruptcy). Further, this summary assumes that each Holder holds only Claims or Interests in a single Class and holds each Claim or Interest only as a “capital asset” (within the meaning of section 1221 of the Tax Code). This summary also assumes that the various debt and other arrangements to which any of the Debtors are a party will be respected for U.S. federal income tax purposes in accordance with their form. This summary does not discuss differences in tax consequences to Holders of Claims or Interests that act or receive consideration in a capacity other than any other Holder of a Claim or Interest of the same Class or Classes, and the tax

[9]	[NTD: Subject to further review and revision. To be updated prior to the objection deadline.]

consequences for such Holders may differ materially from those described below. This summary does not address the U.S. federal income tax consequences to Holders (1) that have Claims that are Unimpaired or otherwise entitled to payment in full under the Plan or (2) that are deemed to reject the Plan. As discussed below, the Debtors believe, and the following discussion assumes, that the New Warrants are properly treated as outstanding New Common Stock (rather than as an “warrant” to acquire such New Common Stock) for U.S. federal income tax purposes.

For purposes of this discussion, a “U.S. Holder” is a Holder of a Claim or Interest that is: (1) an individual citizen or resident of the United States for U.S. federal income tax purposes; (2) a corporation (or other Entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia; (3) an estate the income of which is subject to U.S. federal income taxation regardless of the source of such income; or (4) a trust (a) if a court within the United States is able to exercise primary jurisdiction over the trust’s administration and one or more United States persons have authority to control all substantial decisions of the trust or (b) that has a valid election in effect under applicable Treasury Regulations to be treated as a United States person. For purposes of this discussion, a “non-U.S. Holder” is any Holder of a Claim or Interest that is not a U.S. Holder other than any partnership (or other Entity treated as a partnership or other pass-through Entity for U.S. federal income tax purposes).

If a partnership (or other Entity treated as a partnership or other pass-through Entity for U.S. federal income tax purposes) is a Holder of a Claim or Interest, the tax treatment of a partner (or other beneficial owner) generally will depend upon the status of the partner (or other beneficial owner) and the activities of the Entity. Partners (or other beneficial owners) of partnerships (or other pass-through entities) that are Holders of Claims or Interests should consult their respective tax advisors regarding the U.S. federal income tax consequences of the Plan.

ACCORDINGLY, THE FOLLOWING SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE BASED UPON THE INDIVIDUAL CIRCUMSTANCES PERTAINING TO A HOLDER OF A CLAIM OR INTEREST. ALL HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, AND NON-U.S. INCOME, ESTATE, AND OTHER TAX CONSEQUENCES OF THE PLAN.

B.	Certain U.S. Federal Tax Consequences to the Debtors and the Reorganized Debtors.

1.	Characterization of the Restructuring Transactions.

As of December 31, 2019, the Debtors had approximately $4.1 billion of federal net operating losses (“NOLs”) carryforwards, $7.9 million of credit carryforward, and $4.3 million of loss carryforwards under Section 1231 of the Tax Code. Additional losses and credits may be generated in 2020, which will ultimately increase the Debtors’ NOLs and other tax attributes. Depending on the how the Restructuring Transactions are implemented, some NOLs remaining upon implementation of the Plan may be able to offset future taxable income for up to 20 years in the case of NOLs arising before 2018 and indefinitely for NOLs arising in taxable years starting in 2018, thereby reducing the Debtors’ future aggregate tax obligations. As discussed below, however, the Debtors’ NOLs are expected to be reduced upon implementation of the Plan and could be subject to other limitations.

The Restructuring Transactions are not expected to give rise to any gain or loss to the Debtors (other than as a result of CODI, as described below). The Debtors’ tax attributes will, subject to the rules discussed below regarding CODI and section 382 of the Tax Code, survive the restructuring process and potentially be usable by the Reorganized Debtors going forward.

2.	Cancellation of Debt and Reduction of Tax Attributes.

In general, absent an exception, a debtor will realize and recognize income from the cancelation of indebtedness (“CODI”), for U.S. federal income tax purposes, upon satisfaction of its outstanding indebtedness for total consideration less than the amount of such indebtedness. The amount of CODI, in general, is the excess of (a) the adjusted issue price of the indebtedness satisfied, over (b) the sum of (i) the amount of Cash paid, (ii) the issue price of any new indebtedness of the taxpayer issued, and (iii) the fair market value of any other new consideration (including equity interests in the debtor) given in satisfaction of such indebtedness at the time of the exchange.

Under section 108 of the Tax Code, a debtor is not required to include CODI in gross income if the debtor is under the jurisdiction of a court in a case under chapter 11 of the Bankruptcy Code and the discharge of debt occurs pursuant to that proceeding. Instead, as a consequence of such exclusion, a debtor must reduce its tax attributes by the amount of CODI that it excluded from gross income pursuant to the rule discussed in the preceding sentence. Such reduction in tax attributes occurs only after the tax for the year of the debt discharge has been determined. In general, tax attributes will be reduced in the following order: (a) NOLs and NOL carryforwards; (b) general business credit carryovers; (c) minimum tax credit carryovers; (d) capital loss carryovers; (e) tax basis in assets (but not below the amount of liabilities to which the debtor remains subject); (f) passive activity loss and credit carryovers; and (g) foreign tax credit carryovers. Alternatively, a debtor with CODI may elect first to reduce the basis of its depreciable assets pursuant to section 108(b)(5) of the Tax Code. Any excess CODI over the amount of available tax attributes is not subject to U.S. federal income tax and has no other U.S. federal income tax impact.

The Treasury Regulations address the method and order for applying tax attribute reduction to an affiliated group of corporations. Under these Treasury Regulations, the tax attributes of each member of an affiliated group of corporations that is excluding CODI is first subject to reduction. To the extent the debtor member’s tax basis in stock of a lower-tier member of the affiliated group is reduced, a “look through rule” requires that a corresponding reduction be made to the tax attributes of the lower-tier member. If a debtor member’s excluded CODI exceeds its tax attributes, the excess CODI is applied to reduce certain remaining consolidated tax attributes of the affiliated group.

As a result of the Restructuring Transactions, the Debtors expect to realize CODI. The exact amount of any CODI that will be realized by the Debtors will not be determinable until the consummation of the Plan. Because the Plan provides that certain Holders of Claims or Interests will receive non-Cash consideration, the amount of CODI, and accordingly the amount of tax attributes required to be reduced, will depend, in part, on the fair market value of the non-Cash consideration received, which cannot be known with certainty at this time.

3.	Limitation of NOL Carryforwards and Other Tax Attributes.

Following the Effective Date, unless the 382(l)(5) Exception (as defined below) applies, the Debtors anticipate that, any NOL carryforwards and certain other tax attributes (such as losses and deductions that have accrued economically but are unrecognized as of the date of the ownership change) of the Reorganized Debtors that are not reduced according to the CODI rules described above and that are allocable to periods before the Effective Date (collectively, “Pre-Change Losses”) may be subject to limitation under section 382 of the Tax Code as a result of an “ownership change” of the Reorganized Debtors by reason of the transactions consummated pursuant to the Plan.

Under section 382 of the Tax Code, if a corporation undergoes an “ownership change,” the amount of its Pre-Change Losses that may be utilized to offset future taxable income generally is subject to an annual limitation. The rules of section 382 of the Tax Code are complicated, but as a general matter, the Debtors anticipate that the distribution of the New Securities pursuant to the Plan will result in an “ownership change” of the Reorganized Debtors for these purposes, and that the Reorganized Debtors’ use of their Pre-Change Losses will be subject to limitation unless the 382(l)(5) Exception (as defined below) applies.

For this purpose, if a corporation (or consolidated group) has a net unrealized built-in loss at the time of an ownership change (taking into account most assets and items of “built-in” income and deductions), then generally built-in losses (including amortization or depreciation deductions attributable to such built-in losses) recognized during the following five years (up to the amount of the original net unrealized built-in loss) will be treated as Pre-Change Losses and similarly will be subject to the annual limitation. In this case, the Debtors expect to have a substantial net unrealized built-in loss as of the Effective Date that would be subject to the foregoing rules in the absence of the 382(l)(5) Exception (as discussed below).

(a)	General Section 382 Annual Limitation.

In general, the amount of the annual limitation to which a corporation that undergoes an “ownership change” would be subject is equal to the product of (i) the fair market value of the stock of the corporation immediately before the “ownership change” (with certain adjustments) multiplied by (ii) the “long-term tax-exempt rate” (which is the highest of the adjusted federal long-term rates in effect for any month in the 3-calendar-month period ending with the calendar month in which the “ownership change” occurs, currently 1.63 percent for April 2020). Any unused limitation may be carried forward, thereby increasing the annual limitation in the subsequent taxable year. As discussed below, however, special rules may apply in the case of a corporation that experiences an ownership change as the result of a bankruptcy proceeding.

Notwithstanding the rules described above, if post-ownership change, a debtor corporation and its subsidiaries do not continue the debtor corporation’s historic business or use a significant portion of its historic business assets in a new business for two years after the ownership change, the annual limitation resulting from the ownership change is zero.

(b)	Special Bankruptcy Exceptions.

An exception to the foregoing annual limitation rules generally applies when so-called “qualified creditors” of a debtor corporation in chapter 11 receive, in respect of their claims, at least 50 percent of the vote and value of the stock of the reorganized debtor (or a controlling corporation if also in chapter 11) pursuant to a confirmed chapter 11 plan (the “382(l)(5) Exception”). Under the 382(l)(5) Exception, a debtor’s Pre-Change Losses are not limited on an annual basis, but, instead, NOL carryforwards will be reduced by the amount of any interest deductions claimed during the three taxable years preceding the effective date of the plan of reorganization, and during the part of the taxable year prior to and including the effective date of the plan of reorganization, in respect of all debt converted into stock in the reorganization. If the 382(l)(5) Exception applies and the Reorganized Debtors undergo another “ownership change” within two years after the Effective Date, then the Reorganized Debtors’ Pre-Change Losses effectively would be eliminated in their entirety.

If the 382(l)(5) Exception is not applicable to a corporation in bankruptcy (either because the debtor does not qualify for it or the debtor otherwise elects not to utilize the 382(l)(5) Exception), a second special rule generally will apply (the “382(l)(6) Exception”). Under the 382(l)(6) Exception, the annual limitation will be calculated by reference to the lesser of the value of the debtor corporation’s new stock (with certain adjustments) immediately after the ownership change and the value of such debtor corporation’s assets (determined without regard to liabilities) immediately before the ownership change. This differs from the ordinary rule that requires the fair market value of a debtor corporation that undergoes an “ownership change” to be determined before the events giving rise to the change. The 382(l)(6) Exception also differs from the 382(l)(5) Exception in that the debtor corporation is not required to reduce its NOL carryforwards by the amount of interest deductions claimed within the prior three-year period, and the debtor may undergo an ownership change within two years without triggering the elimination of its Pre-Change Losses. The resulting limitation from a subsequent ownership change would be determined under the regular rules for ownership changes.

The Debtors currently believe that the Restructuring Transactions may qualify for the 382(l)(5) Exception, although analysis is ongoing. If the Restructuring Transactions are eligible for the 382(l)(5) Exception, the Debtors have not yet decided whether the Debtors would elect out of its application. Regardless of whether the Reorganized Debtors take advantage of the 382(l)(6) Exception or the 382(l)(5) Exception, the Reorganized Debtors’ use of their Pre-Change Losses after the Effective Date may be adversely affected if an “ownership change” within the meaning of section 382 of the Tax Code were to occur after the Effective Date.

C.	Certain U.S. Federal Income Tax Consequences to Certain U.S. Holders of Claims and Interests.

The following discussion assumes that the Debtors will undertake the Restructuring Transactions currently contemplated by the Plan. Holders of Claims and Interests are urged to consult their tax advisors regarding the tax consequences of the Restructuring Transactions.

1.	Exchanges of General Unsecured Claims Under the Plan.

Pursuant to the Plan, each U.S. Holder of a General Unsecured Claim will receive its pro rata share of the Claims Equity Pool comprised of New Common Stock. The U.S. federal income tax consequences to a U.S. Holder of such exchange will depend, in part, on whether the General Unsecured Claims surrendered constitute “securities” of Whiting for U.S. federal income tax purposes.

Neither the Tax Code nor the Treasury Regulations promulgated thereunder defines the term “security.” Whether a debt instrument constitutes a “security” for U.S. federal income tax purposes is determined based on all the relevant facts and circumstances, but most authorities have held that the length of the term of a debt instrument is an important factor in determining whether such instrument is a security for U.S. federal income tax purposes. These authorities have indicated that a term of less than five years is evidence that the instrument is not a security, whereas a term of ten years or more is evidence that it is a security. There are numerous other factors that could be taken into account in determining whether a debt instrument is a security, including the security for payment, the creditworthiness of the obligor, the subordination or lack thereof to other creditors, the right to vote or otherwise participate in the management of the obligor, convertibility of the instrument into an equity interest of the obligor, whether payments of interest are fixed, variable, or contingent, and whether such payments are made on a current basis or accrued. Due to the inherently factual nature of the determination, U.S. Holders are urged to consult their own tax advisors regarding the status of their General Unsecured Claims as “securities” for U.S. federal income tax purposes. Although not free from doubt, the Debtors intend to take the position that a Senior Notes Claim constitutes a security. However, the Debtors generally expect that none of the other General Unsecured Claims will constitute a “security.”

If a General Unsecured Claim qualifies as a “security” of Whiting, the Holder of such Claim should be treated as receiving New Common Stock in a recapitalization. Subject to the rules regarding “accrued but untaxed interest” (as discussed in Article XII.C.4 of this Disclosure Statement, entitled “Accrued Interest on Claims”), a Holder of such Claim should not recognize any gain or loss. The Holder should obtain a tax basis in the New Common Stock received, other than such amounts treated as received in satisfaction of accrued but untaxed interest, equal to the tax basis of the Claim surrendered. The tax basis of any New Common Stock treated as received in satisfaction of accrued but untaxed interest should equal the amount of such accrued but untaxed interest. Subject to amounts treated as received in satisfaction of accrued but untaxed interest, the holding period for the New Common Stock received should include the holding period for the exchanged Claim. The holding period for any New Common Stock treated as received in satisfaction of accrued but untaxed interest should begin on the day following the receipt of such property.

If a General Unsecured Claim does not qualify as a “security” of Whiting, the Holder of such Claim will be treated as exchanging such Claim for New Common Stock in a taxable exchange under section 1001 of the Tax Code. Subject to the rules regarding accrued but untaxed interest, each Holder of such Claim should recognize gain or loss equal to the difference between (i) the fair market value of the New Common Stock received and (ii) such Holder’s adjusted basis in such Claim. The character of such gain as capital gain or ordinary income will be determined by a number of factors including the tax status of the Holder, the rules regarding accrued but untaxed interest and market discount, whether the Claim constitutes a capital asset in the hands of the Holder, and whether and to what extent the Holder had previously claimed a bad debt deduction with respect to its Claim. If recognized gain or loss is capital in nature, it generally would be long-term capital gain if the Holder held its Claim for more than one year at the time of the exchange. Subject to the rules regarding accrued but untaxed interest, if applicable, a Holder’s tax basis in any New Common Stock received should equal the fair market value of the New Common Stock as of the date such New Common Stock is distributed to the Holder. A Holder’s holding period for the New Common Stock received should begin on the day following the date it receives the New Common Stock.

2.	Exchanges of Equity Interests Under the Plan.

Pursuant to the Plan, each U.S. Holder of Equity Interests will receive its pro rata share of the Existing Interests Equity Pool (comprised of New Common Stock) and New Warrants. Generally in accordance with the rules described above, the U.S. Holder of such Equity Interests should be treated as receiving New Securities in a recapitalization, and thus, should not recognize any gain or loss. The Holder should obtain a tax basis in the New Securities received equal to the tax basis of the surrendered Equity Interests. The holding period for the New Securities received should include the holding period for the exchanged Equity Interests.

3.	Treatment of New Warrants.

The IRS ruled in Revenue Ruling 82-150 that, in certain situations, rights to acquire stock should be treated as stock if the holder of the right has assumed the risks of an investor in equity. Based on this revenue ruling and related authorities, the Debtors believe, and the entirety of this disclosure assumes, that the New Warrants are properly treated as outstanding New Common Stock (rather than “warrants” to acquire such New Common Stock) for U.S. federal income tax purposes. However, there can be no assurance that the IRS will not assert (and if asserted, that a court will not sustain) the position that the New Warrants should instead be treated as warrants to acquire New Common Stock (in which case, the timing and character of income inclusions could be different than described herein). Each U.S. Holder should consult its own tax advisor regarding the proper characterization of the New Warrants for U.S. federal income tax purposes and the consequences to it of such treatment given its particular circumstances.

A U.S. Holder that elects to exercise the New Warrants will generally not recognize any gain or loss upon the exercise of the New Warrants for New Common Stock. A U.S. Holder’s aggregate tax basis in the New Common Stock received upon exercise will equal such U.S. Holder’s tax basis in its New Warrants immediately before the New Warrants are exercised. A U.S. Holder’s holding period for the New Common Stock received upon exercise will include its holding period in the New Warrants.

Section 305 of the Tax Code treats certain stockholders as receiving a constructive distribution of stock (which is taxable to the extent of the issuer’s current and accumulated earnings and profits, as determined under U.S. federal income tax principles) in certain situations when such stockholders increase their proportionate interest in the assets or earnings and profits of the issuer while other stockholders receive a taxable distribution of property. Although not free from doubt, the Debtors do not intend to treat holders of New Warrants as receiving constructive stock distributions.

4.	Disputed Claims Reserve.

The Debtors intend to (i) treat any reserve of New Common Stock established for Disputed Claims (a “Disputed Claims Reserve”) as a “disputed ownership fund” governed by Treasury Regulations section 1.468B-9, and (ii) to the extent permitted by applicable law, report consistently with the foregoing for state and local income tax purposes. In general, property held by a “disputed ownership fund” is subject to taxation within the fund (either at C-corporation or trust rates, depending on the nature of the assets held by the fund). Unlike a grantor trust, items of taxable income, gain, loss, and deduction do not flow up from such fund to the parties that may be entitled to assert a claim against such fund. A separate federal income tax return shall be filed with the IRS with respect to any Disputed Claims Reserve, and any taxes imposed on such Disputed Claims Reserve or its assets shall be paid out of the assets of the Disputed Claims Reserve.

Although not free from doubt, U.S. Holders should not recognize any gain or loss on the date that New Common Stock is transferred to any Disputed Claims Reserve, but generally should recognize gain or loss in an amount equal to: (i) the amount of Cash and fair value of property actually distributed to such U.S. Holder from the Disputed Claims Reserve, less (ii) the U.S. Holder’s adjusted tax basis of its Claim when and to the extent Cash or other property is actually distributed to such U.S. Holder. The extent to which a U.S. Holder would recognize gain or loss, and the character of any such gain or loss as capital gain or loss or as ordinary income or loss will be determined by a number of factors, including the tax status of the U.S. Holder, the nature of the Claim in such U.S. Holder’s hands, whether the Claim was purchased at a discount, and whether and to what extent the U.S. Holder previously has claimed a bad debt deduction with respect to its Claim.

EACH U.S. HOLDER OF A DISPUTED CLAIM SHOULD CONSULT ITS OWN TAX ADVISORS REGARDING THE RULES RELATING TO DISPUTED OWNERSHIP FUNDS AND THE APPLICATION OF SUCH RULES TO SUCH U.S. HOLDER GIVEN ITS PARTICULAR CIRCUMSTANCES.

5.	Accrued Interest on Claims.

To the extent that any amount received by a U.S. Holder of a Claim is attributable to accrued but untaxed interest on the debt instruments constituting the surrendered Claim, the receipt of such amount should be taxable to the U.S. Holder as ordinary interest income (to the extent not already taken into income by the U.S. Holder). Conversely, a U.S. Holder of a Claim may be able to recognize a deductible loss (or, possibly, a write off against a reserve for worthless debts) to the extent that any accrued interest previously was included in the U.S. Holder’s gross income but was not paid in full by the Debtors. Such loss may be ordinary, but the tax law is unclear on this point.

If the fair market value of the consideration is not sufficient to fully satisfy all principal and interest on Claims, the extent to which such consideration will be attributable to accrued interest is unclear. Under the Plan, the aggregate consideration to be distributed to Holders of Claims in each Class will be allocated first to the principal amount of Claims, with any excess allocated to unpaid interest that accrued on these Claims, if any. Certain legislative history indicates that an allocation of consideration as between principal and interest provided in a chapter 11 plan of reorganization is binding for U.S. federal income tax purposes, while certain Treasury Regulations treat payments as allocated first to any accrued but unpaid interest. The IRS could take the position that the consideration received by the Holder should be allocated in some way other than as provided in the Plan.

U.S. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE ALLOCATION OF CONSIDERATION RECEIVED IN SATISFACTION OF THEIR CLAIMS AND THE FEDERAL INCOME TAX TREATMENT OF ACCRUED BUT UNPAID INTEREST.

6.	Market Discount on Claims.

Under the “market discount” provisions of the Tax Code, some or all of the gain realized, if any, by a U.S. Holder of a Claim who exchanges the Claim for consideration on the Effective Date may be treated as ordinary income (instead of capital gain), to the extent of the amount of “market discount” on Claims constituting debt instruments. In general, a debt instrument is considered to have been acquired with “market discount” if it is acquired other than on original issue and if its Holder’s adjusted tax basis in the debt instrument is less than (a) the sum of all remaining payments to be made on the debt instrument, excluding “qualified stated interest” or (b) in the case of a debt instrument issued with original issue discount, its adjusted issue price, by at least a de minimis amount (equal to 0.25 percent of the sum of all remaining payments to be made on the debt instrument, excluding qualified stated interest, multiplied by the number of remaining whole years to maturity).

Any gain recognized by a U.S. Holder on the taxable disposition of a Claim (determined as described above) that was acquired with market discount should be treated as ordinary income to the extent of the market discount that accrued thereon while the Claim was considered to be held by the U.S. Holder (unless the U.S. Holder elected to include market discount in income as it accrued). To the extent that the Claims that were acquired with market discount are exchanged in a tax-free transaction for other property (such as the New Common Stock), any market discount that accrued on the Claims (i.e., up to the time of the exchange) but was not recognized by the U.S. Holder is carried over to the property received therefore, and any gain recognized on the subsequent sale, exchange, redemption, or other disposition of the property is treated as ordinary income to the extent of the accrued, but not recognized, market discount, with respect to the exchanged debt instrument.

U.S. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE APPLICATION OF THE MARKET DISCOUNT RULES TO THEIR CLAIMS.

7.	Ownership and Disposition of New Securities.

(a)	Distributions on New Securities.

Any distributions (or deemed distributions) made on account of the New Securities will constitute dividends for U.S. federal income tax purposes to the extent of the current or accumulated earnings and profits of Reorganized Whiting Parent as determined under U.S. federal income tax principles. “Qualified dividend income” received by an individual U.S. Holder is subject to preferential tax rates. To the extent that a U.S. Holder receives distributions (or deemed distributions) that exceed such current and accumulated earnings and profits, such distributions will be treated first as a non-taxable return of capital reducing the U.S. Holder’s basis in its New Securities. Any such distributions in excess of the U.S. Holder’s basis in its shares (determined on a share-by-share basis) generally will be treated as capital gain.

Subject to applicable limitations, distributions (or deemed distributions) treated as dividends paid to U.S. Holders that are corporations generally will be eligible for the dividends-received deduction so long as there are sufficient earnings and profits. However, the dividends-received deduction is only available if certain holding period requirements are satisfied. The length of time that a shareholder has held its stock is reduced for any period during which the shareholder’s risk of loss with respect to the stock is diminished by reason of the existence of certain options, contracts to sell, short sales, or similar transactions. In addition, to the extent that a corporation incurs indebtedness that is directly attributable to an investment in the stock on which the “dividend” is paid, all or a portion of the dividends received deduction may be disallowed.

(b)	Sale, Redemption, or Repurchase of New Securities.

Unless a non-recognition provision applies, U.S. Holders generally will recognize capital gain or loss upon the sale, redemption, or other taxable disposition of the New Securities. Such capital gain will be long-term capital gain if at the time of the sale, exchange, retirement, or other taxable disposition, the U.S. Holder has held the New Securities for more than one year. Long-term capital gains of an individual taxpayer generally are taxed at preferential rates. The deductibility of capital losses is subject to certain limitations as described below.

8.	Limitation on use of Capital Losses.

A U.S. Holder that recognizes capital losses will be subject to limits on the use of such capital losses. For a non-corporate U.S. Holder, capital losses may be used to offset any capital gains (without regard to holding periods), and also ordinary income to the extent of the lesser of (a) $3,000 ($1,500 for married individuals filing separate returns) or (b) the excess of the capital losses over the capital gains. A non-corporate U.S. Holder may carry over unused capital losses and apply them against future capital gains and a portion of their ordinary income for an unlimited number of years. For corporate U.S. Holders, capital losses may only be used to offset capital gains. A corporate U.S. Holder that has more capital losses than may be used in a tax year may carry back unused capital losses to the three years preceding the capital loss year or may carry over unused capital losses for the five years following the capital loss year.

D.	Certain U.S. Federal Income Tax Consequences to Certain Non-U.S. Holders of Claims and Interests.

The following discussion includes only certain U.S. federal income tax consequences of the Restructuring Transactions to certain non-U.S. Holders of Claims and Interests. The discussion does not include any non-U.S. tax considerations. The rules governing the U.S. federal income tax consequences to non-U.S. Holders are complex. Each non-U.S. Holder should consult its own tax advisor regarding the U.S. federal, state, and local and the non-U.S. tax consequences of the consummation of the Plan to such non-U.S. Holder and the ownership and disposition of the New Securities.

1.	Gain Recognition.

Whether a non-U.S. Holder realizes gain or loss in connection with an exchange of Claims or Interests pursuant to the Plan or the subsequent sale or other disposition of New Securities, as applicable, and the amount of such gain or loss is generally determined in the same manner as set forth above in connection with U.S. Holders.

A non-U.S. Holder generally will not be subject to U.S. federal income tax with respect to any gain realized unless:

•	such non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met;

•

such gain is effectively connected with such non-U.S. Holder’s conduct of a U.S. trade or business (and if an income tax treaty applies, such gain is attributable to a permanent establishment maintained by such non-U.S. Holder in the United States); or

•	the New Securities received constitute U.S. real property interests for U.S. federal income tax purposes.

If the first exception applies, the non-U.S. Holder generally will be subject to U.S. federal income tax at a rate of 30 percent (unless an applicable income tax treaty provides for a reduced rate or exemption from tax) on the amount by which such non-U.S. Holder’s capital gains allocable to U.S. sources exceed capital losses allocable to U.S. sources during the taxable year of disposition.

If the second exception applies, the non-U.S. Holder generally will be subject to U.S. federal income tax with respect to such gain in the same manner as a U.S. Holder, and a non-U.S. Holder that is a corporation for U.S. federal income tax purposes may also be subject to a branch profits tax with respect to such non-U.S. Holder’s effectively connected earnings and profits that are attributable to such gains at a rate of 30 percent (unless a reduced rate or exemption applies under an applicable income tax treaty).

If the third exception applies, the non-U.S. Holder generally will be subject to U.S. federal income tax on any gain recognized on the disposition of all or a portion of its New Securities and will be required to file U.S. federal income tax returns. Under provisions commonly referred to as “FIRPTA,” taxable gain from the disposition of a U.S. real property interest (generally equal to the difference between the amount realized and such non-U.S. Holder’s adjusted tax basis in such interest) will constitute effectively connected income. Further, the buyer of the New Securities will be required to withhold a tax equal to 15 percent of the amount realized on the sale (“FIRPTA Withholding”). The amount of any such FIRPTA Withholding would be allowed as a credit against the non-U.S. Holder’s federal income tax liability and may entitle the non-U.S. Holder to a refund, provided that the non-U.S. Holder properly and timely files a tax return with the IRS.

In general, an interest in a corporation (other than an interest solely as a creditor) will constitute a U.S. real property interest if such corporation is a “U.S. real property holding corporation” (a “USRPHC”) for U.S. federal income tax purposes during a specified period, unless (a) the non-U.S. Holder does not directly or indirectly own more than 5 percent of the value of such interest during a specified testing period, and (b) such interest is “regularly traded” on an established securities market within the meaning of the applicable Treasury Regulations (“regularly traded”). In addition, if any class of interests in such corporation is regularly traded, with respect to any non-regularly traded class of interests that is convertible into a regularly traded class of interests, an interest in such non-regularly traded class shall be treated as a U.S. real property interest if, on the date it was acquired by its present holder, it had a fair market value greater than the fair market value on that date of 5 percent of the regularly traded class of interests into which it is convertible.

The Debtors expect that Reorganized Whiting Parent will constitute a USRPHC as of the Effective Date but also expect that the New Common Stock will be regularly traded. Thus, the New Common Stock will constitute a U.S. real property interest with respect to any non-U.S. Holder that owns more than 5 percent of the New Common Stock. The Debtors expect that the New Warrants will not be regularly traded, in which chase, the New Warrants generally would constitute a U.S. real property interest with respect to any non-U.S. Holder that owns New Warrants that have a fair market value greater than the fair market value of 5 percent of the New Common Stock. Non-U.S. Holders who may receive or acquire New Securities in connection with the Restructuring Transactions are urged to consult a U.S. tax advisor with respect to the U.S. tax consequences applicable to their acquisition, holding, and disposition of New Securities.

2.	Payments Attributable to Accrued but Untaxed Interest.

Payments to a non-U.S. Holder that are attributable to accrued but untaxed interest received pursuant to the Plan generally will not be subject to U.S. federal income or withholding tax, provided that the withholding agent has received or receives, prior to payment, appropriate documentation (generally, IRS Form W-8BEN or W-8BEN-E) establishing that the non-U.S. Holder is not a U.S. person, unless:

•	the non-U.S. Holder actually or constructively owns 10 percent or more of the total combined voting power of Whiting;

•	the non-U.S. Holder is a “controlled foreign corporation” related to Whiting, actually or constructively through the ownership rules under section 864(d)(4) of the Tax Code;

•	the non-U.S. Holder is a bank receiving interest described in section 881(c)(3)(A) of the Tax Code; or

•

such interest is effectively connected with the conduct by the non-U.S. Holder of a trade or business within the United States, in which case, provided the non-U.S. Holder provides a properly executed IRS Form W-8ECI (or successor form) to the withholding agent, the non-U.S. Holder (x) generally will not be subject to withholding tax, but (y) will be subject to U.S. federal income tax in the same manner as a U.S. Holder (unless an applicable income tax treaty provides otherwise), and a non-U.S. Holder that is a corporation for U.S. federal income tax purposes may also be subject to a branch profits tax with respect to such non-U.S. Holder’s effectively connected earnings and profits that are attributable to such interest (including accrued but untaxed interest) at a rate of 30 percent (unless a reduced rate or exemption applies under an applicable income tax treaty).

A non-U.S. Holder that does not qualify for exemption from withholding tax with respect to interest (including accrued but untaxed interest) that is not effectively connected income generally will be subject to withholding of U.S. federal income tax at a 30 percent rate (unless a reduced rate or exemption applies under an applicable income tax treaty) on payments that are attributable to accrued but untaxed interest received pursuant to the Plan. For purposes of providing a properly executed IRS Form W-8BEN or W- ‘8BEN-E, special procedures are provided under applicable Treasury Regulations for payments through qualified foreign intermediaries or certain financial institutions that hold customers’ securities in the ordinary course of their trade or business.

3.	Distributions on New Securities.

Any distributions made (or deemed made) with respect to New Securities will constitute “dividends” for U.S. federal income tax purposes to the extent of the current or accumulated earnings and profits of Reorganized Whiting Parent, as determined under U.S. federal income tax principles. To the extent any distribution exceeds Reorganized Whiting Parent’s current and accumulated earnings and profits, such distribution will be treated (i) as a non-taxable return of the non-U.S. Holder’s adjusted basis in the New Securities and may be subject to FIRPTA withholding if such New Securities are U.S. real property interests (as described above) and (ii) thereafter as capital gain treated as described above.

Except as described below, “dividends” made (or deemed made) with respect to New Securities held by a non-U.S. Holder that are not effectively connected with a non-U.S. Holder’s conduct of a U.S. trade or business (or, if an income tax treaty applies, are not attributable to a permanent establishment maintained by such non-U.S. Holder in the United States) will be subject to U.S. federal withholding tax at a rate of 30% (unless a reduced rate or exemption applies under an applicable income tax treaty).

A non-U.S. Holder generally will be required to satisfy certain IRS certification requirements in order to claim a reduction of or exemption from withholding under a tax treaty by filing IRS Form W-8BEN or W-8BEN-E, as applicable (or successor form), upon which the non-U.S. Holder certifies, under penalties of perjury, its status as a non-U.S. person and its entitlement to the lower treaty rate or exemption from tax with respect to such payments. Any “dividends” made (or deemed made) with respect to New Securities held by a non-U.S. Holder that are effectively connected with a non-U.S. Holder’s conduct of a U.S. trade or business (and, if an income tax treaty applies, are attributable to a permanent establishment maintained by such non-U.S. Holder in the United States) generally will be subject to U.S. federal income tax in the same manner as a U.S. Holder, and a non-U.S. Holder that is a corporation for U.S. federal income tax purposes may also be subject to a branch profits tax with respect to such Non-U.S. Holder’s effectively connected earnings and profits that are attributable to the dividends at a rate of 30 percent (unless a reduced rate or exemption applies under an applicable income tax treaty).

4.	FATCA.

Under the Foreign Account Tax Compliance Act (“FATCA”), non-U.S. financial institutions and certain other non-U.S. entities must report certain information with respect to their U.S. account Holders and investors or be subject to withholding on the receipt of “withholdable payments.” For this purpose, “withholdable payments” are generally U.S. source payments of fixed or determinable, annual or periodical income (including “dividends” on the New Securities). FATCA withholding will apply even if the applicable payment would not otherwise be subject to U.S. federal nonresident withholding tax.

Each non-U.S. Holder should consult its own tax advisor regarding the possible impact of these rules on such non-U.S. Holder.

E.	Information Reporting and Back-Up Withholding.

The Debtors will withhold all amounts required by law to be withheld from payments of interest, “dividends,” and other amounts payable under the Plan or with respect to the New Securities. The Debtors will comply with all applicable reporting requirements of the Tax Code. In general, information reporting requirements may apply to distributions or payments made to a Holder of a Claim or Interest under the Plan. In addition, backup withholding of taxes will generally apply to payments in respect of a Claim or Interest under the Plan unless, in the case of a U.S. Holder, such U.S. Holder provides a properly executed IRS Form W-9.

Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules may be credited against a Holder’s U.S. federal income tax liability, and a Holder may obtain a refund of any excess amounts withheld under the backup withholding rules by filing an appropriate claim for refund with the IRS (generally, a federal income tax return).

In addition, from an information reporting perspective, the Treasury Regulations generally require disclosure by a taxpayer on its U.S. federal income tax return of certain types of transactions in which the taxpayer participated, including, among other types of transactions, certain transactions that result in the taxpayer’s claiming a loss in excess of specified thresholds. Holders are urged to consult their tax advisors regarding these regulations and whether the transactions contemplated by the Plan would be subject to these regulations and require disclosure on the Holders’ tax returns.

THE FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN ARE COMPLEX. THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO A PARTICULAR HOLDER IN LIGHT OF SUCH HOLDER’S CIRCUMSTANCES AND INCOME TAX SITUATION. ALL HOLDERS OF CLAIMS AND INTERESTS SHOULD CONSULT WITH THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE TRANSACTIONS CONTEMPLATED BY THE PLAN, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, OR NON-U.S. TAX LAWS, AND OF ANY CHANGE IN APPLICABLE TAX LAWS.

XIII.	RECOMMENDATION.

In the opinion of the Debtors, the Plan is preferable to all other available alternatives and provides for a larger distribution to the Debtors’ creditors than would otherwise result in any other scenario. Accordingly, the Debtors recommend that holders of Claims and Interests entitled to vote on the Plan vote to accept the Plan and support Confirmation of the Plan.

Dated: April 23, 2020	WHITING PETROLEUM CORPORATION on behalf of itself and all other Debtors

/s/ Jeffrey S. Stein
Name: Jeffrey S. Stein Title: Chief Restructuring Officer

Exhibit A

Plan of Reorganization

[TO BE FILED CONTEMPORANEOUSLY HEREWITH]

Exhibit B

Restructuring Support Agreement

[TO BE FILED]

Exhibit C

Corporate Organization Chart

[TO BE FILED]

Exhibit D

Liquidation Analysis

[TO BE FILED]

Exhibit E

Financial Projections

[TO BE FILED]

Exhibit F

Valuation Analysis

[TO BE FILED]